                              MEDIAONE GROUP, INC.
                              FINANCIAL HIGHLIGHTS

                                                       MARCH 31,
                                                      (UNAUDITED)                      YEAR ENDED DECEMBER 31,
                                                  --------------------  -----------------------------------------------------
                                                    1998       1997       1997       1996       1995       1994       1993
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                DOLLARS IN MILLIONS (EXCEPT PER SHARE AMOUNTS)
Sales and other revenues(1).....................  $     972  $     920  $   3,847  $   1,837  $   1,330  $     925  $     612
Income (loss) from continuing operations(2).....       (222)      (190)      (827)      (357)      (102)        23       (139)
Income (loss) from discontinued operations(2)...        434        420      1,524      1,535      1,423      1,403     (2,667)
Net income (loss)(3)............................        212        230        697      1,178      1,317      1,426     (2,806)
Total assets....................................     26,895     27,585     26,783     27,727     11,847     10,331      7,923
Total debt(4)...................................      9,205     10,009      8,963      8,806      2,073      1,791      1,471
Mandatorily redeemable preferred stock and
  Preferred Securities(5).......................      1,180      1,131      1,180      1,131        651         51     --
Shareowners' equity.............................     11,352     11,485     11,324     11,549      7,948      7,382      5,861
Percentage of debt to total capital(4)..........       42.3%      44.2%      41.8%      41.0%      19.4%      19.4%      20.1%
Capital expenditures(4).........................  $     345  $     320  $   1,502  $     643  $     370  $     308  $     185
Employees.......................................     16,359     17,943     16,351     17,809      6,495      6,259      4,631
MEDIA STOCK INFORMATION:(2, 3, 6, 7)
Basic and diluted loss from continuing
  operations per common share...................  $   (0.38) $   (0.33) $   (1.45) $   (0.74) $   (0.22)
Basic and diluted earnings from discontinued
  operations per common share...................       0.14       0.13       0.57       0.58       0.52
Basic and diluted average common shares
  outstanding (thousands).......................    608,295    606,527    606,749    491,924    470,549
Number of common shareowners of record..........    603,424    684,598    648,077    705,341    770,346
COMMUNICATIONS STOCK INFORMATION:(2, 3, 6, 7)
Basic and diluted earnings from discontinued
  operations per common share...................  $    0.72  $    0.70  $    2.43  $    2.62  $    2.50
Basic and diluted average common shares
  outstanding (thousands).......................    484,964    481,341    482,751    477,549    470,716
Dividends per common share......................  $   0.535  $   0.535  $    2.14  $    2.14  $    2.14
Number of common shareowners of record..........    629,067    708,336    672,517    725,560    775,125
U S WEST, INC. INFORMATION:(2, 3, 6, 7)
Basic and diluted earnings (loss) from
  continuing operations per common share........                                                         $    0.05  $   (0.33)
Basic and diluted earnings (loss) from
  discontinued operations per common share......                                                              3.09      (6.36)
Basic average common shares outstanding
  (thousands)...................................                                                           453,316    419,365
Diluted average common shares outstanding
  (thousands)...................................                                                           453,744     --
Dividends per common share......................                                                         $    2.14  $    2.14
Number of common shareowners of record..........                                                           816,099    836,328

------------------------

(1) 1997 and 1996 sales and other revenues include $2,070 and $252, respectively, related to the acquisition by MediaOne Group, Inc. ("MediaOne Group" or "the Company") of Continental Cablevision, Inc. ("Continental"), which was consummated on November 15, 1996 (the "Continental Acquisition" or the "Acquisition").

(2) On June 4, 1998, the shareowners of U S WEST, Inc. ("Old U S WEST") approved the separation of Old U S WEST's businesses into two independent companies (the "Separation"). The Separation is effective June 12, 1998. Prior to the Separation, Old U S WEST conducted its businesses through two groups: U S WEST Media Group ("Media Group") and U S WEST Communications Group ("Communications Group"). Upon Separation, Old U S WEST was renamed MediaOne Group and retained the businesses of Media Group, except for U S WEST Dex, Inc. ("Dex"), the domestic directory business. The telecommunications businesses of Communications Group became an independent public company and retained the "U S WEST, Inc." name ("New U S WEST"). In addition, Dex was aligned with New U S WEST. MediaOne Group has accounted for the distribution to shareowners of New U S WEST as a discontinuance of the businesses comprising New U S WEST. See Note 23--Discontinued Operations--to the Consolidated Financial Statements.

   Income from continuing operations for the three month period ended March 31, 1998 includes a net gain of $10 ($0.02 per share of Media Stock) on the sale of a domestic programming investment. Income from continuing operations for the three month period ended March 31, 1997 includes a net gain of $31 ($0.05 per share of Media Stock) on the sale of MediaOne Group's interest in a wireless venture in France. 1997 income from continuing operations includes net gains of $249 ($0.41 per share of Media Stock) on the sales of various domestic and international investments, and net losses of $356 ($0.59 per share of Media Stock) related to the Continental Acquisition. 1996 income from continuing operations includes net losses of $71 ($0.15 per share of Media Stock) related to the Continental Acquisition and a charge of $19 ($0.04 per share of Media Stock) related to the sale of MediaOne Group's cable television interests in Norway, Sweden and Hungary. 1995 income from continuing operations includes a gain of $95 ($0.20 per share of Media Stock) from the merger of Telewest Communications plc ("Telewest") with SBC CableComms (UK), and costs of $9 ($0.02 per share of Media Stock) associated with the Recapitalization Plan discussed in footnote 6 below. 1994 income from continuing operations includes a gain of $105 ($0.23 per share) on the partial sale of MediaOne Group's joint venture interest in Telewest, and a gain of $41 ($0.09 per share) on the sale of MediaOne Group's paging operations. 1993 income from continuing operations was reduced by a restructuring charge of $45 ($0.11 per share).

(3) 1995 net income was reduced by an extraordinary item of $4 ($0.01 per share of Media Stock) for the early extinguishment of debt. 1993 net income includes a charge of $120 ($0.28 per share) for MediaOne Group's decision to discontinue the operations of its capital assets segment. Discontinued operations of the capital assets segment also provided net income of $38 ($0.09 per share) during 1993.

(4) Debt at March 31, 1998, and December 31, 1997 and 1996 includes debt related to the Continental Acquisition. Capital expenditures, debt and the percentage of debt to total capital excludes the capital assets segment, which has been discontinued and is held for sale, and the discontinued operations of New U S WEST, which were distributed to shareowners effective June 12, 1998. Percentage of debt to total capital includes Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely Company-guaranteed debentures ("Preferred Securities") and mandatorily redeemable preferred stock as a component of total capital.

(5) Includes Preferred Securities of $1,080 at March 31, 1998 and 1997, and December 31, 1997 and 1996, and $600 at December 31, 1995, and preferred stock subject to mandatory redemption of $100 at March 31, 1998 and December 31, 1997, and $51 at March 31, 1997, and December 31, 1996, 1995 and 1994.

(6) The average common shares of Media Stock outstanding for the year ended December 31, 1996 include 150,615,000 shares issued in connection with the Continental Acquisition. Effective November 1, 1995, each share of common stock of the Company was converted into one share each of Communications Stock and Media Stock (the "Recapitalization Plan"). Earnings per common share and dividends per common share for 1995 have been presented on a pro forma basis to reflect the two classes of stock as if they had been outstanding since January 1, 1995.

(7) In 1997, MediaOne Group adopted Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share" which specifies new computation, presentation and disclosure requirements for earnings per share to be applied retroactively. SFAS No. 128 requires, among other things, presentation of basic and diluted earnings per share. See Note 16--Earnings Per Share-- to the Consolidated Financial Statements.

                              MEDIAONE GROUP, INC.
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

    Some of the information presented in or in connection with this report constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors that could cause actual results to differ from expectations include: (i) greater than anticipated competition from new entrants into the cable, and wireless communications markets, (ii) changes in demand for the Company's products and services, (iii) regulatory changes affecting the cable and telecommunications industries, (iv) changes in economic conditions in the various markets served by MediaOne Group operations, including international markets, that could adversely affect the level of demand for cable, wireless, or other services offered by the Company, (v) greater than anticipated competitive activity requiring new pricing for services, (vi) higher than anticipated start-up costs associated with new business opportunities, (vii) higher than anticipated employee levels, capital expenditures, and operating expenses (such as costs associated with Year 2000 remediation), (viii) consumer acceptance of broadband services, including telephony and data services, and wireless services, (ix) increases in fraudulent activity with respect to broadband and wireless services, or (x) delays in the development of anticipated technologies, or the failure of such technologies to perform according to expectations.

THE SEPARATION

    On June 4, 1998, the shareowners of U S WEST, Inc. ("Old U S WEST") approved the separation of Old U S WEST's businesses into two independent public companies, (the "Separation"). The Separation is effective June 12, 1998. Prior to the Separation, Old U S WEST conducted its businesses through two groups: U S WEST Media Group (the "Media Group") and U S WEST Communications Group ( the "Communications Group"). Media Group was comprised of domestic and international broadband communications, wireless communications and directories businesses. The Communications Group provided telecommunications services, including local telephone services and exchange access services, in a 14-state mountain and western region of the United States. Upon Separation, Old U S WEST was renamed MediaOne Group, Inc. ("MediaOne Group" or the "Company") and retained the businesses of Media Group, except for U S WEST Dex, Inc. ("Dex"), the domestic directory business. The telecommunications businesses of Communications Group became an independent public company and retained the "U S WEST, Inc." name ("New U S WEST"). In addition, Dex was aligned with New U S WEST (the "Dex Alignment").

    Prior to the Separation, Old U S WEST had outstanding two separate classes of common stock which reflected the performance of its two groups. One class of stock, U S WEST Media Group Common Stock (the "Media Stock"), reflected the performance of Media Group, and the other class of stock, U S WEST Communications Group Common Stock (the "Communications Stock") reflected the performance of the Communications Group. Upon Separation, and in accordance with the terms of a separation agreement between MediaOne Group and New U S WEST (the "Separation Agreement"), each outstanding share of Media Stock remains outstanding and represents one share of MediaOne Group Common Stock, and each issued and outstanding share of Communications Stock was redeemed for one share of New U S WEST Common Stock. Each share of Media Stock held as treasury stock by Old U S WEST remains outstanding as one share of MediaOne Group Common Stock held as treasury stock by MediaOne Group. Each share of Communications Stock held as treasury stock by Old U S WEST was canceled.

    In connection with the Dex Alignment, (i) each holder of Media Stock received as a dividend .02731 shares of New U S WEST Common Stock for each share of Media Stock held (the "Dex Dividend"), and (ii) $3.9 billion of Old U S WEST debt was refinanced by New U S WEST.

    The Company has accounted for the distribution of New U S WEST stock to the holders of Communications Stock, and to the holders of Media Stock for the Dex Alignment, as a discontinuance of the businesses comprising New U S WEST. As a result, certain of Old U S WEST's financial information previously issued has been restated to give effect to the classification of New U S WEST as a discontinued operation. The measurement date for discontinued operations accounting purposes is June 4, 1998, the date upon which Old U S WEST's shareowners approved the Separation. The effective date of the Separation is June 12, 1998. On the effective date, MediaOne Group Separation costs incurred will be netted against the gain realized on the distribution of New U S WEST. Because the distribution is non pro-rata, as compared with the businesses previously attributed to Old U S WEST's two classes of shareowners, it was accounted for at fair value. As of June 1, 1998, the gain on distribution of New U S WEST (net of Separation costs) is estimated at approximately $24.6 billion. The Company will incur Separation costs during 1998 of approximately $175, which includes cash payments under severance agreements of $45 and financial advisory, legal, registration fee, printing and mailing costs. Separation costs also include a one-time payment to terminate the sale of the Minnesota cable systems (the "Minnesota System"). Of the total Separation costs, MediaOne Group will fund approximately $115 of such costs.

BUSINESS DESCRIPTION

    The Company has domestic and international operations and investments in two principal areas: (i) cable and broadband network businesses and (ii) wireless communications network businesses.

    CABLE AND BROADBAND. The Company is the third largest cable operator in the United States serving 4.9 million cable customers and passing 8.4 million homes. MediaOne Group's cable systems are organized into six operating regions, including large clusters in Atlanta, Eastern Massachusetts, Southern California, Southern Florida, Detroit and Minneapolis/St. Paul. The cable systems offer customers various levels of cable programming services, including premium programming services such as HBO, Cinemax, Showtime, The Movie Channel and Encore, as well as pay-per-view movies and special events.

    On November 15, 1996, the Company acquired Continental Cablevision, Inc. ("Continental") (the "Continental Acquisition"). The aggregate consideration paid by the Company to shareowners of Continental consisted of 150,615,000 shares of Old U S WEST Media Stock valued at $2.59 billion, 20,000,000 shares of Old U S WEST Series D Preferred Stock (the "Series D Preferred Stock") with a market value of $920 and $1.15 billion in cash. In connection with the Continental Acquisition, the Company also assumed all of Continental's outstanding indebtedness and other liabilities as of November 15, 1996, which approximated $7.1 billion for a total purchase price of $11.8 billion. The Continental Acquisition was accounted for by the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values. In 1997 Continental was renamed MediaOne Group of Delaware, Inc. ("MediaOne").

    In addition to its cable operations, the Company also holds significant domestic cable and broadband investments including an investment in Time Warner Entertainment Company L.P. ("TWE" or "Time Warner Entertainment"), the second largest provider of cable television services in the United States, an approximate 10 percent interest in PrimeStar, Inc. ("PrimeStar"), a provider of direct broadcast satellite ("DBS") services, telephone access businesses in Florida and Virginia, and interests in programming that include E! Entertainment Television. Internationally, the Company holds an investment in Telewest Communications plc ("Telewest"), the second-largest provider of combined cable and broadband communications services in the United Kingdom. The Company also holds interests in cable and broadband properties in Singapore, the Netherlands, Belgium, the Czech Republic, Malaysia, Indonesia and Japan.

    On June 15, 1998, the Company formed a high-speed cable-modem joint venture with Time Warner, Inc. ("Time Warner"), TWE, and Time Warner Entertainment-Advanced/Newhouse Partnership ("TWE-A/N") whereby MediaOne Group and Time Warner merged the MediaOne Express and Road Runner businesses, each company's respective high-speed cable information and access services operation. The joint venture plans to market service under the Road Runner brand.

    MediaOne Group owns approximately 31 percent of common equity in the joint venture while Time Warner, TWE, and TWE-A/N own approximately 11, 25, and 33 percent, respectively, in the joint venture. In addition, as part of the agreement, Microsoft Corporation and Compaq Computer Corporation each contributed $212.5 for a preferred equity investment in the joint venture, convertible into a 10 percent ownership interest in the business for each company on a fully-converted basis. MediaOne Group holds an approximate 25 percent interest in the joint venture on a fully-converted basis.

    The Company intends to account for its investment in the joint venture under the equity method of accounting.

    WIRELESS COMMUNICATIONS. On April 6, 1998, the Company sold its domestic wireless businesses to AirTouch Communications, Inc. ("AirTouch") in a tax efficient transaction (the "AirTouch Transaction"). The AirTouch Transaction was consummated pursuant to an agreement and plan of merger (the "AirTouch Merger Agreement") dated as of January 29, 1998. The domestic wireless businesses included cellular communication services provided to 2.6 million customers in 12 western and midwestern states and a 25 percent interest in PrimeCo Personal Communications, L.P. ("PrimeCo"), a provider of personal communications services ("PCS"). Pursuant to the AirTouch Merger Agreement, AirTouch acquired these cellular and PCS interests. Consideration under the AirTouch Transaction consists of (i) debt reduction of $1.35 billion, (ii) the issuance to MediaOne Group of $1.65 billion in liquidation preference of dividend bearing AirTouch preferred stock (fair value of approximately $1.5 billion), and (iii) the issuance to MediaOne Group of 59.5 million shares of AirTouch common stock.

    This transaction resulted in the disposition of MediaOne Group's domestic wireless businesses and resulted in a gain of approximately $2.2 billion, net of deferred taxes of $1.7 billion.

    MediaOne Group has retained its international wireless interests which includes a 50 percent joint venture interest in Mercury Personal Communications ("One 2 One"), a provider of PCS services in the United Kingdom. Additionally, the Company owns interests in wireless properties in Hungary, the Czech and Slovak Republics, Russia, Malaysia, India and Poland.

    During 1997, the Company sold Thomson Directories and U S WEST Polska, its directory operations in the United Kingdom and Poland, respectively.

    The following discussion is based on MediaOne Group Consolidated Financial Statements prepared in accordance with generally accepted accounting principles ("GAAP"). Unless otherwise indicated, the following discussion reflects the continuing operations of the Company.

RESULTS OF OPERATIONS--CONTINUING OPERATIONS--FIRST QUARTER 1998 COMPARED WITH
  FIRST QUARTER 1997

    MEDIAONE GROUP LOSS FROM CONTINUING OPERATIONS

                                                                            BASIC LOSS PER SHARE FROM
                                                                              CONTINUING OPERATIONS
                                                                          -----------------------------
                                                              INCREASE                      INCREASE
                                                             (DECREASE)                    (DECREASE)
                                                             -----------                  -------------

THREE MONTHS ENDED MARCH 31,                   1998   1997    $      %     1998    1997     $       %
---------------------------------------------  -----  -----  ----  -----  ------  ------  ------  -----
Loss from continuing operations..............  $(222) $(190) $(32)  16.8  $(0.38) $(0.33) $(0.05)  15.2
Adjustments to reported loss from continuing
  operations:
  Gains on sales of investments..............    (10)   (31)   21  (67.7)  (0.02)  (0.05)   0.03  (60.0)
  Other--Separation costs....................     35   --      35   --      0.06    --      0.06   --
                                               -----  -----  ----  -----  ------  ------  ------  -----
Normalized loss from continuing operations...  $(197) $(221) $ 24  (10.9) $(0.34) $(0.38) $ 0.04  (10.5)
                                               -----  -----  ----  -----  ------  ------  ------  -----
                                               -----  -----  ----  -----  ------  ------  ------  -----

    During 1998, the Company's normalized loss from continuing operations decreased $24, or 10.9 percent, to $197. Normalized basic loss per share from continuing operations was $0.34, a decrease of $0.04, or 10.5 percent. The normalized decrease in loss from continuing operations was primarily a result of lower interest expense and reductions in losses generated by unconsolidated international ventures. During first-quarter 1998, the Company recorded a gain on the sale of a programming investment of $10, net of tax expense of $7, and incurred costs related to the Separation of $35, net of tax benefits of $14.

    Upon consummation of the Separation, MediaOne Group Separation costs will be netted against the gain realized upon distribution of the New U S WEST common stock to Old U S WEST's shareowners. The estimated $24.6 billion gain on the distribution represents the difference between the fair value of New U S WEST and the historical investment in New U S WEST.

    SALES AND OTHER REVENUES

                                                                                      THREE MONTHS ENDED
                                                                                                                 INCREASE
                                                                                          MARCH 31,             (DECREASE)
                                                                                     --------------------  --------------------
                                                                                       1998       1997         $          %
                                                                                     ---------  ---------     ---     ---------
CABLE AND BROADBAND:
  Domestic.........................................................................  $     619  $     552  $      67       12.1
  International....................................................................          5          4          1       25.0
                                                                                     ---------  ---------        ---  ---------
                                                                                           624        556         68       12.2
WIRELESS COMMUNICATIONS:
  Cellular service.................................................................        318        303         15        5.0
  Cellular equipment...............................................................         23         32         (9)     (28.1)
                                                                                     ---------  ---------        ---  ---------
                                                                                           341        335          6        1.8
Other(1)...........................................................................          7         29        (22)     (75.9)
                                                                                     ---------  ---------        ---  ---------
Total..............................................................................  $     972  $     920  $      52        5.7
                                                                                     ---------  ---------        ---  ---------
                                                                                     ---------  ---------        ---  ---------

------------------------

(1) Primarily includes international directories, which were sold in 1997.

    MediaOne Group sales and other revenues increased $52, or 5.7 percent, to $972 in 1998, primarily as a result of growth in domestic cable and broadband services.

    CABLE AND BROADBAND. Cable and broadband revenues consist primarily of basic cable programming and premium cable television services, the rental of converters and remote control devices, cable installation fees, advertising and PrimeStar DBS services.

    Domestic cable and broadband revenues increased $67, or 12.1 percent, to $619, primarily as a result of higher core cable revenue per subscriber and continued growth in PrimeStar DBS service revenues. Excluding the one-time effects of cable system acquisitions and dispositions and a change in classification of late fee revenues, revenues increased $69, or 12.5 percent. Basic cable programming services revenue increased $46, or 12.5 percent, due primarily to a 10 percent increase in revenue per average cable subscriber and a
1.5 percent increase in basic subscribers. The increase in revenue per subscriber is primarily a result of expanded channel offerings and rate increases resulting from higher programming fees. PrimeStar DBS service revenues contributed $11 to the revenue increase, due primarily to a 27 percent increase in PrimeStar DBS subscribers since the end of first quarter 1997. Advertising and equipment and installation revenues also contributed $11 to the increase in domestic cable and broadband revenues. Core cable revenue per average cable subscriber increased 7.4 percent to $39.17 in 1998, compared with $36.47 in the first quarter of 1997. Excluding the one-time effects of cable system acquisitions and dispositions and a change in classification of late fee revenues, core cable revenue per average cable subscriber increased 8.3 percent.

    Prior to April 1, 1998, MediaOne distributed PrimeStar DBS services to subscribers in its service areas, and as a result, reflected consolidated operating results with respect to such subscribers. On April 1, 1998, the Company contributed its interest in PrimeStar Partners, L.P. ("Old PrimeStar"), as well as its PrimeStar subscribers and certain related assets, to PrimeStar, a newly formed entity, in exchange for an approximate 10 percent interest in PrimeStar and approximately $80 in cash (the "PrimeStar Contribution"). Subsequent to April 1, 1998, in conjunction with the Prime Star Contribution, MediaOne Group will no longer reflect consolidated operating results for PrimeStar DBS services.

    WIRELESS COMMUNICATIONS. Cellular service revenues increased $15, or 5.0 percent, to $318 in 1998 due to a 22 percent increase in subscribers, partially offset by a 15 percent decrease in average revenue per subscriber to $40.46 per month.

    On April 6, 1998, the Company sold its domestic wireless businesses to AirTouch in a tax-efficient transaction.

    OTHER. During 1997, the Company sold its wholly owned international directory and information services operations.

    OPERATING INCOME

                                                                                THREE MONTHS ENDED
                                                                                                           INCREASE
                                                                                    MARCH 31,             (DECREASE)
                                                                               --------------------  --------------------
                                                                                 1998       1997         $          %
                                                                               ---------  ---------  ---------  ---------
CABLE AND BROADBAND:
  Domestic...................................................................  $     (48) $     (17) $     (31)    --
  International..............................................................         (2)        (4)         2      (50.0)
                                                                                     ---        ---        ---  ---------
                                                                                     (50)       (21)       (29)    --
WIRELESS COMMUNICATIONS:
  Domestic...................................................................         87         95         (8)      (8.4)
  International..............................................................         (3)        (3)    --         --
                                                                                     ---        ---        ---  ---------
                                                                                      84         92         (8)      (8.7)
Other(1).....................................................................        (34)       (27)        (7)      25.9
                                                                                     ---        ---        ---  ---------
Total operating income.......................................................  $  --      $      44  $     (44)    --
                                                                                     ---        ---        ---  ---------
                                                                                     ---        ---        ---  ---------

------------------------

(1) Primarily includes international directories and headquarters expenses for shared services and divisional expenses associated with equity investments.

    During 1998, the Company's operating income decreased $44, to zero. The decrease was primarily a result of increased domestic cable and broadband operating losses.

    CABLE AND BROADBAND. Domestic cable and broadband operating losses increased $31, to $48, as compared with 1997. Revenue increases of $67, or 12.1 percent, to $619, were more than offset by increased programming costs of $22, or 17.3 percent, to $149, increases in operating, marketing and advertising, and general and administrative costs of $30 or 15.0 percent, to $230, and increased depreciation and amortization charges of $46, or 19.0 percent, to $288.

    Programming cost increases were primarily a result of expanded channel offerings and increased programming costs per subscriber as a result of rate increases. Programming costs increased 13.4 percent excluding programming costs related to PrimeStar services. Increases in operating, marketing and advertising, and general and administrative costs are primarily a function of an increase in employee costs primarily associated with customer service initiatives, as well as costs associated with deployment of new services such as high-speed data, and advertising costs. The termination of the sale of the Minnesota System resulted in a one-time increase to depreciation and amortization expense of $28 during 1998. Depreciation and amortization expense was suspended on this property while it was held for sale in 1997.

    The domestic cable and broadband business will continue to generate operating losses for the foreseeable future due to the amortization of intangible assets associated with the acquisition of the Company's cable properties and depreciation associated with network upgrades.

    WIRELESS COMMUNICATIONS. Domestic cellular operating income decreased $8, or 8.4 percent, to $87 during 1998. The decrease in operating income is primarily a result of accelerated depreciation associated with the replacement of certain infrastructure equipment. On a per subscriber basis, revenue decreased 15.3 percent and the costs incurred to acquire and support customers decreased 12.8 percent.

    OTHER. Other operating losses increased primarily as a result of increased corporate costs, including costs associated with international activities.

    INTEREST EXPENSE AND OTHER

                                                                                    THREE MONTHS ENDED
                                                                                                               INCREASE
                                                                                        MARCH 31,             (DECREASE)
                                                                                   --------------------  --------------------
                                                                                     1998       1997         $          %
                                                                                   ---------  ---------  ---------  ---------
Interest expense.................................................................  $    (150) $    (174) $     (24)     (13.8)
Equity losses in unconsolidated ventures.........................................       (136)      (165)       (29)     (17.6)
Gains on sales of investments....................................................         17         51        (34)     (66.7)
Guaranteed minority interest expense.............................................        (22)       (22)    --         --
Other expense--net...............................................................        (37)        (4)        33     --

    INTEREST EXPENSE. Interest expense decreased $24, or 13.8 percent, due primarily to lower debt levels at Media One Group during 1998 as compared with 1997.

    EQUITY LOSSES IN UNCONSOLIDATED VENTURES.  Equity losses decreased $29, or
17.6 percent, in 1998. This decrease is comprised of a $41 decrease in international losses offset by a $12 increase in domestic losses. The decrease in international losses relates to foreign exchange rate improvements at Telewest; rapid subscriber growth experienced by the central European wireless ventures located in Hungary, the Czech and Slovak Republics, and Poland; and the absence of losses related to ventures in Malaysia and Indonesia in the first quarter of 1998. In 1998, equity method accounting was suspended on the Company's investments in Malaysia and Indonesia in conjunction with a 1997 adjustment to write down the carrying value of the investment in Malaysia to its fair value of zero and to recognize probable funding commitments in connection with a shareholder support agreement related to the investment in Indonesia.

    The Company continues to monitor its investments in Malaysia and Indonesia. During the first quarter of 1998, the Indonesian currency declined 55 percent as compared with the U. S. dollar; whereas, the Malaysian currency recovered slightly. The Company funded an additional $6 pursuant to the terms of the Indonesian venture shareholder support agreement. After such funding the Company's contractual funding commitment is reduced to $13 and its partners' commitments remain at $36.

    Domestically, the increase in losses is attributed to the Company's interests in PrimeCo, Time Warner Entertainment and Old PrimeStar. The Company's interest in PrimeCo was transferred to AirTouch on April 6, 1998 pursuant to the AirTouch Transaction, and the Company's interest in Old PrimeStar was exchanged for an approximate 10 percent interest in PrimeStar on April 1, 1998.

    GAINS ON SALES OF INVESTMENTS. During 1998, MediaOne Group sold a cable programming investment resulting in a pretax gain of $17. During 1997, the Company sold its 5 percent interest in a wireless venture in France resulting in a pretax gain of $51.

    OTHER EXPENSE--NET. Other expense increased primarily due to costs incurred by the Company related to the proposed Separation totaling $49. Such costs include the Minnesota System termination fee and settlement of related claims, and certain filing and consulting fees as of March 31, 1998, to effect the Separation. MediaOne Group will fund total Separation costs during 1998 of approximately $115. On the Separation, MediaOne Group Separation costs will be netted against the gain realized upon distribution of the New U S WEST common stock to Old U S WEST's shareowners. The Separation costs were partially offset by decreased foreign exchange transaction losses associated with loans to international ventures during the quarter.

RESULTS OF OPERATIONS--CONTINUING OPERATIONS--1997 COMPARED WITH 1996

    The following pro forma discussions give effect to the Continental Acquisition as though it had occurred as of January 1, 1996.

    MEDIAONE GROUP LOSS FROM CONTINUING OPERATIONS

                                                                                                       BASIC LOSS PER SHARE FROM
                                                                                                         CONTINUING OPERATIONS
                                                                                                    -------------------------------
                                                                                    INCREASE                              INCREASE
                                                                                   (DECREASE)                             (DECREASE)
                                                                              --------------------                        ---------
                                                          1997       1996         $          %       1997(1)     1996         $
                                                        ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss from continuing operations.......................  $    (827) $    (357) $    (470)    --      $   (1.45) $   (0.74) $   (0.71)
Adjustments to reported loss from continuing
  operations:
  Gains on sales of investments.......................       (249)    --           (249)    --          (0.41)    --          (0.41)
                                                        ---------  ---------  ---------        ---  ---------  ---------  ---------
Normalized loss from continuing operations............  $  (1,076) $    (357) $    (719)    --      $   (1.86) $   (0.74) $   (1.12)
                                                        ---------  ---------  ---------        ---  ---------  ---------  ---------
                                                        ---------  ---------  ---------        ---  ---------  ---------  ---------


                                                            %
                                                        ---------
Loss from continuing operations.......................       95.9
Adjustments to reported loss from continuing
  operations:
  Gains on sales of investments.......................     --
                                                              ---
Normalized loss from continuing operations............     --
                                                              ---
                                                              ---

------------------------

(1) In 1997, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which specifies new computation, presentation and disclosure requirements for earnings per share. SFAS No. 128 requires, among other things, presentation of basic and diluted earnings per share on the face of the income statement. The following discussion and analysis of operations is based upon basic weighted average common shares outstanding. For the calculation of earnings (loss) per share, see Note 16--Earnings Per Share--to the Consolidated Financial Statements.

    During 1997, the Company reported a normalized loss from continuing operations of $1,076, or $1.86 per share, compared with a loss from continuing operations of $357, or $0.74 per share, in 1996. The Continental Acquisition contributed approximately $356, or $0.59 per share, of the increase. The Continental Acquisition resulted in significant increases in interest and depreciation and amortization charges. The remaining increase in loss from continuing operations is primarily due to greater losses from unconsolidated ventures, partially offset by increased earnings from domestic cellular operations.

    During June 1997, the Company incurred an extraordinary gain of $3 (net of income tax expenses of $2) related to the early extinguishment of debt of MediaOne. During August 1997, the Company incurred an extraordinary loss of $3 (net of income tax benefits of $2) related to the early extinguishment of debt.

    SALES AND OTHER REVENUES

                                                                                          INCREASE            PRO      INCREASE
                                                                                         (DECREASE)        FORMA(1)    (DECREASE)
                                                                                    --------------------  -----------  ---------
                                                                1997       1996         $          %         1996          $
                                                              ---------  ---------  ---------  ---------  -----------  ---------
CABLE AND BROADBAND:
  Domestic..................................................  $   2,323  $     488  $   1,835     --       $   2,125   $     198
  International.............................................         18          6         12     --               6          12
                                                              ---------  ---------  ---------  ---------  -----------  ---------
                                                                  2,341        494      1,847     --           2,131         210
WIRELESS COMMUNICATIONS:
  Domestic:
    Cellular service........................................      1,276      1,078        198       18.4       1,078         198
    Cellular equipment......................................        152        105         47       44.8         105          47
                                                              ---------  ---------  ---------  ---------  -----------  ---------
                                                                  1,428      1,183        245       20.7       1,183         245
Other.......................................................         78        160        (82)     (51.2)        160         (82)
                                                              ---------  ---------  ---------  ---------  -----------  ---------
Total.......................................................  $   3,847  $   1,837  $   2,010     --       $   3,474   $     373
                                                              ---------  ---------  ---------  ---------  -----------  ---------
                                                              ---------  ---------  ---------  ---------  -----------  ---------


                                                                  %
                                                              ---------
CABLE AND BROADBAND:
  Domestic..................................................        9.3
  International.............................................     --
                                                              ---------
                                                                    9.9
WIRELESS COMMUNICATIONS:
  Domestic:
    Cellular service........................................       18.4
    Cellular equipment......................................       44.8
                                                              ---------
                                                                   20.7
Other.......................................................      (51.2)
                                                              ---------
Total.......................................................       10.7
                                                              ---------
                                                              ---------

------------------------

(1) Gives effect to the Continental Acquisition as though it had occurred on January 1, 1996.

    The pro forma increase in MediaOne Group sales and other revenues was primarily due to growth in domestic cable and broadband and cellular service revenues.

    CABLE AND BROADBAND. On a pro forma basis, domestic cable and broadband revenues increased 9.3 percent, to $2,323, in 1997. Basic cable programming services revenues increased $146, or 10.6 percent, to $1,518, primarily a result of rate increases. Rate increases averaged approximately 6 to 8 percent and were primarily related to an increase in programming costs and the addition of channels. This contributed to the 4.7 percent increase in core cable revenue per average cable subscriber to $37.76 in 1997, from $36.06 in 1996. Basic subscriber growth of 1.6 percent, adjusted for dispositions and an acquisition, also contributed to the increase in revenues along with growth in equipment rental and installation revenues. Partially offsetting the increase in revenues was a decline in premium services revenues as a result of moving the Disney Channel to the basic service tier in several markets and discounting of premium service packages. PrimeStar DBS services contributed $40 to the increase in domestic cable and broadband revenues principally as a result of a 31 percent increase in DBS customers to 181,000 at December 31, 1997.

    International cable and broadband revenues reflect the consolidation of Cable Plus a.s. ("Cable Plus"), a cable operator in the Czech Republic, in fourth-quarter 1996. The consolidation of Cable Plus is associated with a restructuring in 1996 whereby the Company's ownership interest increased to 94 percent.

    WIRELESS COMMUNICATIONS. Cellular service revenues increased 18.4 percent, to $1,276 in 1997, due to a 27 percent increase in subscribers during the year, partially offset by a 12 percent drop in average revenue per subscriber to $46.42 per month. The increase in subscribers relates to continued growth in demand for wireless services, as well as the 1997 introduction of digital wireless services in several major markets.

    Cellular equipment revenues increased 44.8 percent, to $152 in 1997, as a result of a 14 percent increase in gross customer additions and the introduction of digital handsets. These volume increases were partially offset by decreased selling prices for analog handsets.

    On April 6, 1998, the Company sold its domestic wireless businesses to AirTouch pursuant to the AirTouch Transaction.

    OTHER. The decrease in other revenues is due primarily to the sales during 1997 of the Company's wholly owned international directory and information services operations.

    OPERATING INCOME

                                                                                               INCREASE            PRO
                                                                                              (DECREASE)        FORMA(1)
                                                                                         --------------------  -----------
                                                                     1997       1996         $          %         1996
                                                                   ---------  ---------  ---------  ---------  -----------
CABLE AND BROADBAND:
  Domestic.......................................................  $    (111) $     (13) $     (98)    --       $     (73)
  International..................................................        (15)        (7)        (8)    --              (7)
                                                                   ---------  ---------        ---  ---------       -----
                                                                        (126)       (20)      (106)    --             (80)
WIRELESS COMMUNICATIONS:
  Domestic.......................................................        353        243        110       45.3         243
  International..................................................        (13)        (3)       (10)    --              (3)
                                                                   ---------  ---------        ---  ---------       -----
                                                                         340        240        100       41.7         240
Other(2).........................................................       (184)      (176)        (8)       4.5        (176)
                                                                   ---------  ---------        ---  ---------       -----
Operating income.................................................  $      30  $      44  $     (14)     (31.8)  $     (16)
                                                                   ---------  ---------        ---  ---------       -----
                                                                   ---------  ---------        ---  ---------       -----

                                                                         INCREASE
                                                                        (DECREASE)
                                                                   --------------------
                                                                       $          %
                                                                   ---------  ---------
CABLE AND BROADBAND:
  Domestic.......................................................  $     (38)      52.1
  International..................................................         (8)    --
                                                                         ---        ---
                                                                         (46)      57.5
WIRELESS COMMUNICATIONS:
  Domestic.......................................................        110       45.3
  International..................................................        (10)    --
                                                                         ---        ---
                                                                         100       41.7
Other(2).........................................................         (8)       4.5
                                                                         ---        ---
Operating income.................................................  $      46     --
                                                                         ---        ---
                                                                         ---        ---

------------------------

(1) Gives effect to the Continental Acquisition as though it had occurred on January 1, 1996.

(2) Primarily includes international directories and headquarters expenses for shared services and divisional expenses associated with equity investments.

    MediaOne Group pro forma operating income increases were due primarily to growth in domestic wireless, partially offset by higher domestic cable operating losses.

    CABLE AND BROADBAND. Domestic cable and broadband operating losses increased 52.1 percent, or $38, to $111, as compared with pro forma 1996. Revenue growth of $198, or 9.3 percent, to $2,323, was more than offset by increases in programming costs, including programming for PrimeStar DBS services, of $71, or 15.6 percent, to $525, increases in operating, marketing and advertising, and general and administrative costs of $89, or 11.4 percent, to $868, and increases in depreciation and amortization expense of $76, or 7.9 percent, to $1,041.

    Programming cost increases are primarily a result of rate increases and subscriber growth. Increases in operating, marketing and advertising, and general and administrative costs are primarily a function of customer service initiatives, costs associated with deployment of new services such as high-speed data, advertising costs to implement the "MediaOne" brand and increased professional fees. A reduction in the estimated remaining useful lives of certain assets in accordance with planned re-build activities resulted in a depreciation adjustment of $61 which accounts for the majority of the increase in depreciation and amortization expense during 1997.

    The domestic cable and broadband business will continue to generate operating losses for the foreseeable future due to the amortization of intangible assets associated with the Continental Acquisition and depreciation associated with network upgrades.

    WIRELESS COMMUNICATIONS. Domestic cellular operating income increased 45.3 percent, to $353, in 1997. The increase in operating income is a result of revenue increases associated with the expanding subscriber base combined with efficiency gains. These increases were somewhat offset by a decline in revenue per subscriber, caused primarily by promotional pricing to retain subscribers and remain competitive with other wireless service providers. On a per subscriber basis, the 1997 decline in revenue of 11.6 percent has been more than offset by a combined decrease of 19.4 percent in the costs incurred to acquire and support customers. Support costs per subscriber declined 17.6 percent in 1997. The decline is generally a result of the efficiencies gained from an expanding customer base without corresponding increases in headcount and infrastructure.

    Competitive activity increased in the Company's domestic cellular markets in the second half of the year, particularly with the introduction of new PCS wireless services in several markets. In many cases, discounted cellular service price plans were offered in response to competition. This resulted in slowing operating income growth during the fourth quarter of 1997.

    Domestic cellular depreciation and amortization increased 22.4 percent, to $180, largely as a result of network upgrades.

    OTHER. Other operating losses include the Company's wholly owned international directory and information services operations, which were sold during 1997, as well as costs related to managing the various MediaOne Group operations, predominantly the international operations. Other operating losses also include costs related to general and administrative services provided by the Company to its subsidiaries, including executive management, legal, accounting and auditing, tax, treasury, strategic planning, and public policy.

    The 1997 results include a $30 charge for management changes and moving costs related to relocating MediaOne's operations from Boston to Denver. This charge was partially offset by savings associated with lower international staff levels in 1997, combined with a 1996 charge of $10 related to the staff reductions at international headquarters.

    INTEREST EXPENSE AND OTHER

                                                                                                               INCREASE
                                                                                                              (DECREASE)
                                                                                                         --------------------
                                                                                     1997       1996         $          %
                                                                                   ---------  ---------  ---------  ---------
Interest expense.................................................................  $    (678) $    (164) $     514     --
Equity losses in unconsolidated ventures.........................................       (909)      (346)       563     --
Gains on sales of investments....................................................        421     --            421     --
Guaranteed minority interest expense.............................................        (87)       (55)        32       58.2
Other income (expense)--net......................................................         16        (16)        32     --

    INTEREST EXPENSE. Interest expense increased $514, to $678, primarily as a result of assuming, at market value, $6.5 billion of debt related to the Continental Acquisition. MediaOne Group's weighted average borrowing cost was
6.95 percent in 1997, compared with 6.80 percent in 1996.

    EQUITY LOSSES IN UNCONSOLIDATED VENTURES. Equity losses increased $563 in 1997, predominantly a result of greater losses generated from international ventures and the domestic investment in PrimeCo. PrimeCo launched service in November 1996, and losses associated with this venture have increased $68 as a result of start-up and other costs.

    International equity losses increased $455 in 1997. Ventures located in Asia, which includes Indonesia, India, Malaysia, Japan and Singapore, contributed $397 to the increase. During the twelve month period ending December 31, 1997, the value of the Malaysian currency declined 36 percent and the Indonesian currency declined 57 percent as compared with the U. S. dollar. As a result of this significant decline, the Company reviewed its investments in Malaysia and Indonesia for impairment. Management concluded that each of its investments in Malaysia and Indonesia was impaired and in each case the fair value of the investment was zero as of December 31, 1997. The Company recorded pretax charges of $145 and $55 related to the ventures in Malaysia and Indonesia, respectively.

    In the case of Malaysia, the charge of $145 was to recognize that the investment was impaired and to write down the carrying value of the investment to its fair value of zero. The following factors were considered by management in determining that the investment was impaired:

    - The venture has negative cash flow and no ability to meet its debt obligations of $482 due in 1998. Total venture debt and vendor payables exceeded $800 at December 31, 1997. The venture debt is subject to cross default provisions so that failure to pay any material obligation is highly likely to accelerate the total balance due. Management has no intention of funding future operating losses or debt obligations. The venture debt is primarily denominated in U. S. dollars with the revenues and operating expenses of the business denominated in local currency.

    - As determined on a U. S. GAAP basis, the venture's liabilities exceeded its assets as of December 31, 1997, making the venture insolvent at that time.

    - The business plan for the venture contemplated a significant contribution to cash flows from the wireline business. The actual and potential cash flows of the venture have been severely diminished by the inability of the venture to effectively establish the wireline business. The venture has other lines of business (gateway switch, satellite and wireless communications) which do not generate sufficient cash flow to fund the operations and to retire the debt. Management believes that such condition is other than temporary and its investment is impaired as of December 31, 1997.

    The following table shows summarized financial information for the Malaysian venture, Binariang SDN BHD:

                                                                          YEAR ENDED DECEMBER 31,
                                                                      -------------------------------
                                                                        1997       1996       1995
                                                                      ---------  ---------  ---------
RESULTS OF OPERATIONS
Revenues............................................................  $     268  $      90  $      20
Operating losses....................................................        (72)       (73)      (145)
Net loss............................................................       (361)      (120)      (139)

                                                                                   DECEMBER 31,
                                                                               --------------------
                                                                                 1997       1996
                                                                               ---------  ---------
FINANCIAL POSITION
Current assets...............................................................  $     151  $      99
Property, plant and equipment--net...........................................        695        671
Other assets.................................................................         23         15
                                                                               ---------  ---------
Total assets.................................................................  $     869  $     785
                                                                               ---------  ---------
                                                                               ---------  ---------
Current liabilities and current debt.........................................  $     891  $     302
Long-term debt...............................................................     --            282
Equity (deficit).............................................................        (22)       201
                                                                               ---------  ---------
Total liabilities and equity (deficit).......................................  $     869  $     785
                                                                               ---------  ---------
                                                                               ---------  ---------

    In the case of Indonesia, the net book value of the venture had been reduced to its fair value of zero through recognition of $43 of equity losses during 1997. The $55 charge was to recognize probable funding commitments in connection with a shareholder support agreement. The probable funding commitments consist of the Company's remaining contractual commitment under the shareholder support agreement of $19 and its partners' remaining commitments of $36. Under the terms of the shareholder support agreement, each shareholder is responsible for the full unfunded liability if the other shareholders do not meet their proportionate obligations. Although the lenders have not formally declared default, the venture is in default of its debt agreements. Management believes that it is probable that default will be declared by the lenders and that the other shareholders will not meet their proportionate obligations. As a result, the Company has accrued for its partners' share of the commitment under the shareholder support agreement.

    The following factors were considered by management in determining that the Indonesian investment was impaired and that accrual of the Company's and its partners' funding liabilities were necessary:

    - As determined on a U. S. GAAP basis, the venture's liabilities, predominantly U. S. dollar denominated debt, exceeded its assets as of December 31, 1997.

    - Management believes the venture is not viable given the political and economic uncertainties in Indonesia.

    - The venture has ceased funding capital projects.

    The Company's other ventures in Asia, located in Japan, Singapore and India, were evaluated for impairment at December 31, 1997. Such evaluation indicated there was no impairment as the fair value of these ventures exceeded their recorded values.

    GAINS ON SALES OF INVESTMENTS. During 1997, the Company sold: (i) its 90 percent interest in Fintelco, S.A. ("Fintelco"), a cable and telecommunications venture located in Argentina, for a pretax gain of $135 ($80 after tax), (ii) its shares of Teleport Communications Group, Inc. ("TCG"), acquired in the Continental Acquisition, for a pretax gain of $162 ($96 after tax), (iii) its shares of Time Warner, acquired in the Continental Acquisition, for a pretax gain of $44 ($25 after tax), (iv) its five percent interest in a

French wireless venture, for a pretax gain of $51 ($31 after tax), and (v) U S WEST Polska, its wholly owned directory operation in Poland, for a pretax gain of $29 ($17 after tax).

    GUARANTEED MINORITY INTEREST EXPENSE. Guaranteed minority interest expense reflects an increase of $32 related to the October 29, 1996 issuance of Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely Company-guaranteed debentures ("Preferred Securities") totaling $480.

    OTHER INCOME--NET. Other income increased $32, to other income of $16, in 1997, due primarily to a 1996 pretax charge of $31 associated with the sale of the Company's cable television interests in Norway, Sweden and Hungary. Partially offsetting this increase was greater foreign exchange transaction losses associated with loans to international ventures.

    BENEFIT FROM INCOME TAXES FOR CONTINUING OPERATIONS

                                                                                                                INCREASE
                                                                                                          --------------------
                                                                                      1997       1996         $          %
                                                                                    ---------  ---------  ---------  ---------
Benefit for income taxes..........................................................  $     380  $     180  $     200     --
Effective tax rate................................................................       31.5%      33.5%    --         --

    The decrease in the effective tax rate is primarily a result of the effects of goodwill amortization associated with the Continental Acquisition.

RESULTS OF OPERATIONS--CONTINUING OPERATIONS--1996 COMPARED WITH 1995

    MEDIAONE GROUP LOSS FROM CONTINUING OPERATIONS

                                                                                                  BASIC LOSS PER SHARE FROM
                                                                                                    CONTINUING OPERATIONS
                                                                                          ------------------------------------------
                                                                          INCREASE                                    INCREASE
                                                                         (DECREASE)                                  (DECREASE)
                                                                    --------------------                        --------------------
                                                1996       1995         $          %        1996       1995         $          %
                                              ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Loss from continuing operations before
 extraordinary item.........................  $    (357) $    (102) $    (255)    --      $   (0.74) $   (0.22) $   (0.52)    --
Adjustments to reported loss from continuing
 operations:
    Merger of joint venture(1)..............     --            (95)        95     --                     (0.20)      0.20     --
    Recapitalization cost...................     --              9         (9)    --         --           0.02      (0.02)    --
                                              ---------  ---------  ---------        ---  ---------  ---------  ---------        ---
Normalized loss from continuing operations
 before extraordinary item..................  $    (357) $    (188) $    (169)      89.9  $   (0.74) $   (0.40) $   (0.34)      85.0
                                              ---------  ---------  ---------        ---  ---------  ---------  ---------        ---
                                              ---------  ---------  ---------        ---  ---------  ---------  ---------        ---

------------------------

(1) Relates to the merger of Telewest with SBC CableComms (UK).

    During 1996, the Company recorded a loss from continuing operations of $357, or $0.74 per share, compared to a normalized loss from continuing operations before extraordinary item of $188, or $0.40 per share, in 1995. The Continental Acquisition contributed approximately $88, or $0.18 per share, of the increase. The remaining increase in 1996 normalized loss from continuing operations is primarily due to higher equity losses related to international and domestic growth initiatives, partially offset by improvement in domestic cellular operations.

    SALES AND OTHER REVENUES

                                                                                                             INCREASE
                                                                                                            (DECREASE)
                                                                                                       --------------------
                                                                                   1996       1995         $          %
                                                                                 ---------  ---------  ---------  ---------
CABLE AND BROADBAND:
  Domestic.....................................................................  $     488  $     215  $     273     --
  International................................................................          6     --              6     --
                                                                                 ---------  ---------  ---------        ---
                                                                                       494        215        279     --

WIRELESS COMMUNICATIONS:
  Domestic:
    Cellular service...........................................................      1,078        845        233       27.6
    Cellular equipment.........................................................        105         96          9        9.4
                                                                                 ---------  ---------  ---------        ---
                                                                                     1,183        941        242       25.7

Other..........................................................................        160        174        (14)      (8.0)
                                                                                 ---------  ---------  ---------        ---
Total..........................................................................  $   1,837  $   1,330  $     507       38.1
                                                                                 ---------  ---------  ---------        ---
                                                                                 ---------  ---------  ---------        ---

    MediaOne Group sales and other revenues increased 38.1 percent, to $1,837 in 1996 due primarily to the Continental Acquisition and to strong growth in cellular service revenue. Excluding the effects of the Continental Acquisition, sales and other revenues increased 19.2 percent.

    CABLE AND BROADBAND. Domestic cable and broadband revenues increased $273, to $488 in 1996, due primarily to the Continental Acquisition. Excluding the effects of the Continental Acquisition, domestic cable and broadband revenues increased $21, or 9.8 percent, to $236. The normalized increase was due to higher revenues from the Company's cable systems in Atlanta, as a result of a
3.9 percent increase in revenue per subscriber to $39.36 per month and a basic subscriber increase of 4.5 percent. The increase in revenue per subscriber was primarily a result of price increases of 6 to 7 percent.

    International cable and broadband revenues reflect the consolidation in the fourth quarter of 1996 of Cable Plus.

    WIRELESS COMMUNICATIONS. Cellular service revenues increased 27.6 percent, to $1,078 in 1996, due to a 40 percent increase in subscribers during the year. The increase in subscribers was partially offset by a 12 percent drop in average revenue per subscriber to $53.00 per month. The increase in subscribers relates to continued growth in demand for wireless services, especially among consumers.

    Cellular equipment revenues increased 9.4 percent, to $105 in 1996, as a result of a 61 percent increase in units sold which was somewhat offset by lower equipment prices. A 30 percent increase in customers added during the year and the implementation of a phone exchange program for existing customers led to the increase in units sold.

    OPERATING INCOME

                                                                                                               INCREASE
                                                                                                              (DECREASE)
                                                                                                         --------------------
                                                                                     1996       1995         $          %
                                                                                   ---------  ---------  ---------  ---------
CABLE AND BROADBAND:
  Domestic.......................................................................  $     (13) $      23  $     (36)    --
  International..................................................................         (7)    --             (7)    --
                                                                                   ---------  ---------        ---  ---------
                                                                                         (20)        23        (43)    --

WIRELESS COMMUNICATIONS:
  Domestic.......................................................................        243        147         96       65.3
  International..................................................................         (3)    --             (3)    --
                                                                                   ---------  ---------        ---  ---------
                                                                                         240        147         93       63.3

Other(1).........................................................................       (176)      (101)       (75)      74.3
                                                                                   ---------  ---------        ---  ---------
Operating income.................................................................  $      44  $      69  $     (25)     (36.2)
                                                                                   ---------  ---------        ---  ---------
                                                                                   ---------  ---------        ---  ---------

------------------------

(1) Primarily includes headquarters expenses for shared services and divisional expenses associated with equity investments.

    During 1996, MediaOne Group operating income decreased 36.2 percent, to $44, due primarily to the Continental Acquisition and a change in cost allocation policy reflected in other operating income. Strong subscriber growth in wireless operations partially offset the decreases in operating income. Excluding the effects of the Continental Acquisition, operating income would have been flat.

    CABLE AND BROADBAND. Domestic cable and broadband operating income decreased $36, to a loss of $13, in 1996 due primarily to the Continental Acquisition. Continental contributed losses of $25 since the date of the Continental Acquisition. The Atlanta cable systems contributed operating income of $12 in 1996, compared with $23 in 1995. An increase in depreciation expense related to system upgrade activity at the Atlanta cable systems contributed to the decrease in operating income.

    International cable and broadband operating losses reflect the fourth-quarter 1996 consolidation of Cable Plus.

    WIRELESS COMMUNICATIONS. Cellular operating income increased 65.3 percent, to $243 in 1996. The increase in operating income is a result of revenue increases associated with the rapidly expanding subscriber base combined with efficiency gains. The 1996 decline in revenue per subscriber of 12 percent has been more than offset by a combined decrease of 18 percent in the costs incurred to acquire and support customers.

    OTHER. Other operating losses increased in 1996 primarily as a result of a change in cost allocation policy. Beginning in 1996, other operating losses include costs that are not specifically identifiable with an operating company. Previously such costs were allocated to the operating companies. Other operating losses also include a charge of $10 related to staff reductions at international headquarters in 1996.

    INTEREST EXPENSE AND OTHER

                                                                                                              INCREASE
                                                                                                             (DECREASE)
                                                                                                        --------------------
                                                                                    1996       1995         $          %
                                                                                  ---------  ---------  ---------  ---------
Interest expense................................................................  $    (164) $     (98) $      66       67.3
Equity losses in unconsolidated ventures........................................       (346)      (207)       139       67.1
Gain on merger of joint venture interest........................................     --            157       (157)    --
Guaranteed minority interest expense............................................        (55)       (14)        41     --
Other expense--net..............................................................        (16)        (1)        15     --

    INTEREST EXPENSE. Interest expense increased primarily as a result of assuming, at market value, $6.5 billion of debt related to the Continental Acquisition.

    EQUITY LOSSES. Equity losses increased primarily due to: (1) network expansion and additional financing costs at Telewest and One 2 One, (2) rapid customer growth at One 2 One, (3) start-up and other costs associated with new international investments located in Poland and Malaysia, and (4) losses related to Continental's cable and telecommunications investments. Domestically, improved results from the TWE partnership, related to improvements in cable and programming operations, were more than offset by increased losses at PrimeCo which launched service in the fourth quarter of 1996.

    GAIN ON MERGER OF JOINT VENTURE INTEREST. During 1995, Telewest merged with SBC CableComms (UK) resulting in a pretax gain of $157.

    GUARANTEED MINORITY INTEREST EXPENSE. Guaranteed minority interest expense reflects an increase of $34 related to the September 11, 1995 issuance of Preferred Securities totaling $600, and an increase of $7 related to an additional $480 issuance of Preferred Securities on October 29, 1996.

    OTHER EXPENSE--NET. Other expense increased primarily as a result of a pretax charge of $31, associated with the sale of the Company's cable television interests in Norway, Sweden and Hungary. Partially offsetting the increase in other expense were foreign currency translation gains associated with loans to international ventures and costs incurred in 1995 associated with the Company's decision to convert each share of Old U S WEST common stock into one share each of Media Stock and Communications Stock.

    BENEFIT (PROVISION) FOR INCOME TAXES FOR CONTINUING OPERATIONS

                                                                                                                  DECREASE
                                                                                                            --------------------
                                                                                                                           %
                                                                                        1996       1995         $         --
                                                                                      ---------  ---------  ---------
Benefit (provision) for income taxes................................................  $     180  $      (8) $    (188)    --
Effective tax rate..................................................................       33.5%       8.5%    --         --

    The increase in the effective tax rate is primarily a result of increased tax losses and a one-time benefit associated with the leveraged lease portfolio.

LIQUIDITY AND CAPITAL RESOURCES

    OPERATING ACTIVITIES

                                                                               THREE MONTHS ENDED
                                                                                   MARCH 31,                   YEAR ENDED
                                                                                  (UNAUDITED)                 DECEMBER 31,
                                                                             ----------------------  -------------------------------
                                                                                1998        1997       1997       1996       1995
                                                                                -----     ---------  ---------  ---------  ---------
Cash provided by operating activities......................................   $      52   $     134  $     995  $     431  $     395
                                                                                    ---   ---------  ---------  ---------  ---------
                                                                                    ---   ---------  ---------  ---------  ---------

    The decrease in the Company's cash provided by operating activities during the three months ended March 31, 1998, as compared with the same period in 1997 is primarily due to the timing of interest payments in 1998, a one-time payment for the termination of the Minnesota System sale and increased tax payments.

    During 1997, the Company's operating cash flow increased primarily due to the effects of the Continental Acquisition. Partially offsetting the increase were higher financing costs resulting from greater debt levels associated with the Continental Acquisition.

    Effective June 12, 1998, New U S WEST will no longer be part of the consolidated tax return of MediaOne Group. MediaOne Group expects to recover tax benefits for expected consolidated tax losses in 1998 and 1999 from the carryback of the losses to the 1996 and 1997 consolidated tax returns. MediaOne Group does not expect to be able to recover tax benefits in the year 2000 if it incurs a tax loss for that year.

    INVESTING ACTIVITIES

                                                                   THREE MONTHS ENDED
                                                                       MARCH 31,                  YEAR ENDED
                                                                      (UNAUDITED)                DECEMBER 31,
                                                                  --------------------  -------------------------------
                                                                    1998       1997       1997       1996       1995
                                                                  ---------  ---------  ---------  ---------  ---------
Cash used for investing activities..............................  $    (413) $  (1,407) $  (1,222) $    (807) $  (1,234)
                                                                  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------

    Total capital expenditures at MediaOne Group, on a cash basis, were $355 and $363 during the three months ended March 31, 1998 and 1997, respectively, and $1,522, $627 and $331 during 1997, 1996 and 1995, respectively. The majority of the capital expenditures in 1998 were devoted to upgrading the domestic cable network and preparing for the provision of new and enhanced services. In 1998, capital expenditures are expected to approximate $1.7 billion. Of that amount, $1.6 billion will be for domestic cable capital expenditures. The Company anticipates capital expenditures will accelerate during the remainder of 1998.

    The Company has invested $64 and $55 in domestic ventures during the three months ended March 31, 1998 and 1997, respectively, and $249, $164 and $320 in 1997, 1996 and 1995, respectively. Of such investments, $64 and $39 related to contributions to PrimeCo during the three months ended March 31, 1998 and 1997, respectively, and $213, $132 and $286 in 1997, 1996 and 1995, respectively. During 1997 and 1996, such funding was for network build activities, and during 1995, for the purchase of PCS licenses in 11 markets. On April 6, 1998, the Company sold its investment in PrimeCo in conjunction with the AirTouch Transaction.

    Investing activities of the Company include equity investments in international ventures. The Company invested $45 and $48 in international ventures during the three month periods ended March 31, 1998 and 1997, respectively, and $334, $257 and $691 in 1997, 1996 and 1995, respectively. Investments during the first quarters of 1998 and 1997 were primarily capital contributions to a cable investment in Belgium and a wireless venture in India, respectively. Investments in 1997 included an additional 40 percent interest in Fintelco and capital contributions to a wireless venture in India. Investments in 1996 included loans provided to One 2 One, the purchase of a 23 percent interest in Polska Telefonia Cyfrowa, a venture to provide wireless service in Poland, and the purchase of a 28 percent interest in Telenet Flanders, a venture in Belgium to provide telephony services on the cable network. In 1995, the Company invested $691 in international ventures in Malaysia, the Netherlands, the Czech Republic and the United Kingdom. The Company anticipates that investments in international ventures will approximate $240 in 1998 to fund continued expansion in India, Japan and Belgium.

    On March 29, 1998, Telewest announced that merger discussions were underway for Telewest to acquire General Cable plc ("General Cable") for Telewest shares and cash. General Cable shareholders will receive 1.243 new Telewest shares and 65 pence in cash for each General Cable share (or an aggregate of approximately L409 million in Telewest shares and L240 million in cash). Telewest intends to raise the cash portion of the purchase price through a rights offering to Telewest's existing shareholders, including MediaOne Group. MediaOne Group and certain of Telewest's other principal shareholders may purchase any Telewest shares not purchased by Telewest's other shareholders in the rights offering. There can be no assurance that any transaction involving the acquisition of General Cable will be consummated.

    During the first quarter of 1997, the Company paid the cash portion of the Continental Acquisition consideration of $1,150 to the Continental shareowners.

    During the first quarter of 1998, MediaOne Group sold various cable investments resulting in proceeds of $71. During the first quarter of 1997, the Company sold domestic and international investments for total proceeds of $176 comprised of the following: (a) shares of TCG, for net proceeds of $121, (b) a five percent interest in a French wireless venture, for proceeds of $29, and (c) miscellaneous assets, for proceeds of $26.

    Throughout 1997, the Company pursued a plan to monetize nonstrategic assets, including various domestic and international investments. Such asset sales generated total proceeds of $2,058. Proceeds from sales of international investments totaled $887, domestic investments totaled $931, assets held for sale totaled $231, and disposals of property, plant and equipment totaled $9. International sales consisted of: (a) a five percent interest in a French wireless venture for proceeds of $81, (b) a 90 percent interest in Fintelco for proceeds of $641, (c) Thomson Directories, the directory operation in the United Kingdom, and U S WEST Polska, the directory operation in Poland, for net proceeds of $121 and $27, respectively, and (d) other miscellaneous international investment sales for proceeds of $17. Domestic sales were comprised of the sale of shares of TCG, for net proceeds of $678, shares of TWX, for net proceeds of $220, and miscellaneous asset sales, for proceeds of $33.

    FINANCING ACTIVITIES

                                                                           THREE MONTHS ENDED
                                                                               MARCH 31,                  YEAR ENDED
                                                                              (UNAUDITED)                DECEMBER 31,
                                                                          --------------------  -------------------------------
                                                                            1998       1997       1997       1996       1995
                                                                          ---------  ---------  ---------  ---------  ---------
Cash provided by (used for) financing activities........................  $     111  $     908  $    (801) $    (672) $    (350)
                                                                          ---------  ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------  ---------

    DIVIDENDS

    The Company paid dividends on the Communications Stock totaling $259 and $237 during the three months ended March 31, 1998 and 1997, respectively, and $992, $939, and $926 in 1997, 1996 and 1995, respectively. Subsequent to the Separation, MediaOne Group will no longer pay Communications Stock dividends.

    CASH FROM DISCONTINUED OPERATIONS

    Cash from discontinued operations was $214 and $327 during the three months ended March 31, 1998 and 1997, respectively, and $1,091, $1,149 and $1,116 in 1997, 1996 and 1995. Such amounts consisted primarily of fundings to MediaOne Group for common dividends paid to Communications Stock shareowners, dividends paid by Dex to MediaOne Group, proceeds from the issuance of Communications Stock, and debt fundings and repayments between MediaOne Group and New U S WEST.

    DEBT ACTIVITY

    Total debt at March 31, 1998 was $9,205, an increase of $242 compared with December 31, 1997. Including debt associated with the capital assets segment of $364 and Preferred Securities of $1,080, total indebtedness at March 31, 1998 was $10,649. Excluding debt associated with the capital assets segment and the discontinued operations of New U S WEST, MediaOne Group's percentage of debt to total capital at March 31, 1998, was 42.3 percent compared with 41.8 percent at December 31, 1997. Including debt associated with the capital assets segment, Preferred Securities and mandatorily redeemable preferred stock, MediaOne Group's percentage of debt to total capital at March 31, 1998, was 48.6 percent compared with 48.1 percent at December 31, 1997.

    During 1997, the Company redeemed its zero coupon subordinated notes, which had a recorded value of $268. In addition, MediaOne redeemed a 10 5/8 percent senior subordinated note with a recorded value of $110, including a premium of $10. The Company financed both redemptions with floating-rate commercial paper.

    In June 1997, the Company acquired cable systems serving approximately 40,000 subscribers in Michigan for cash of $25 and the issuance of approximately $50 in liquidation value of Old U S WEST Series E Preferred Stock (the "Series E Preferred Stock"). Effective with the Separation, the Series E Preferred Stock remains outstanding and represents shares of preferred stock of MediaOne Group. The Series E Preferred Stock is redeemable at the Company's option beginning five years from the date of issuance. The stockholders have the right to elect cash upon redemption, or to convert their shares into MediaOne Group Stock based on a predetermined formula.

    In 1996, Old U S WEST issued $254 of exchangeable notes, or Debt Exchangeable for Common Stock ("DECS"), due May 15, 1999. Effective with the Separation, the DECS became the obligation of MediaOne Group. Upon maturity, each such DECS will be exchanged by MediaOne Group for shares of common stock of Financial Security Assurance Holdings Ltd. ("FSA") held by the Company or, at the Company's option, redeemed at the cash equivalent. On December 31, 1997, the capital assets segment held approximately 42.1 percent of the outstanding FSA common stock. On October 29, 1996, Old U S WEST refinanced commercial paper through the issuance of 8.25 percent Preferred Securities totaling $480. The payment of interest and redemption amounts to holders of the Preferred Securities are fully and unconditionally guaranteed by the Company. In 1995, Old U S WEST issued $130 of DECS due December 31, 1998. Effective with the Separation, the DECS became the obligation of MediaOne Group. Upon maturity, each such DECS will be exchanged by the Company for shares of Enhance Financial Services Group, Inc. ("Enhance") or, at the Company's option, redeemed at the cash equivalent. At December 31, 1997, the capital assets segment currently holds approximately 29.2 percent of the outstanding Enhance common stock.

    During 1995, increases in debt were partially offset by reductions in debt related to the Company's investment in TWE and a refinancing of commercial paper by issuing $600 of 7.96 percent Preferred Securities.

    MEDIAONE GROUP CREDIT RATINGS

    On May 7, 1998, Duff & Phelps announced credit ratings for MediaOne Group Funding, Inc. ("MediaOne Funding"), the newly created financing subsidiary of MediaOne Group. MediaOne Funding's senior unsecured indebtedness will be rated BBB, its commercial paper will be rated D-2, and MediaOne Group's Preferred Securities will be rated BBB-. In addition, MediaOne's senior indebtedness will be assigned a rating of BBB.

    On May 15, 1998 Standard & Poor's announced MediaOne Funding's senior unsecured indebtedness will be rated BBB and its commercial paper will be rated A-2, and MediaOne Group's preferred securities will be rated BBB-. In addition, MediaOne's senior indebtedness was downgraded from BBB+ to BBB and its subordinated indebtedness was downgraded from BBB to BBB-.

    On May 19, 1998, Moody's announced MediaOne Funding's senior unsecured indebtedness will be rated Baa2 and its commercial paper will be rated P-2, and MediaOne Group's preferred securities will be rated ba3. In addition, MediaOne's senior indebtedness rating of Baa3 was confirmed and its subordinated indebtedness was downgraded from Ba1 to Ba2.

    OTHER

    MediaOne Group commitments and debt guarantees associated with its international and domestic investments totaled approximately $650 and $100, respectively, at December 31, 1997. In addition, a MediaOne Group subsidiary guarantees debt, nonrecourse to the Company, associated with its international investment in the principal amount of approximately $600.

    In May 1998, MediaOne Group entered into 365-day and 5-year revolving bank credit facilities totaling $4.0 billion to support its commercial paper program and to provide financing in conjunction with the refinancing of substantially all of the indebtedness issued or guaranteed by Old U S WEST. As of June 12, 1998, $2.2 billion was available on the facilities.

    Under registration statements filed with the Securities and Exchange Commission as of December 31, 1997, the Company was permitted to issue up to approximately $580 of new debt securities.

    MediaOne Group from time to time engages in preliminary discussions regarding restructurings, dispositions and other similar transactions. Any such transaction may include, among other things, the transfer of certain assets, businesses or interests, or the incurrence or assumption of indebtedness, and could be material to the financial condition and results of operations of the Company. There is no assurance that any such discussions will result in the consummation of any such transaction.

    RISK MANAGEMENT

    On occasion, the Company may be exposed to market risks arising from changes in interest rates, foreign exchange rates and equity prices. Derivative financial instruments are used to selectively manage these risks. MediaOne Group does not use derivative financial instruments for trading purposes.

    INTEREST RATE RISK MANAGEMENT. The objective of the interest rate risk management program is to minimize the total cost of debt over time and the interest rate variability. This is achieved through the use of interest rate swaps, which adjust the ratio of fixed- to variable-rate debt.

    In conjunction with the AirTouch Transaction, MediaOne Group received $1.65 billion in liquidation preference of dividend bearing AirTouch preferred stock. As of May 29, 1998, the market value of the AirTouch preferred stock was approximately $1.5 billion. The market value of the AirTouch preferred stock is exposed to market risks associated with fluctuations in interest rates. The Company has reduced its exposure to fluctuations in the market value of the AirTouch preferred stock by entering into an interest rate swap which locks in the treasury rate component of the market value of the AirTouch preferred stock. As a result, a hypothetical 25 basis point change in interest rates would not have a material effect on the combined market value of the AirTouch preferred stock and the interest rate swap.

    At December 31, 1997, approximately $270 of the Company's floating rate debt was exposed to changes in interest rates. Such exposure was primarily linked to the 30-day commercial paper rate. A hypothetical 10 percent change in the 30-day commercial paper rate would not have had a material effect on the annual earnings of the Company.

    FOREIGN EXCHANGE RISK MANAGEMENT. MediaOne Group selectively enters into forward and purchased option contracts to manage the market risks associated with fluctuations in foreign exchange rates after considering offsetting foreign exposures among international operations. The use of forward and purchased option contracts allows the Company to fix or cap the cost of firm foreign investment commitments, the amount of foreign currency proceeds from sales of foreign investments, the repayment of foreign currency denominated receivables and the repatriation of dividends. The market values of the foreign exchange positions, including the hedging instruments, are continuously monitored and compared with predetermined levels of acceptable risk. All foreign exchange contracts have maturities of one year or less. The use of such contracts was limited in 1997 and as of December 31, 1997, the market value of foreign exchange contracts outstanding was not material.

    MediaOne Group is exposed to foreign exchange risk associated with its cash deposits and notes receivable and payable denominated in foreign currencies. As of December 31, 1997, the Company had British pound-denominated notes receivable and cash deposits in the translated amount of $245, a Czech Koruna-denominated note receivable and cash deposits in the translated amount of $50 and a Czech Koruna-denominated note payable in the translated amount of $17.

    A hypothetical adverse change of 10 percent in the British Pound and Czech Koruna exchange rates as compared with the U. S. dollar would reduce the market value of the cash deposits and notes receivable and payable by $28 as of December 31, 1997.

    EQUITY-PRICE RISK MANAGEMENT. MediaOne Group is exposed to market risks associated with fluctuations in equity security prices related to its investments in available for sale marketable equity securities. On a selective basis, the Company enters into option contracts to manage the market risks associated with fluctuations in equity security prices.

    In conjunction with the AirTouch Transaction, MediaOne Group received 59.5 million shares of AirTouch common stock. As of May 29, 1998, the market value of the AirTouch common stock was approximately $2.8 billion. A hypothetical 10 percent decrease in the price of AirTouch common stock would decrease the market value of Media One Group's investment in AirTouch common stock by approximately $280.

    At December 31, 1997, the Company had sold call options to complete exit strategies with regard to certain individual marketable equity securities. A hypothetical 10 percent decline in equity security prices related to the Company's combined position in marketable equity securities and option contracts would reduce the market value of the combined position at December 31, 1997, by $12.

    The changes in interest rates, foreign exchange rates and equity security prices are based on hypothetical movements in future market rates and are not necessarily indicative of actual results which may occur. Future gains and losses will be affected by actual changes in interest rates, foreign exchange rates and equity security prices and market exposures, and changes in derivative financial instruments employed during the year.

    EFFECTS OF THE SEPARATION, THE REFINANCING AND THE AIRTOUCH TRANSACTION

    At March 31, 1998, prior to giving effect to the AirTouch Transaction, MediaOne Group and its subsidiaries (including the capital assets segment, but excluding the discontinued operations) had outstanding approximately $11.0 billion of indebtedness. Such indebtedness consisted of approximately $8.1 billion of indebtedness issued or guaranteed by Old U S WEST (the "Old U S WEST Indebtedness"), $2.7 billion of MediaOne indebtedness and $200 million of Financial Services indebtedness. The approximate $8.1 billion of Old U S WEST Indebtedness included $5.4 billion of medium and long-term debt securities, $1.1 billion of commercial paper, $500 million of other indebtedness and $1.08 billion of Preferred Securities.

    In connection with the Separation, MediaOne Group and New U S WEST refinanced substantially all of the Old U S WEST Indebtedness through a combination of tender offers, prepayments, defeasance, consent solicitations and/or exchange offers (the "Refinancing").

    As part of the Refinancing, Old U S WEST offered to holders of Preferred Securities the right to exchange their Preferred Securities for an equal amount of new preferred securities guaranteed by MediaOne Group or cash (the "Exchange Offer"). Effective June 12, 1998, the Exchange Offer resulted in $538 of Preferred Securities being redeemed for cash, while $479 of Preferred Securities were exchanged for new preferred securities guaranteed by MediaOne Group and $63 of Preferred Securities were assumed by MediaOne Group. The cash redemption amount totaled $570.

    The Preferred Securities represented two share issuances: (i) 24,000,000 shares of 7.96 percent Preferred Securities and (ii) 19,200,000 shares of 8.25 percent Preferred Securities. Of the total

7.96 percent Preferred Securities outstanding, 10,658,108 shares were exchanged for $274 market value of 9.30 percent preferred securities of MediaOne Finance Trust I ("Finance I"), a wholly-owned subsidiary of MediaOne Group, due 2025. Of the total 8.25 percent Preferred Securities, 8,520,289 shares were exchanged for $224 market value of 9.50 percent preferred securities of MediaOne Finance Trust II ("Finance II"), a wholly-owned subsidiary of MediaOne Group, due 2036. In addition, Finance I issued $9 of common stock and Finance II issued $7 of common stock to MediaOne Group. Finance I used the proceeds from such issuance and exchange to purchase from MediaOne Funding $283 principal amount of MediaOne Funding 9.30 percent Subordinated Deferrable Interest Notes (the "Subordinated Debt Securities") due 2025, the obligations under which are fully and unconditionally guaranteed by MediaOne Group (the "Debt Guarantees"). The sole assets of Finance I are and will be the Subordinated Debt Securities and the Debt Guarantees. Finance II used the proceeds from such issuance and exchange to purchase from MediaOne Funding $231 principal amount of MediaOne Funding 9.50 percent Subordinated Deferrable Interest Notes due 2036, the obligations under which are fully and unconditionally guaranteed by MediaOne Group. The sole assets of Finance II are and will be the Subordinated Debt Securities and the Debt Guarantees.

    Also as part of the Refinancing, Old U S WEST made offers to purchase for cash $5.2 billion of medium and long-term debt securities (the "Cash Tender Offer"). Effective June 12, 1998, $5.0 billion of notional debt was tendered pursuant to the Cash Tender Offer. The remaining debt securities were assumed by MediaOne Group. The total cash redemption amount was $5.5 billion.

    The Exchange Offer and the Cash Tender Offer were partially financed with $1.7 billion of commercial paper issued by MediaOne Group. The remaining balance of $4.4 billion was redeemed by New U S WEST, of which $3.9 billion related to the Dex Alignment.

    Total Refinancing costs were $370 (net of income tax benefits of $247), which included debt extinguishment costs of $328 (net of income tax benefits of $219). In addition to refinancing costs, such costs included the difference between the market and face value of the Old U S WEST Indebtedness and a charge for unamortized debt issuance costs. Refinancing costs also included $42 (net of income tax benefits of $28) related to the refinancing of Preferred Securities. Such costs will reduce MediaOne Group equity and earnings available for common stock.

    After the Separation and related Refinancing and after giving effect to the AirTouch Transaction, MediaOne Group will have approximately $5.4 billion of debt and preferred securities, which will include $2.7 billion of MediaOne indebtedness and $2.7 billion of debt and preferred securities issued or guaranteed by MediaOne Group, which includes new debt incurred by MediaOne Group Funding to refinance a portion of the Old U S WEST Indebtedness. In addition, the capital assets segment, which will remain with MediaOne Group, has approximately $400 million of indebtedness. MediaOne Funding's bank debt includes certain additional terms and covenants which are generally included in the bank indebtedness of cable companies. In addition, any senior indebtedness issued by MediaOne Funding after the Separation will be guaranteed by MediaOne and, as a result, will rank PARI PASSU with MediaOne's senior indebtedness. To the extent the Preferred Securities are tendered for cash pursuant to the Exchange Offers, it is anticipated that the Company will issue additional preferred securities following the Separation so that it will have approximately $1 billion of preferred securities outstanding. Following the Separation, the Company intends to monetize the AirTouch securities it received in the AirTouch Transaction and use a portion of the proceeds to reduce its commercial paper and commercial bank debt.

COMPETITIVE AND REGULATORY ENVIRONMENT

    CABLE AND BROADBAND. MediaOne Group's cable television systems generally compete for viewer attention with other providers of video programming, including DBS systems, multipoint multichannel distributions services ("MMDS") systems, local multipoint distribution services ("LMDS") systems, satellite master antenna service ("SMATV") systems and other cable companies providing services in areas where the Company operates. In addition, certain local exchange carriers ("LECs"), including Regional

Bell Operating Companies ("RBOCs"), are beginning to offer video programming in competition with the Company's cable services. In the past, federal cross-ownership restrictions have limited entry by LECs into the cable television business. The Telecommunications Act of 1996 (the "Telecommunications Act") has eliminated many of these barriers, thereby enhancing the ability of LECs to provide video programming in competition with the MediaOne Group. The cable television services offered by the Company also face competition for viewers and advertising from other communications and entertainment media, including off-air television broadcasting services, movie theaters, video tape rentals and live sporting events. The competition faced by the Company's cable systems may increase in the future with the development and growth of new technologies.

    As MediaOne Group begins to offer additional services over its hybrid fiber-coax ("HFC") networks, MediaOne will face additional competition. Telephone services offered by MediaOne Group will face competition from other providers of local exchange services, including RBOCs, LECs, IXCs and other providers of local exchange services. The degree of competition will be dependent upon the state and federal regulations concerning entry, interconnection requirements and the degree of unbundling of the LECs networks. Competition will be based upon price, service quality and breadth of services offered. Internet access and high-speed data services offered by the Company compete with other providers of such services, including LECs, IXCs, Internet service providers ("ISPs") and other on-line service providers.

    The products and services of the Company are subject to varying degrees of regulation. Under the Telecommunications Act, the regulation of all but basic tier cable rates will be discontinued effective March 31, 1999, or earlier if competition exists. The Telecommunications Act also (i) eliminates certain cross-ownership restrictions among cable operations, broadcasters and MMDS operations, (ii) removed barriers to competition with LECs, and (iii) eliminated restrictions that previously applied to the Company relating to long-distance services.

    The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") authorizes the Federal Communications Commission ("FCC") to set standards for governmental authorities to regulate the rates for certain cable television services, except for services offered on a per-channel or per-program basis, and equipment. Pursuant to authority granted under the 1992 Cable Act, the FCC adopted a series of rate regulations. The FCC also publicly announced that it would consider "social contracts" as an alternative form of rate regulation for cable operators. Continental's social contract with the FCC was adopted by the FCC on August 3, 1995 and amended on August 21, 1996 and July 3, 1997 to include certain systems acquired by Continental. The social contract is a six-year agreement covering most of Continental's franchises, including those that were unregulated, and settled Continental's cost of service rate cases and benchmark cable programming service tier rate cases for the covered systems. Benchmark basic service tier rate cases in the covered systems are subject to review by local franchise authorities. As part of the resolution, Continental agreed to, among other things, invest at least $1.7 billion in domestic system rebuilds and upgrades through the year 2000 to expand channel capacity and improve system reliability and picture quality. At December 31, 1997, the investment commitment has been substantially met. Under the social contract, Continental also reduced its basic service tier rates for most of the subscribers covered by the social contract. These reductions were offset by a revenue neutral increase in cable programming service tier rates. The social contract allows for the funding of system rebuilds and upgrades by increasing cable programming service tier rates annually by one dollar per subscriber from 1997 through 1999 in most franchises, and from 1996 through 1999 for the systems incorporated under the 1996 amendment to the social contract. Rate adjustments are also allowed for inflation and external costs such as programming. The social contract also provides that, if the laws and regulations applicable to services offered in any Continental franchise change in a manner that would have a material favorable financial impact on Continental, the Company may petition the FCC to terminate the social contract.

    Cable television systems are also subject to local regulation, typically imposed through the franchising process. Local officials may be involved in the initial franchise selection, system design and construction, safety, rate regulation, customer service standards, billing practices, community-related programming and services, franchise renewal and imposition of franchise fees.

    INTERNATIONAL. The Company's international broadband and wireless communications businesses also face competition in their respective markets. Telewest's cable television services compete with broadcast television stations, DBS services, satellite master antenna service systems and certain narrowband operators in the United Kingdom. Telewest's telecommunications services compete with domestic telephone companies in the United Kingdom, such as British Telecommunications plc. One 2 One competes with two cellular operators and one PCS operator in the United Kingdom. Competition is based upon price, geographic coverage and the quality of the services offered.

YEAR 2000 COSTS

    The Company uses software and related technologies throughout its businesses that will be affected by the date change in the Year 2000. MediaOne Group has established accountabilities and priorities for addressing the issue. The Company is now in the process of finalizing its assessment of the impact of the Year 2000 date change on its operations. An internal study is underway to determine the full scope of the issue and related costs. The Company's assessment should be complete by the third quarter of 1998. The Company anticipates that costs related to Year 2000 remediation will begin to be incurred in 1998.

NEW ACCOUNTING STANDARDS

    In 1998, the Company will adopt SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires, among other things, the reporting of detailed operating segment information of an enterprise for annual periods beginning in 1998 and for interim periods beginning in 1999.

    In the year 2000, the Company will adopt SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. Among other things, the statement requires that an entity recognize all derivative instruments on the balance sheet as either assets or liabilities, and to account for those instruments at fair value. The Company will be evaluating the impact of SFAS No. 133.

    Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," was issued in March 1998. SOP 98-1, among other things, requires that certain costs of internal use software, whether purchased or developed internally, be capitalized and amortized over the estimated useful life of the software. Adoption of SOP 98-1 is required as of January 1, 1999, but earlier adoption is allowed. The Company is currently evaluating the impact of SOP 98-1.

    SOP 98-5, "Reporting on the Costs of Start-Up Activities," was issued in April 1998. SOP 98-5 requires, among other things, that the costs related to start-up activities of a new entity, facility, product or service be expensed. Adoption of SOP 98-5 is required as of January 1, 1999, but earlier adoption is allowed. The Company is currently evaluating the impact of SOP 98-5.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareowners of MediaOne Group, Inc.:

    We have audited the accompanying Consolidated Balance Sheets of MediaOne Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996, and the related Consolidated Statements of Operations and Cash Flows for the years then ended. These consolidated financial statements and the Supplementary Selected Proportionate Results of Operations referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and supplementary information based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MediaOne Group, Inc. and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

    We have also audited the Supplementary Selected Proportionate Results of Operations for the years ended December 31, 1997 and 1996, presented on page 82. The Supplementary Selected Proportionate Results of Operations have been prepared by management to present relevant financial information that is not provided by the consolidated financial statements and is not intended to be a presentation in conformity with generally accepted accounting principles. In our opinion, the Supplementary Selected Proportionate Results of Operations referred to above fairly states, in all material respects, the information set forth therein on the basis of accounting described on page 82.

ARTHUR ANDERSEN LLP
Denver, Colorado,
June 12, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareowners of MediaOne Group, Inc.:

    We have audited the accompanying restated consolidated statements of operations and cash flows of MediaOne Group, Inc. (formerly U S WEST, Inc., see
Note 23) for the year ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of operations of MediaOne Group, Inc. and its cash flows for the year ended December 31, 1995, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.
Denver, Colorado
February 12, 1996, except for Note 23 as to which the date is June 12, 1998

                              MEDIAONE GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                     THREE MONTHS ENDED
                                                                         MARCH 31,                  YEAR ENDED
                                                                        (UNAUDITED)                DECEMBER 31,
                                                                    --------------------  -------------------------------
                                                                      1998       1997       1997       1996       1995
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                                     DOLLARS IN MILLIONS
Sales and other revenues..........................................  $     972  $     920  $   3,847  $   1,837  $   1,330

Operating expenses:
  Cost of sales and other revenues................................        317        305      1,255        563        380
  Selling, general and administrative.............................        307        277      1,305        844        656
  Depreciation and amortization...................................        348        294      1,257        386        225
                                                                    ---------  ---------  ---------  ---------  ---------
    Total operating expenses......................................        972        876      3,817      1,793      1,261
                                                                    ---------  ---------  ---------  ---------  ---------

Operating income..................................................     --             44         30         44         69

Interest expense..................................................       (150)      (174)      (678)      (164)       (98)
Equity losses in unconsolidated ventures..........................       (136)      (165)      (909)      (346)      (207)
Gains on asset sales:
  Investments.....................................................         17         51        421     --         --
  Merger of joint venture interest................................     --         --         --         --            157
Guaranteed minority interest expense..............................        (22)       (22)       (87)       (55)       (14)
Other income (expense)--net.......................................        (37)        (4)        16        (16)        (1)
                                                                    ---------  ---------  ---------  ---------  ---------
Loss from continuing operations before income taxes...............       (328)      (270)    (1,207)      (537)       (94)
Benefit (provision) for income taxes..............................        106         80        380        180         (8)
                                                                    ---------  ---------  ---------  ---------  ---------
Loss from continuing operations...................................       (222)      (190)      (827)      (357)      (102)
Income from discontinued operations--net of income tax expense
  (See Note 23)...................................................        434        420      1,524      1,535      1,423
                                                                    ---------  ---------  ---------  ---------  ---------
Income before extraordinary item..................................        212        230        697      1,178      1,321

Extraordinary item--early extinguishment of debt--net of tax......     --         --         --         --             (4)
                                                                    ---------  ---------  ---------  ---------  ---------
NET INCOME........................................................  $     212  $     230  $     697  $   1,178  $   1,317
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------
Dividends on preferred stock......................................        (13)       (13)       (52)        (9)        (3)
                                                                    ---------  ---------  ---------  ---------  ---------
EARNINGS AVAILABLE FOR COMMON STOCK...............................  $     199  $     217  $     645  $   1,169  $   1,314
                                                                    ---------  ---------  ---------  ---------  ---------
                                                                    ---------  ---------  ---------  ---------  ---------

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                              MEDIAONE GROUP, INC.

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,                  YEAR ENDED
                                                                 (UNAUDITED)                DECEMBER 31,
                                                             --------------------  -------------------------------
                                                               1998       1997       1997       1996       1995
                                                             ---------  ---------  ---------  ---------  ---------
                                                                    IN THOUSANDS (EXCEPT PER SHARE AMOUNTS)
MEDIA STOCK BASIC AND DILUTED EARNINGS (LOSS) PER COMMON
  SHARE: (See Note 16)
  Loss from continuing operations..........................  $   (0.38) $   (0.33) $   (1.45) $   (0.74) $   (0.22)
  Income from discontinued operations(1)...................       0.14       0.13       0.57       0.58       0.52
  Extraordinary item--early extinguishment of debt.........     --         --         --         --          (0.01)
                                                             ---------  ---------  ---------  ---------  ---------
Media Stock basic and diluted earnings (loss) per common
  share....................................................  $   (0.24) $   (0.20) $   (0.88) $   (0.16) $    0.29
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
MEDIA STOCK BASIC AND DILUTED AVERAGE COMMON SHARES
  OUTSTANDING..............................................    608,295    606,527    606,749    491,924    470,549
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
COMMUNICATIONS STOCK BASIC AND DILUTED EARNINGS PER COMMON
  SHARE: (See Note 16)
  Income from discontinued operations(2)...................  $    0.72  $    0.70  $    2.43  $    2.62  $    2.50
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
COMMUNICATIONS STOCK BASIC AND DILUTED AVERAGE COMMON
  SHARES OUTSTANDING.......................................    484,964    481,341    482,751    477,549    470,716
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

------------------------------

(1) Represents the operations of U S WEST Dex, Inc., the domestic directory business, which has been aligned with New U S WEST.

(2) Represents the operations attributable to Communications Stock, which have been discontinued.

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                              MEDIAONE GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                  MARCH 31,
                                                                                 (UNAUDITED)      DECEMBER 31,
                                                                                 -----------  --------------------
                                                                                    1998        1997       1996
                                                                                 -----------  ---------  ---------
                                                                                        DOLLARS IN MILLIONS
ASSETS
Current assets:
  Cash and cash equivalents....................................................   $     148   $     184  $     121
  Marketable securities........................................................      --          --             58
  Accounts and notes receivable, less allowance for credit losses of $62, $64
    and $65, respectively......................................................         498         604        529
  Inventories and supplies.....................................................          23          29         15
  Tax receivable...............................................................          37      --         --
  Deferred tax asset...........................................................          92         102         28
  Prepaid and other............................................................          65          48         59
  Net investment in assets of discontinued operations..........................       4,450       4,367      4,085
                                                                                 -----------  ---------  ---------
Total current assets...........................................................       5,313       5,334      4,895

Property, plant and equipment--net.............................................       4,405       4,272      4,192
Investment in Time Warner Entertainment........................................       2,487       2,486      2,477
Net investment in international ventures.......................................         771         742      1,548
Net investment in assets held for sale.........................................         441         419        409
Intangible assets--net.........................................................      12,442      12,597     12,594
Other assets...................................................................       1,036         933      1,612
                                                                                 -----------  ---------  ---------
Total assets...................................................................   $  26,895   $  26,783  $  27,727
                                                                                 -----------  ---------  ---------
                                                                                 -----------  ---------  ---------

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                              MEDIAONE GROUP, INC.

                                                                                  MARCH 31,
                                                                                 (UNAUDITED)      DECEMBER 31,
                                                                                 -----------  --------------------
                                                                                    1998        1997       1996
                                                                                 -----------  ---------  ---------
                                                                                        DOLLARS IN MILLIONS
                                                                                    (EXCEPT PER SHARE AMOUNTS)
LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
  Short-term debt..............................................................   $     958   $     735  $     171
  Accounts payable.............................................................         297         395        396
  Due to Continental Cablevision shareowners...................................      --          --          1,150
  Employee compensation........................................................          86         109        113
  Deferred revenue and customer deposits.......................................         116         108         86
  Dividends payable............................................................           9           9          6
  Other........................................................................         729         832        592
                                                                                 -----------  ---------  ---------
Total current liabilities......................................................       2,195       2,188      2,514

Long-term debt.................................................................       8,247       8,228      8,635
Postretirement and other postemployment benefit obligations....................          37          36         30
Deferred income taxes..........................................................       3,261       3,276      3,627
Deferred credits and other.....................................................         623         551        241

Company-obligated mandatorily redeemable preferred securities of subsidiary
  trust holding solely Company-guaranteed debentures...........................       1,080       1,080      1,080
Preferred stock subject to mandatory redemption................................         100         100         51

Shareowners' equity:
  Series D Preferred Stock--$1.00 per share par value, 20,000,000 shares
    authorized, 19,999,478 shares issued and outstanding.......................         923         923        920
  Common shares--
    Media Stock--$0.01 per share par value, 2,000,000,000 shares authorized,
      627,774,082, 626,565,410 and 624,782,710 issued, and 608,601,460,
      607,807,934 and 608,863,327 outstanding, respectively....................
    Communications Stock--$0.01 per share par value, 2,000,000,000 shares authorized, 485,382,766, 484,522,015 and 480,460,536 issued, and
      484,977,542, 484,515,415 and 480,457,336 outstanding, respectively.......      10,871      10,876     10,741
  Retained earnings (deficit)..................................................        (417)       (359)        17
  LESOP guarantee..............................................................         (46)        (46)       (91)
  Accumulated other comprehensive income (loss)................................          21         (70)       (38)
                                                                                 -----------  ---------  ---------
Total shareowners' equity......................................................      11,352      11,324     11,549
                                                                                 -----------  ---------  ---------
Total liabilities and shareowners' equity......................................   $  26,895   $  26,783  $  27,727
                                                                                 -----------  ---------  ---------
                                                                                 -----------  ---------  ---------

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                              MEDIAONE GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    THREE MONTHS
                                                                  ENDED MARCH 31,               YEAR ENDED
                                                                    (UNAUDITED)                DECEMBER 31,
                                                                --------------------  -------------------------------
                                                                  1998       1997       1997       1996       1995
                                                                ---------  ---------  ---------  ---------  ---------
                                                                                 DOLLARS IN MILLIONS
OPERATING ACTIVITIES

  Net income..................................................  $     212  $     230  $     697  $   1,178  $   1,317
  Adjustments to net income:
    Discontinued operations...................................       (434)      (420)    (1,524)    (1,535)    (1,423)
    Depreciation and amortization.............................        348        294      1,257        386        225
    Equity losses in unconsolidated ventures..................        136        165        909        346        207
    Gains on asset sales:
      Investments.............................................        (17)       (51)      (421)    --         --
      Merger of joint venture interest........................     --         --         --         --           (157)
    Deferred income taxes and amortization of investment tax
      credits.................................................        (31)       (48)      (149)       (68)        94
    Provision for uncollectibles..............................         22         19         74         44         33
  Changes in operating assets and liabilities:
    Accounts and notes receivable.............................         75         14       (163)       (83)       (75)
    Inventories, supplies and other current assets............         (2)       (15)       (44)        14        (20)
    Accounts payable and accrued liabilities..................       (249)       (62)       239        114         21
  Other--net..................................................         (8)         8        120         35        173
                                                                ---------  ---------  ---------  ---------  ---------
  Cash provided by operating activities.......................         52        134        995        431        395
                                                                ---------  ---------  ---------  ---------  ---------
INVESTING ACTIVITIES
  Expenditures for property, plant and equipment..............       (355)      (363)    (1,522)      (627)      (331)
  Payment to Continental Cablevision shareowners..............     --         (1,150)    (1,150)    --         --
  Investments in international ventures.......................        (45)       (48)      (334)      (257)      (691)
  Investments in domestic ventures............................        (64)       (55)      (249)      (164)      (320)
  Proceeds from sales of investments..........................         71        176      1,827         28        106
  Cash from net investment in assets held for sale............         13         29        231        213          1
  Other--net..................................................        (33)         4        (25)    --              1
                                                                ---------  ---------  ---------  ---------  ---------
  Cash used for investing activities..........................       (413)    (1,407)    (1,222)      (807)    (1,234)
                                                                ---------  ---------  ---------  ---------  ---------
FINANCING ACTIVITIES
  Net proceeds from (repayments of) short-term debt...........        388     (2,910)    (3,556)     3,829       (387)
  Repayments of long-term debt................................     --             (1)      (379)    (4,217)      (724)
  Proceeds from issuance of Preferred Securities--net.........     --         --         --            465        581
  Proceeds from issuance of long-term debt....................     --          4,090      4,123        360      1,085
  Proceeds from issuance of common stock......................         30         30        106        136         87
  Purchases of treasury stock.................................        (35)       (53)       (53)      (297)       (63)
  Dividends paid on common stock..............................       (259)      (237)      (992)      (939)      (926)
  Dividends paid on preferred stock...........................        (13)       (11)       (50)        (9)        (3)
                                                                ---------  ---------  ---------  ---------  ---------
  Cash provided by (used for) financing operations............        111        908       (801)      (672)      (350)
                                                                ---------  ---------  ---------  ---------  ---------
  Cash provided by discontinued operations....................        214        327      1,091      1,149      1,116
                                                                ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS
  (Decrease) increase.........................................        (36)       (38)        63        101        (73)
  Beginning balance...........................................        184        121        121         20         93
                                                                ---------  ---------  ---------  ---------  ---------
  Ending balance..............................................  $     148  $      83  $     184  $     121  $      20
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------

   The accompanying notes are an integral part of the Consolidated Financial
                                  Statements.

                              MEDIAONE GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

            FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997, AND
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

NOTE 1: THE SEPARATION

    On June 4, 1998, the shareowners of U S WEST, Inc. ("Old U S WEST") approved the separation of Old U S WEST's businesses into two independent public companies, (the "Separation"). The Separation will be effective June 12, 1998. Prior to the Separation, Old U S WEST conducted its businesses through two groups: U S WEST Media Group (the "Media Group") and U S WEST Communications Group ( the "Communications Group"). Media Group was comprised of domestic and international broadband communications, wireless communications and directories businesses. The Communications Group provided telecommunications services, including local telephone services and exchange access services, in a 14-state mountain and western region of the United States. Upon Separation, Old U S WEST was renamed MediaOne Group, Inc. ("MediaOne Group" or the "Company") and retained the multimedia businesses of Media Group, except for U S WEST Dex, Inc. ("Dex"), the domestic directory business. The telecommunications businesses of Communications Group became an independent public company and retained the "U S WEST, Inc." name ("New U S WEST"). In addition, Dex was aligned with New U S WEST (the "Dex Alignment").

    The Company has accounted for the distribution of New U S WEST stock to the holders of Communications Group common stock, and to the holders of Media Group common stock for the Dex Alignment as a discontinuance of the businesses comprising New U S WEST. As a result, certain of Old U S WEST's financial information previously issued has been restated to give effect to the classification of New U S WEST as a discontinued operation. See Note 23--Discontinued Operations--to the Consolidated Financial Statements.

    EQUITY--COMMON STOCK

    Prior to the Separation, Old U S WEST had outstanding two separate classes of common stock which reflected the performance of its two groups. The performance of Media Group was reflected by the U S WEST Media Group Common Stock (the "Media Stock") and the performance of the Communications Group was reflected by the U S WEST Communications Group Common Stock (the "Communications Stock"). Upon Separation, and in accordance with the terms of a separation agreement between MediaOne Group and New U S WEST (the "Separation Agreement"), each outstanding share of Media Stock remains outstanding and represents one share of MediaOne Group Common Stock, and each issued and outstanding share of Communications Stock was redeemed for one share of New U S WEST Common Stock. Each share of Media Stock held as treasury stock by Old U S WEST remains outstanding as one share of MediaOne Group Common Stock held as treasury stock by MediaOne Group. Each share of Communications Stock held as treasury stock by Old U S WEST was canceled.

    In connection with the Dex Alignment, (i) each holder of Media Stock received as a dividend .02731 shares of New U S WEST Common Stock for each share of Media Stock held (the "Dex Dividend"), and (ii) $3.9 billion of Old U S WEST debt was refinanced by New U S WEST.

    THE REFINANCING

    In connection with the Separation, MediaOne Group and New U S WEST are refinancing substantially all of the indebtedness issued or guaranteed by Old U S WEST (the "Old U S WEST

                              MEDIAONE GROUP, INC.

NOTE 1: THE SEPARATION (CONTINUED)
Indebtedness") through a combination of tender offers, prepayments, defeasance, consent solicitations and/or exchange offers (the "Refinancing").

    At March 31, 1998, prior to giving effect to the sale of its domestic wireless businesses to AirTouch Communications, Inc. ("AirTouch"), MediaOne Group and its subsidiaries (including the capital assets segment, but excluding the discontinued operations) had outstanding approximately $11.0 billion of indebtedness. Such indebtedness consisted of approximately $8.1 billion of Old U S WEST Indebtedness, $2.7 billion of MediaOne of Delaware, Inc. ("MediaOne") indebtedness and $200 million of indebtedness of U S WEST Financial Services, Inc. ("Financial Services"), a member of the capital assets segment. The approximate $8.1 billion of Old U S WEST Indebtedness included $5.4 billion of medium and long-term debt securities, $1.1 billion of commercial paper, $500 million of other indebtedness and $1.08 billion of Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely Company-guaranteed debentures ("Preferred Securities").

    As part of the Refinancing, Old U S WEST offered to holders of Preferred Securities the right to exchange their Preferred Securities for an equal amount of new preferred securities guaranteed by MediaOne Group or cash (the "Exchange Offer"). Effective June 12, 1998, the Exchange Offer resulted in $538 of Preferred Securities being redeemed for cash, while $479 of Preferred Securities were exchanged for new preferred securities guaranteed by MediaOne Group and $63 of Preferred Securities were assumed by MediaOne Group. The cash redemption amount totaled $570.

    The Preferred Securities represented two share issuances: (i) 24,000,000 shares of 7.96 percent Preferred Securities and (ii) 19,200,000 shares of 8.25 percent Preferred Securities. Of the total 7.96 percent Preferred Securities outstanding, 10,658,108 shares were exchanged for $274 market value of 9.30 percent preferred securities of MediaOne Group Finance Trust I ("Finance I"), a wholly-owned subsidiary of MediaOne Group, due 2025. Of the total 8.25 percent Preferred Securities, 8,520,289 shares were exchanged for $224 market value of
9.50 percent preferred securities of MediaOne Group Finance Trust II ("Finance II"), a wholly-owned subsidiary of MediaOne Group, due 2036. In addition, Finance I issued $9 of common stock and Finance II issued $7 of common stock to MediaOne Group. Finance I used the proceeds from such issuance and exchange to purchase from MediaOne Group Funding, Inc. ("Media One Funding"), a newly formed financing subsidiary of the Company, $283 principal amount of MediaOne Funding
9.30 percent Subordinated Deferrable Interest Notes (the "Subordinated Debt Securities") due 2025, the obligations under which are fully and unconditionally guaranteed by MediaOne Group (the "Debt Guarantees"). The sole assets of Finance I are and will be the Subordinated Debt Securities and the Debt Guarantees. Finance II used the proceeds from such issuance and exchange to purchase from MediaOne Funding $231 principal amount of MediaOne Funding 9.50 percent Subordinated Deferrable Interest Notes due 2036, the obligations under which are fully and unconditionally guaranteed by MediaOne Group. The sole assets of Finance II are and will be the Subordinated Debt Securities and the Debt Guarantees.

    Also as part of the Refinancing, Old U S WEST made offers to purchase for cash (the "Cash Tender Offer") $5.2 billion of medium and long-term debt securities. Effective June 12, 1998, $5.0 billion of notional debt was tendered pursuant to the Cash Tender Offer. The remaining debt securities were assumed by MediaOne Group. The total cash redemption amount was $5.5 billion.

    The Exchange Offer and the Cash Tender Offer were partially financed with $1.7 billion of commercial paper issued by MediaOne Group. The remaining balance of $4.4 billion was redeemed by New U S WEST, of which $3.9 billion related to the Dex Alignment.

                              MEDIAONE GROUP, INC.

NOTE 1: THE SEPARATION (CONTINUED)
    Total Refinancing costs were $370 (net of income tax benefits of $247), which included debt extinguishment costs of $328 (net of income tax benefits of $219). In addition to refinancing costs, such costs included the difference between the market and face value of the Old U S WEST Indebtedness and a charge for unamortized debt issuance costs. Refinancing costs also included $42 (net of income tax benefits of $28) related to the refinancing of Preferred Securities. Such costs will reduce MediaOne Group equity and earnings available for common stock.

    After the Separation and related Refinancing and after giving effect to the sale of the Company's wireless businesses, MediaOne Group will have approximately $5.4 billion of debt and preferred securities, which includes $2.7 billion of MediaOne indebtedness and $2.7 billion of debt and preferred securities issued or guaranteed by the Company, including new debt incurred by MediaOne to refinance a portion of the Old U S WEST Indebtedness. In addition, the capital assets segment, which remained with the Company, will have approximately $400 million of indebtedness. MediaOne Funding's bank debt includes certain additional terms and covenants which are generally included in the bank indebtedness of cable companies. In addition, any senior indebtedness issued by MediaOne Funding after the Separation will be guaranteed by MediaOne and, as a result, will rank pari passu with MediaOne's senior indebtedness. Following the Separation, the Company intends to monetize the AirTouch securities it received in the sale of its wireless businesses to AirTouch, and use a portion of the proceeds to reduce its commercial paper and commercial bank debt. See Note 21--Subsequent Events--to the Consolidated Financial Statements.

    In May 1998, MediaOne Group entered into 364-day and 5-year revolving bank credit facilities totaling $4.0 billion to support its commercial paper program and to provide financing in conjunction with the Refinancing. As of June 12, 1998, $2.2 billion was available on the facilities.

    SEPARATION AGREEMENT

    In connection with the Separation, Old U S WEST's existing employee benefit and incentive compensation plans were amended and adjusted. In addition, MediaOne Group and New U S WEST entered into a series of agreements governing the allocation of tax and certain other liabilities and obligations arising from periods prior to the Separation. Following is a summary of the more significant items:

    - STOCK INCENTIVE PLANS. Stock options, whether held by those individuals who became employees of MediaOne Group or New U S WEST, continue to be outstanding as stock options for MediaOne Group and New U S WEST Common Stock following the Separation. In the case of MediaOne Group, the number of shares subject to and the exercise price of such stock options will be adjusted to reflect the fact that holders of such stock options did not receive the Dex Dividend.

    - PENSION PLAN. Effective immediately prior to the Separation, New U S WEST assumed sponsorship of the Old U S WEST pension plan (the "New U S WEST Pension Plan"). Effective as of the Separation date, MediaOne Group established a new defined benefit pension plan for eligible Company employees (the "MediaOne Group Pension Plan"). In connection with the Separation, a portion of the existing assets of the Old U S WEST pension plan were transferred at fair value to the MediaOne Group Pension Plan such that, immediately following consummation of the Separation, the ratio of plan assets to plan liabilities, calculated on a projected benefit obligations basis as determined by independent actuaries, was the same for the MediaOne Group Pension Plan and the New U S WEST Pension Plan. As of April 30, 1998, Old U S WEST's pension plan had approximately $13 billion of assets. Subject to final adjustments, the MediaOne Group Pension Plan

                              MEDIAONE GROUP, INC.

NOTE 1: THE SEPARATION (CONTINUED)
     will receive approximately $200 of such assets, with the remainder of such assets being retained by the New U S WEST Pension Plan. It is currently anticipated that the benefit expense and required cash contributions by the Company to the MediaOne Group Pension Plan after the Separation will be substantially the same as the benefit expense and required cash contributions of the Media Group to the Old U S WEST pension plan prior to the Separation.

    - POSTRETIREMENT BENEFITS OTHER THAN PENSIONS. Old U S WEST maintained an employee welfare benefit program that included retiree medical and life insurance benefits for its employees. Under such program, Old U S WEST maintained three funded retiree medical and life insurance benefits trusts. One of these trusts covered hourly employees only and was transferred in its entirety to New U S WEST. The remaining two trusts were transferred to New U S WEST, and MediaOne Group established new trusts. A portion of the assets of the Old U S WEST trusts were transferred at fair value to the MediaOne Group trusts based upon the same methodology used to transfer assets of the Old U S WEST pension plan to the MediaOne Group Pension Plan, except that the liabilities were calculated by independent actuaries using the accumulated postretirement benefit obligations basis. As of April 30, 1998, it is anticipated that approximately $2 and $2, respectively, will be transferred by the Old U S WEST trusts to the MediaOne Group trusts out of the total assets of $259 and $656, respectively, of the Old U S WEST trusts.

    - TAX SHARING AGREEMENT. MediaOne Group and New U S WEST entered into a tax sharing agreement that will govern the allocation between MediaOne Group and New U S WEST of federal, state, local and foreign tax liabilities that pertain to taxable periods ending on or prior to the Separation. The tax sharing agreement also governs related tax matters such as the preparation and filing of tax returns and the conduct of audits and other tax proceedings for periods before and after the Separation. In general, the tax sharing agreement provides that (i) the Company will be responsible for and will indemnify New U S WEST against tax liabilities relating to the Media Group for taxable periods ending on or prior to the Separation, and (ii) New U S WEST will be responsible for and will indemnify MediaOne Group against tax liabilities relating to the Communications Group for taxable periods ending on or prior to the Separation.

NOTE 2: BUSINESS OVERVIEW

    The Company is comprised of MediaOne; MediaOne Group, Inc. (a Colorado corporation), which owns an investment in Time Warner Entertainment Company, L.P., ("TWE" or "Time Warner Entertainment"); and MediaOne International Holdings, Inc., which primarily owns investments in international cable and broadband, wireless communications and directory publishing operations. MediaOne is the third largest cable operator in the United States, organized into six operating regions including large clusters in Atlanta, Eastern Massachusetts, Southern California, Southern Florida, Detroit, and Minneapolis/St. Paul.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION. The Consolidated Financial Statements include the accounts of the Company and its majority-owned subsidiaries, except for the capital assets segment, which is held for sale. All significant intercompany amounts and transactions within continuing operations have been eliminated. Investments in less than majority-owned ventures are generally accounted for using the equity method.

                              MEDIAONE GROUP, INC.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The interim Consolidated Financial Statements have been prepared by the Company pursuant to the interim reporting rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally accompanying financial statements prepared in accordance with generally accepted accounting principles ("GAAP") have been condensed or omitted pursuant to such SEC rules and regulations. In the opinion of the Company's management, the interim Consolidated Financial Statements include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial information set forth therein.

    Certain reclassifications within the Consolidated Financial Statements have been made to conform to the current year presentation.

    USE OF ESTIMATES. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS. Cash and cash equivalents include highly liquid investments with original maturities of three months or less that are readily convertible into cash and are not subject to significant risk from fluctuations in interest rates.

    INVENTORIES AND SUPPLIES. Inventories are carried at the lower of cost or market on a first-in, first-out basis.

    PROPERTY, PLANT AND EQUIPMENT. The investment in property, plant and equipment is carried at cost less accumulated depreciation. Additions, replacements and substantial betterments are capitalized. Costs for normal repair and maintenance of property, plant and equipment are expensed as incurred.

    MediaOne provides for depreciation of certain property, plant and equipment using various straight-line group methods and remaining economic lives. When depreciable property, plant and equipment accounted for on the group methods is retired or sold, the original cost less the net salvage value is generally charged to accumulated depreciation. The Company's remaining assets are depreciated using the straight-line method. Gains or losses on disposal are included in income.

    The Company depreciates buildings between 10 to 40 years, cable distribution systems between 3 to 15 years, cellular systems between 5 to 15 years, and general purpose computers and other between 3 to 20 years.

    Depreciation expense was $727, $255 and $149 for the years ended 1997, 1996 and 1995, respectively.

    Interest related to qualifying construction projects, including construction projects of equity method investees, is capitalized and reflected as a reduction of interest expense. Amounts capitalized were $36, $38 and $33 for the years ended 1997, 1996 and 1995, respectively.

    COMPUTER SOFTWARE. MediaOne capitalizes computer software, whether purchased or developed internally. Capitalized software costs are amortized over five years. The Company expenses all other computer software costs.

    Capitalized computer software of $24 and $27 at December 31, 1997 and 1996, respectively, is recorded in property, plant and equipment. MediaOne amortized capitalized computer software costs of $10, $1 and $1 in 1997, 1996 and 1995, respectively.

                              MEDIAONE GROUP, INC.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    INTANGIBLE ASSETS. Intangible assets are recorded when the cost of acquired companies exceeds the fair value of their net tangible assets. The costs of identified intangible assets and goodwill are amortized by the straight-line method over periods ranging from 5 to 40 years. These assets are evaluated for impairment, with other related assets, using the methodology as prescribed by Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of."

    INVESTMENTS IN DEBT AND EQUITY SECURITIES. Debt and marketable equity securities are classified as available for sale and are carried at fair market value with unrealized gains and losses included in equity.

    FOREIGN CURRENCY TRANSLATION. Assets and liabilities of international subsidiaries and investments are translated at year-end exchange rates, and income statement items are translated at average exchange rates for the year. Resulting translation adjustments are recorded as a separate component of equity. Gains and losses resulting from foreign currency transactions are included in income.

    FINANCIAL INSTRUMENTS. Synthetic instrument accounting is used for interest rate swaps if the index, maturity, and amount of the instrument match the terms of the underlying debt. Net interest accrued is recognized over the life of the instruments as an adjustment to interest expense and is a component of cash provided by operating activities. Any gain or loss on the termination of an instrument that qualifies for synthetic instrument accounting would be deferred and amortized over the remaining life of the original instrument.

    Hedge accounting is used for foreign currency forward and purchased option contracts which qualify for and are designated as hedges of firm equity investment commitments and for forward and purchased option contracts which qualify as hedges of future debt issues or investments in equity securities. To qualify for hedge accounting, the contracts must have a high inverse correlation to the exposure being hedged, and reduce the risk or volatility associated with changes in foreign exchange rates, interest rates or equity prices. Qualified foreign exchange contracts and equity contracts are carried at market value with gains and losses recorded in equity until sale of the investment. Qualified interest rate contracts are associated with the related debt and amortized as yield adjustments. Any gain or loss on the termination of a contract that qualifies for hedge accounting would be deferred and accounted for with the underlying transaction being hedged.

    Market value accounting is used for derivative contracts which do not qualify for synthetic instrument or hedge accounting. Market value accounting is also used for foreign exchange contracts designated as hedges of foreign denominated receivables and payables. These contracts are carried at market value in other assets or liabilities with gains and losses recorded as other income (expense). The Company does not enter into derivative financial instruments for trading purposes.

    STOCK OPTIONS. MediaOne Group accounts for its stock incentive plans in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Effective January 1, 1996, MediaOne Group adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." See Note 17--Stock Incentive Plans--to the Consolidated Financial Statements.

    REVENUE RECOGNITION. Wireless communications and cable television services are generally billed monthly in advance, and revenues are recognized the following month when services are provided.

                              MEDIAONE GROUP, INC.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Revenues derived from other cable television services, including pay-per-view and advertising, and wireless airtime usage are recognized as the service is provided.

    ADVERTISING COSTS. Costs related to advertising are expensed as incurred. Advertising expense was $206, $73 and $47 in 1997, 1996 and 1995, respectively.

    INCOME TAXES. The provision for income taxes consists of an amount for taxes currently payable and an amount for tax consequences deferred to future periods.

    EARNINGS PER COMMON SHARE. In 1997, the Company adopted SFAS No. 128, "Earnings Per Share." This accounting standard specifies new computation, presentation and disclosure requirements for earnings per share to be applied retroactively. SFAS No. 128, among other things, requires presentation of basic and diluted earnings per common share on the face of the income statement. See
Note 16--Earnings Per Share--to the Consolidated Financial Statements. Unless otherwise indicated, all per share amounts in the notes to the Consolidated Financial Statements are computed on basic weighted average common shares outstanding.

    For 1995, earnings per share for Media Stock and Communications Stock have been presented on a pro forma basis to reflect the two classes of stock as if they had been outstanding since January 1, 1995. Old U S WEST created the Media Stock and the Communications Stock effective November 1, 1995 under a recapitalization plan (the "Recapitalization Plan"). Shares of common stock of Old U S WEST outstanding on such date were converted into one share each of Media Stock and Communications Stock. For periods prior to the Recapitalization Plan, the average common shares outstanding are assumed to be equal to the average common shares outstanding for Old U S WEST.

    NEW ACCOUNTING STANDARDS. In 1998, the Company will adopt SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 requires, among other things, the reporting of detailed operating segment information of an enterprise for annual periods beginning in 1998 and for interim periods beginning in 1999.

    In the year 2000, the Company will adopt SFAS No. 133, "Accounting for Derivative Instruments and for Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. Among other things, the statement requires that an entity recognize all derivative instruments on the balance sheet as either assets or liabilities, and to account for those instruments at fair value. The Company will be evaluating the impact of SFAS No. 133.

    Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," was issued in March 1998. SOP 98-1, among other things, requires that certain costs of internal use software, whether purchased or developed internally, be capitalized and amortized over the estimated useful life of the software. Adoption of SOP 98-1 is required as of January 1, 1999, but earlier adoption is allowed. The Company is currently evaluating the impact of SOP 98-1.

    SOP 98-5, "Reporting on the Costs of Start-Up Activities," was issued in April 1998. SOP 98-5 requires, among other things, that the costs related to start-up activities of a new entity, facility, product or service be expensed. Adoption of SOP 98-5 is required as of January 1, 1999, but earlier adoption is allowed. The Company is currently evaluating the impact of SOP 98-5.

                              MEDIAONE GROUP, INC.

NOTE 4: CONTINENTAL ACQUISITION

    On November 15, 1996, the Company acquired Continental Cablevision, Inc. ("Continental"), the third largest cable operator in the United States (the "Continental Acquisition" or the "Acquisition"). The aggregate consideration paid by the Company to shareowners of Continental consisted of 150,615,000 shares of Media Stock valued at $2.59 billion, 20,000,000 shares of Old U S WEST Series D Preferred Stock ("Series D Preferred Stock") with a market value of $920 and $1.15 billion in cash. In connection with the Acquisition, the Company also assumed all of Continental's outstanding indebtedness and other liabilities as of November 15, 1996, which approximated $7.1 billion for a total purchase price of $11.8 billion.

    The Acquisition was accounted for by the purchase method of accounting. Accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values. Because Continental was acquired late in 1996 and is a large and complex operation, a comprehensive appraisal of asset values and liabilities was not completed until 1997. The determination of the final fair value resulted in an increase to intangibles and a decrease to property, plant and equipment. The $8.7 billion excess of purchase price over net tangible assets acquired and goodwill related to a deferred income tax liability of $3.0 billion are being amortized over 25 years. Intangible amortization related to Continental's equity method investments is recorded as a component of equity losses in unconsolidated ventures. The intangible assets acquired consist principally of the cable television franchises of Continental and goodwill. Continental's results of operations have been included in the consolidated results of operations since the Acquisition date.

    Following are summarized, combined, unaudited pro forma results of operations for the Company for the years ended December 31, 1996 and 1995. Amounts are before non-recurring items directly attributable to the Acquisition and assume that the Acquisition occurred as of the beginning of the respective periods.

                                                                                  YEAR ENDED
                                                                                 DECEMBER 31,
                                                                             --------------------
SUMMARIZED RESULTS OF OPERATIONS                                               1996       1995
---------------------------------------------------------------------------  ---------  ---------
Revenues...................................................................  $   3,543  $   3,101
Loss from continuing operations............................................       (801)      (598)
MediaOne Group basic and diluted loss from continuing operations per common
  share....................................................................      (1.37)     (1.04)

    In May 1997, pursuant to a Federal Communications Commission ("FCC") order, the Company entered into an agreement to sell its cable systems in Minnesota (the "Minnesota System") for proceeds of $600. Under the terms of the agreement, the Company had the right to terminate the agreement at any time upon payment of a $30 termination fee. As a result of the Separation, the Company will no longer be prohibited by federal law from owning the Minnesota System. In February 1998, in response to Old U S WEST's petition, the FCC granted a waiver which permitted the Company to retain the Minnesota System. The Company terminated the agreement to sell the Minnesota System and otherwise settled all claims related thereto.

    Prior to April 1, 1998, the Company held a 10.4 percent interest in PrimeStar Partners, L.P. ("Old PrimeStar"). In addition, MediaOne distributed PrimeStar direct broadcast satellite ("DBS") services to subscribers in its service areas and, as a result, reflected consolidated operating results with respect to such subscribers. On April 1, 1998, the Company contributed its interest in Old PrimeStar, as well as its

                              MEDIAONE GROUP, INC.

NOTE 4: CONTINENTAL ACQUISITION (CONTINUED)
PrimeStar subscribers and certain related assets, to PrimeStar, Inc. ("PrimeStar"), a newly formed entity, in exchange for an approximate 10 percent interest in PrimeStar and approximately $80 in cash (the "PrimeStar Contribution").

NOTE 5: INDUSTRY SEGMENTS

    The Company operates in the cable and broadband and wireless communications industry segments. The operations of New U S WEST have been discontinued and the capital assets segment is held for sale. The cable and broadband segment consists of cable television properties serving 4.9 million domestic subscribers and passing 8.4 million domestic homes. The wireless communications segment provides information products and services over wireless networks in 12 western and midwestern states, and internationally. Corporate and other includes discontinued operations of New U S WEST, capital assets, which is held for sale, international directory operations, investments in domestic interactive services and corporate overhead.

    Effective April 6, 1998, the Company sold its domestic wireless business. See Note 21--Subsequent Event--to the Consolidated Financial Statements.

    On June 4, 1997, the Company sold Thomson Directories, its directory operation in the United Kingdom, for proceeds of $121. On October 1, 1997, the Company sold U S WEST Polska, its directory operation in Poland, for proceeds of $30, and a pretax gain of $29. These sales have resulted in the disposition of the Company's wholly owned international directory operations.

                              MEDIAONE GROUP, INC.

NOTE 5: INDUSTRY SEGMENTS (CONTINUED)
    Industry segment financial information follows:

                                                                                         CORPORATE
                                                        CABLE AND        WIRELESS           AND
                                                       BROADBAND(1)  COMMUNICATIONS(2)  OTHER(3, 4)  CONSOLIDATED
                                                       ------------  -----------------  -----------  ------------
1997
Sales and other revenues.............................   $    2,341       $   1,428       $      78    $    3,847
Operating income (loss)..............................         (126)            340            (184)           30
Identifiable assets..................................       18,798           2,527           5,458        26,783
Depreciation and amortization........................        1,050             182              25         1,257
Capital expenditures.................................        1,232             258              12         1,502

1996
Sales and other revenues.............................          494           1,183             160         1,837
Operating income (loss)..............................          (20)            240            (176)           44
Identifiable assets..................................       20,146           2,371           5,210        27,727
Depreciation and amortization........................          212             150              24           386
Capital expenditures.................................          353             266              24           643

1995
Sales and other revenues.............................          215             941             174         1,330
Operating income (loss)..............................           23             147            (101)           69
Identifiable assets..................................        5,163           2,000           4,684        11,847
Depreciation and amortization........................           77             121              27           225
Capital expenditures.................................           64             277              29           370

------------------------

(1) Includes results for Continental since the Acquisition date. Includes revenues of $18 and $6, operating losses of $15 and $7, and identifiable assets of $103 and $122 associated with cable operations in the Czech Republic for 1997 and 1996, respectively.

(2) Includes operating losses from wireless communication operations in Russia of $(13) and $(3), and identifiable assets of $105 and $121 in 1997 and 1996 respectively.

(3) Includes revenues from directory publishing activities in Europe of $48, $139 and $122, operating income (loss) of $(11), $2, and $(1) for 1997, 1996 and 1995, respectively, and identifiable assets of $154 and $133 in 1996 and 1995, respectively.

(4) Identifiable assets include the net investment in assets of discontinued operations of New U S WEST of $4,367, $4,085 and $3,657 in 1997, 1996, and 1995, respectively.

    Operating income (loss) represents sales and other revenues less operating expenses, and excludes interest expense, equity losses in unconsolidated ventures, other expense (income) and income taxes.

    A portion of general and administrative costs, including executive management, legal, tax, accounting and auditing, treasury, strategic planning and public policy services, are directly assigned to the Company's subsidiaries based on actual utilization or are allocated based on operating expenses, number of employees, external revenues, average capital and/or average equity.

    Corporate and other operating losses not directly assigned include costs related to services provided by the Company to the subsidiaries. Also included are the Company's international directories operations and costs related to the management of its domestic investments in interactive services. Corporate and other operating losses increased in 1996 primarily as a result of a change in cost allocation policy.

    Identifiable assets are those assets and investments that are used in, or pertain to, each segment's operations. Corporate and other assets consist primarily of cash, debt and equity securities; net assets of

                              MEDIAONE GROUP, INC.

NOTE 5: INDUSTRY SEGMENTS (CONTINUED)
discontinued operations and assets held for sale; assets of international directories and other international operations; investments in domestic interactive services; and other corporate assets.

NOTE 6: INVESTMENT IN TIME WARNER ENTERTAINMENT

    On September 15, 1993, the Company acquired 25.51 percent pro-rata priority capital and residual equity interests ("equity interests") in Time Warner Entertainment for an aggregate purchase price of $2.553 billion. TWE owns and operates substantially all of the entertainment assets previously owned by Time Warner, Inc. ("Time Warner"), consisting primarily of its filmed entertainment, programming-HBO and cable television businesses.

    The Company has an option to increase its pro-rata priority capital and residual equity interests in TWE from 25.51 percent up to 31.84 percent depending upon cable operating performance. The option is exercisable, in whole or part, between January 1, 1999 and May 31, 2005, for an aggregate cash exercise price ranging from $1.25 billion to $1.8 billion, depending upon the year of exercise. Either TWE or the Company may elect that the exercise price for the option be paid with partnership interests rather than cash.

    Pursuant to the TWE Partnership Agreement, there are four levels of capital. From the most to least senior, the capital accounts are: senior preferred (held by the general partners); A preferred priority capital (held pro rata by the general and limited partners); B preferred priority capital (held by the general partners); and residual equity capital (held pro rata by the general and limited partners). Of the $2.553 billion contributed by the Company, $1.658 billion represents A preferred priority capital and $895 represents residual equity capital. The TWE Partnership Agreement provides for special allocations of income and distributions of partnership capital. Partnership income, to the extent earned, is allocated as follows: (1) to the partners so that the economic burden of the income tax consequences of partnership operations is borne as though the partnership was taxed as a corporation ("special tax allocations");
(2) to the partners' preferred capital accounts in order of priority described above, at various rates of return ranging from 8 percent to 13.25 percent; and
(3) to the partners' residual equity capital accounts according to their residual partnership interests. To the extent partnership income is insufficient to satisfy all special allocations in a particular accounting period, the unearned portion is carried over until satisfied out of future partnership income. Partnership losses generally are allocated in reverse order, first to eliminate prior allocations of partnership income, except senior preferred and special tax income, next to reduce initial capital amounts, other than senior preferred, then to reduce the senior preferred account and finally, to eliminate special tax allocations.

                              MEDIAONE GROUP, INC.

NOTE 6: INVESTMENT IN TIME WARNER ENTERTAINMENT (CONTINUED)
    A summary of the contributed capital and priority capital rates of return follows:

                                                                             PRIORITY                      LIMITED PARTNERS
                                                                           CAPITAL RATES                    (OWNERSHIP %)
                                                                           OF RETURN(D)       TIME      ----------------------
                                             UNDISTRIBUTED   CUMULATIVE    (% PER ANNUM      WARNER                    MEDIA
                                              CONTRIBUTED     PRIORITY      COMPOUNDED       GENERAL       TIME         ONE
PRIORITY OF CONTRIBUTED CAPITAL               CAPITAL(A)     CAPITAL(B)     QUARTERLY)      PARTNERS      WARNER       GROUP
------------------------------------------  ---------------  -----------  ---------------  -----------  -----------  ---------
Senior preferred..........................     $     900      $   1,100(c)         8.00%       100.00%      --          --
A Preferred priority capital..............         5,600         11,300          13.00%         63.27%       11.22%      25.51%
B Preferred priority capital..............         2,900          6,000          13.25%        100.00%      --          --
Residual equity capital...................         3,300          3,300         --              63.27%       11.22%      25.51%

------------------------

(a) Represents the estimated fair value of net assets contributed as of formation of TWE, excluding partnership income or loss allocated thereto.

(b) Cumulative priority capital is not necessarily indicative of the fair value of the underlying priority capital interests.

(c) Net of $900 of cumulative cash distributions received by Time Warner.

(d) To the extent income allocations are concurrently distributed, the priority capital rates of return on the A preferred capital and the B preferred capital are 11% and 11.25%, respectively.

    Cash distributions are required to be made to the partners to permit them to pay income taxes at statutory rates based on their allocable taxable income from TWE ("Tax Distributions"). The aggregate amount of such Tax Distributions is computed generally by reference to the taxes that TWE would have been required to pay if it were a corporation. Tax Distributions are paid to the partners on a current basis. For distributions other than those related to taxes or the senior preferred, the TWE Partnership Agreement requires certain cash distribution thresholds be met to the limited partners before the general partners receive their full share of distributions. No cash distributions have been made to the Company.

    Through the TWE management committee, the Company and Time Warner jointly direct the businesses and affairs of TWE cable systems, subject in certain cases to regulatory approval. The TWE management committee has full discretion and final authority with respect to the businesses and affairs of such cable systems. The TWE management committee consists of six voting members, of which three members are designated by the Company and three members are designated by Time Warner. Each voting member of the TWE management committee has one vote. Any action required or permitted to be taken by the TWE management committee must be approved by a majority of its members. Determinations of the TWE management committee are binding upon TWE and the TWE board of representatives.

    The Company accounts for its investment in TWE under the equity method of accounting. The excess of fair market value over the book value of total partnership net assets implied by the Company's initial investment was $5.7 billion. This excess is being amortized on a straight-line basis over 25 years. The Company's recorded share of TWE operating results represents allocated TWE net income or loss adjusted for the amortization of the excess of fair market value over the book value of the partnership net assets. As a result of this amortization and the special income allocations described above, the Company's recorded pretax share of TWE operating results before extraordinary item was $11, $(4) and $(31) in 1997, 1996 and 1995, respectively. In addition, TWE recorded an extraordinary loss for the early extinguishment of debt in 1995. The Company's share of this extraordinary loss was $4, net of income tax benefits of $2.

    As consideration for its expertise and participation in the cable operations of TWE, the Company earns a management fee of $130 over five years, which is payable over a four-year period beginning in 1995. Management fees of $26 were recorded to other income in each of 1997, 1996 and 1995. The

                              MEDIAONE GROUP, INC.

NOTE 6: INVESTMENT IN TIME WARNER ENTERTAINMENT (CONTINUED)
Consolidated Balance Sheets include management fee receivables of $42 and $56 at December 31, 1997 and 1996, respectively. In addition, MediaOne purchases cable television programming from TWE at market prices. These services totaled $110, $23 and $10 in 1997, 1996 and 1995, respectively.

    Summarized financial information for TWE is presented below:

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
SUMMARIZED OPERATING RESULTS                                                          1997       1996       1995
----------------------------------------------------------------------------------  ---------  ---------  ---------
Revenues..........................................................................  $  11,318  $  10,852  $   9,517
Operating expenses(1, 2)..........................................................      9,874      9,774      8,557
Interest and other expense, net(3, 4).............................................        722        798        777
Income before income taxes and extraordinary item.................................        722        280        183
Income before extraordinary item..................................................        637        210         97
Net income........................................................................        614        210         73

------------------------

(1) Includes depreciation and amortization of $1,370, $1,235, and $1,039 in 1997, 1996 and 1995, respectively.

(2) 1997 operating expenses are reflected net of approximately $200 of net gains related to the sale or exchange of certain cable television systems.

(3) Includes corporate services of $72, $69 and $64 in 1997, 1996 and 1995, respectively, and minority interest expense of $305, $207 and $133 in 1997, 1996 and 1995, respectively.

(4) 1997 interest and other expense includes a gain of approximately $250 related to the sale of TWE's interest in E! Entertainment Television, Inc.

                                                                                                     DECEMBER 31,
                                                                                                 --------------------
SUMMARIZED FINANCIAL POSITION                                                                      1997       1996
-----------------------------------------------------------------------------------------------  ---------  ---------
Current assets(5)..............................................................................  $   3,622  $   3,146
Noncurrent assets(6)...........................................................................     17,109     16,827
Current liabilities............................................................................      3,974      4,075
Noncurrent liabilities, including minority interest............................................      9,306      7,781
Senior preferred capital.......................................................................      1,118      1,543
Partners' capital(7)...........................................................................      6,333      6,574

------------------------

(5) Includes cash of $322 and $216 at December 31, 1997 and 1996, respectively.

(6) Includes a loan receivable from Time Warner of $400 at December 31, 1997 and 1996.

(7) Contributed capital is based on the estimated fair value of the net assets that each partner contributed to the partnership. The aggregate of such amounts is significantly higher than TWE's partners' capital as reflected in this Summarized Financial Position, which is based on the historical cost of the contributed net assets.

                              MEDIAONE GROUP, INC.

NOTE 7: NET INVESTMENT IN INTERNATIONAL VENTURES

    COMBINED FINANCIAL RESULTS OF INTERNATIONAL EQUITY INVESTMENTS. The following table shows summarized combined financial information for the Company's investments in international ventures, including Binariang SDN BHD, accounted for on the equity method:

                                                                      YEAR ENDED DECEMBER 31,
                                                                  -------------------------------
COMBINED RESULTS OF OPERATIONS                                      1997       1996       1995
----------------------------------------------------------------  ---------  ---------  ---------
Revenues........................................................  $   3,353  $   1,869  $   1,163
Operating losses................................................       (601)      (540)      (373)
Net loss........................................................     (1,696)      (857)      (514)

       -------------------------------

        Note: Combined Results of Operations for Continental ventures have been included since the date of Acquisition.

                                                                                 DECEMBER 31,
                                                                             --------------------
COMBINED FINANCIAL POSITION                                                    1997       1996
---------------------------------------------------------------------------  ---------  ---------
Current assets.............................................................  $   1,140  $   1,126
Property, plant and equipment--net.........................................      6,625      5,105
Other assets...............................................................      1,610      2,226
                                                                             ---------  ---------
Total assets...............................................................  $   9,375  $   8,457
                                                                             ---------  ---------
                                                                             ---------  ---------
Current liabilities........................................................  $   1,570  $   1,275
Long-term debt.............................................................      5,527      3,880
Other liabilities..........................................................        389        478
Equity.....................................................................      1,889      2,824
                                                                             ---------  ---------
Total liabilities and equity...............................................  $   9,375  $   8,457
                                                                             ---------  ---------
                                                                             ---------  ---------

    During the first quarter of 1997, the Company sold its five percent interest in a French wireless venture for proceeds of $81. The Company recognized a gain of $31, net of income tax expenses of $20.

    On October 27, 1997, the Company sold its 90 percent interest in Fintelco, S.A. ("Fintelco"), a cable and telecommunications venture located in Argentina, for proceeds of $641. The Company acquired a 50 percent interest in Fintelco in connection with the Continental Acquisition and then acquired an additional 40 percent interest in August 1997, to bring its total interest in Fintelco to 90 percent. The Company recognized a gain on the sale of $80, net of income tax expenses of $55.

    On October 2, 1995, Telewest Communications plc ("Telewest") and SBC CableComms (UK) completed a merger of their UK cable television and telecommunications interests, creating the largest provider of combined cable and broadband services in the United Kingdom. The Company recognized a gain of $95, net of $62 in deferred income taxes, in conjunction with the merger.

    Telewest, which is the only equity method investment of the Company for which a quoted market price is available, had a market value of $464 and $786 at December 31, 1997 and 1996, respectively.

                              MEDIAONE GROUP, INC.

NOTE 7: NET INVESTMENT IN INTERNATIONAL VENTURES (CONTINUED)
    The Company's equity method investments in international ventures follow:

                                                       PERCENTAGE
                                                           OF
                                                       OWNERSHIP
                                                      DECEMBER 31,
                                                      ------------
VENTURE                                               1997    1996
--------------------------------------------------    ----    ----
CABLE AND BROADBAND
Telewest Communications, United Kingdom...........    26.8    26.8
Binariang SDN BHD, Malaysia.......................    19.0(1) 20.0
A2000 (KTA), Netherlands..........................    50.0    50.0
Fintelco, S.A., Argentina.........................     --     50.0
Telenet Flanders, Belgium.........................    25.0(1) 28.0
Aria WEST, Indonesia..............................    35.0    35.0
Singapore Cablevision, Singapore..................    25.0    25.0
Titus Communications Corp., Japan.................    25.0    25.0
Chofu Cable Television, Japan.....................    19.1    19.1

WIRELESS
One 2 One, United Kingdom.........................    50.0    50.0
Delta Telecommunications, Russia(2)...............    42.5    42.5
Moscow Cellular Communications, Russia(2).........    22.0    22.0
Westel Radiotelefon, Hungary......................    49.0    49.0
Westel 900 GSM Mobile Telecommunications,
  Hungary.........................................    46.6    46.6
Eurotel Praha, Czech Republic.....................    24.5    24.5
Eurotel Bratislava, Slovak Republic...............    24.5    24.5
Polska Telefonia Cyfrowa, Poland..................    22.5    22.5
U S WEST BPL Cellular Telecommunications Services
  Company, India..................................    49.0    49.0

DIRECTORY
Listel, Brazil....................................    50.0    50.0

       -------------------------------

        (1) Decrease in ownership reflects venture equity issuances in 1997. Through its representation on the board of directors and participation in management of the operations, the Company believes it has significant influence with regards to the Malaysian venture and applied the equity method of accounting.

        (2) Investments are held by Russian Telecommunications Development Corporation owned 66.5 percent by the Company.

    At December 31, 1997 and 1996, the difference between the carrying amount and the Company's interest in the underlying equity of the international ventures was approximately $23 and $365, respectively. This difference has been allocated primarily to licenses and is being amortized over lives ranging from 5 to 20 years.

    FOREIGN CURRENCY TRANSACTIONS. The Company selectively enters into forward and purchased option contracts to manage the market risks associated with fluctuations in foreign exchange rates after considering offsetting foreign exposures among international operations. The use of forward and purchased option contracts allows the Company to fix or cap the cost of firm foreign investment commitments, the amount of foreign currency proceeds from sales of foreign investments, the repayment of foreign currency denominated receivables and the repatriation of dividends. All foreign exchange contracts have maturities of one year or less. The use of such contracts was limited in 1997 and 1996. As of

                              MEDIAONE GROUP, INC.

NOTE 7: NET INVESTMENT IN INTERNATIONAL VENTURES (CONTINUED)
December 31, 1997, the market value of foreign exchange contracts outstanding was not material and there were none outstanding at December 31, 1996.

    Forward contracts were selectively used to hedge foreign denominated proceeds from the sale of foreign investments and foreign denominated receivables during 1997 and 1996. Foreign currency pretax hedging gains of $5 and pretax hedging losses of $24 were included in earnings in the years ended December 31, 1997 and 1996, respectively.

    The counterparties to these contracts are major financial institutions. The Company is exposed to credit loss in the event of nonperformance by these counterparties. The Company does not have significant exposure to an individual counterparty and does not anticipate nonperformance by any counterparty.

    Foreign currency transaction pretax losses of $40 and pretax gains of $27 were included in earnings in the years ended December 31, 1997 and 1996, respectively.

    EVALUATION OF ASIAN INVESTMENTS. During the twelve month period ending December 31, 1997, the value of the Malaysian currency declined 36 percent and the Indonesian currency declined 57 percent as compared with the U. S. dollar. As a result of this significant decline, the Company reviewed its investments in Malaysia and Indonesia for impairment. Management concluded that each of its investments in Malaysia and Indonesia was impaired and in each case the fair value of the investment was zero as of December 31, 1997. The Company recorded pretax charges of $145 and $55 related to the ventures in Malaysia and Indonesia, respectively.

    In the case of Malaysia, the charge of $145 was to recognize that the investment was impaired and to write down the carrying value of the investment to its fair value of zero. The following factors were considered by management in determining that the investment was impaired:

    - The venture has negative cash flow and no ability to meet its debt obligations of $482 due in 1998. Total venture debt and vendor payables exceeded $800 at December 31, 1997. The venture debt is subject to cross default provisions so that failure to pay any material obligation is highly likely to accelerate the total balance due. Management has no intention of funding future operating losses or debt obligations. The venture debt is primarily denominated in U. S. dollars with the revenues and operating expenses of the business denominated in local currency.

    - As determined on a U. S. GAAP basis, the venture's liabilities exceeded its assets as of December 31, 1997, making the venture insolvent at that time.

    - The business plan for the venture contemplated a significant contribution to cash flows from the wireline business. The actual and potential cash flows of the venture have been severely diminished by the inability of the venture to effectively establish the wireline business. The venture has other lines of business (gateway switch, satellite and wireless communications) which do not generate sufficient cash flow to fund the operations and to retire the debt. Management believes that such condition is other than temporary and its investment is impaired as of December 31, 1997.

                              MEDIAONE GROUP, INC.

NOTE 7: NET INVESTMENT IN INTERNATIONAL VENTURES (CONTINUED)
    The following table shows summarized financial information for the Malaysian venture, Binariang SDN BHD:

                                                                          YEAR ENDED DECEMBER 31,
                                                                      -------------------------------
                                                                        1997       1996       1995
                                                                      ---------  ---------  ---------
RESULTS OF OPERATIONS
Revenues............................................................  $     268  $      90  $      20
Operating losses....................................................        (72)       (73)      (145)
Net loss............................................................       (361)      (120)      (139)

                                                                                    DECEMBER 31,
                                                                                --------------------
                                                                                  1997       1996
                                                                                ---------  ---------
FINANCIAL POSITION
Current assets................................................................  $     151  $      99
Property, plant and equipment--net............................................        695        671
Other assets..................................................................         23         15
                                                                                ---------  ---------
Total assets..................................................................  $     869  $     785
                                                                                ---------  ---------
                                                                                ---------  ---------
Current liabilities and current debt..........................................  $     891  $     302
Long-term debt................................................................     --            282
Equity (deficit)..............................................................        (22)       201
                                                                                ---------  ---------
Total liabilities and equity (deficit)........................................  $     869  $     785
                                                                                ---------  ---------
                                                                                ---------  ---------

    In the case of Indonesia, the net book value of the venture had been reduced to its fair value of zero through recognition of $43 of equity losses during 1997. The $55 charge was to recognize probable funding commitments in connection with a shareholder support agreement. The probable funding commitments consist of the Company's remaining contractual commitment under the shareholder support agreement of $19 and its partners' remaining commitments of $36. Under the terms of the shareholder support agreement, each shareholder is responsible for the full unfunded liability if the other shareholders do not meet their proportionate obligations. Although the lenders have not formally declared default, the venture is in default of its debt agreements. Management believes that it is probable that default will be declared by the lenders and that the other shareholders will not meet their proportionate obligations. As a result, the Company has accrued for its partners' share of the commitment under the shareholder support agreement.

    The following factors were considered by management in determining that the Indonesian investment was impaired and that accrual of the Company's and its partners' funding liabilities were necessary:

    - As determined on a U. S. GAAP basis, the venture's liabilities, predominantly U. S. dollar denominated debt, exceeded its assets as of December 31, 1997.

    - Management believes the venture is not viable given the political and economic uncertainties in Indonesia.

    - The venture has ceased funding capital projects.

                              MEDIAONE GROUP, INC.

NOTE 7: NET INVESTMENT IN INTERNATIONAL VENTURES (CONTINUED)
    The Company's other ventures in Asia, located in Japan, Singapore and India, were evaluated for impairment at December 31, 1997. Such evaluation indicated there was no impairment as the fair value of these ventures exceeded their recorded values.

    The Company continues to monitor its investments in Malaysia and Indonesia. During the first quarter of 1998, the Indonesian currency declined 55 percent as compared with the U. S. dollar; whereas, the Malaysian currency recovered slightly. The Company funded an additional $6 pursuant to the terms of the Indonesian venture shareholder support agreement. After such funding, the Company's contractual funding commitment is reduced to $13 and its partners' commitments remain at $36.

NOTE 8: PROPERTY, PLANT AND EQUIPMENT

    The composition of property, plant and equipment follows:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1997       1996
                                                                             ---------  ---------
Land and buildings.........................................................  $     321  $     289
Cable distribution systems.................................................      2,787      2,640
Cellular systems...........................................................      1,124        897
General purpose computers and other........................................        857        661
Construction in progress...................................................        482        411
                                                                             ---------  ---------
                                                                                 5,571      4,898
Less accumulated depreciation..............................................      1,299        706
                                                                             ---------  ---------
Property, plant and equipment--net.........................................  $   4,272  $   4,192
                                                                             ---------  ---------
                                                                             ---------  ---------

    Property, plant and equipment balances at December 31, 1997 include the results of a comprehensive appraisal conducted on the Continental properties. As compared with estimated amounts recorded at December 31, 1996, cable distribution systems decreased approximately $630.

NOTE 9: INTANGIBLE ASSETS

    The composition of intangible assets follows:

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------
Identified intangibles, primarily franchise value.......................  $   9,185  $   8,388
Goodwill................................................................      4,159      4,464
                                                                          ---------  ---------
                                                                             13,344     12,852
Less accumulated amortization...........................................        747        258
                                                                          ---------  ---------
Total intangible assets--net............................................  $  12,597  $  12,594
                                                                          ---------  ---------
                                                                          ---------  ---------

    Intangible balances at December 31, 1997 include the results of a comprehensive appraisal conducted on the Continental cable properties. As compared with estimated amounts recorded at December 31, 1996, franchise value increased approximately $770 and goodwill decreased approximately $300. Amortization expense for 1997, 1996 and 1995 was $530, $131 and $76, respectively.

                              MEDIAONE GROUP, INC.

NOTE 10: DEBT

SHORT-TERM DEBT

    The components of short-term debt follow:

                                                                                    DECEMBER 31,
                                                                                --------------------
                                                                                  1997       1996
                                                                                ---------  ---------
Notes payable:
  Commercial paper............................................................  $     750  $     141
  Bank loan...................................................................         17     --
  Other.......................................................................     --             55
Current portion of long-term debt.............................................        266        166
Allocated to the capital assets segment-net...................................       (100)      (146)
Allocated to discontinued operations..........................................       (198)       (45)
                                                                                ---------  ---------
Total.........................................................................  $     735  $     171
                                                                                ---------  ---------
                                                                                ---------  ---------

    The weighted-average interest rate on commercial paper was 6.15 percent and
5.76 percent at December 31, 1997 and 1996, respectively.

    The bank loan at December 31, 1997 is a floating-rate loan denominated in Czech Koruna. Other notes payable at December 31, 1996 included $50 associated with the Company's increase in ownership of Cable Plus a.s., a cable operator in the Czech Republic. This note was repaid in January 1997.

    In January 1997, the Company paid the cash portion of the Continental Acquisition consideration totaling $1,150. This payment was financed with commercial paper.

    In 1995, Old U S WEST issued $130 of Debt Exchangeable for Common Stock ("DECS"), due December 15, 1998, in the principal amount of $24.00 per note. The notes bear annual interest at 7.625 percent. Effective with the Separation, the DECS became the obligation of MediaOne Group. Upon maturity, the DECS will be redeemed by the Company for shares of Enhance Financial Services Group, Inc. ("Enhance") held by MediaOne Group or the cash equivalent, at MediaOne Group's option. The number of shares to be delivered at maturity varies based on the per share market price of Enhance. If the market price is $24.00 per share or less, one share of Enhance will be delivered for each note; if the market price is between $24.00 and $28.32 per share, a fractional share equal to $24.00 is delivered; if the market price is greater than $28.32 per share, .8475 of a share is delivered for each note. At December 31, 1997, the Enhance shares had a market price of $59.50 per share. As of December 31, 1997, the capital assets segment owned 29.2 percent of the outstanding Enhance common stock.

LONG-TERM DEBT

    On November 15, 1996, the Company assumed Continental debt totaling $6,525 (at market value) in conjunction with the Acquisition. Concurrently, the Company refinanced $3,657 of the assumed debt with commercial paper. In January 1997, the Company issued medium- and long-term debt totaling $4.1 billion, at a weighted-average interest rate of 7.47 percent. The net proceeds were used to refinance outstanding commercial paper. At December 31, 1996, such commercial paper was classified as long-term debt in the accompanying Consolidated Balance Sheets and the following table.

                              MEDIAONE GROUP, INC.

NOTE 10: DEBT (CONTINUED)
    The components of long-term debt follow:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1997       1996
                                                                             ---------  ---------
Senior unsecured notes, debentures, medium-term notes and refinanced
  commercial paper.........................................................  $   7,275  $   7,230
Zero coupon subordinated notes, 7.3 percent yield to maturity convertible
  at any time into equal shares of Communications Stock and Media Stock....     --            718
Senior subordinated debt...................................................        300        400
Debt exchangeable for common stock.........................................        254        384
Insurance company notes....................................................         36         68
Leveraged employee stock ownership plans (LESOP)...........................     --             53
Capital lease obligations..................................................          6         12
Other......................................................................         81         67
Unamortized discount-net...................................................         (8)      (471)
Unamortized premium-net....................................................        284        335
Allocated to the capital assets segment-net................................     --           (161)
                                                                             ---------  ---------
Total......................................................................  $   8,228  $   8,635
                                                                             ---------  ---------
                                                                             ---------  ---------

    Senior unsecured notes and debentures and senior subordinated debt totaling $2.3 billion as of December 31, 1997 were assumed by the Company in connection with the Continental Acquisition and are not guaranteed by the Company. These notes and debentures limit MediaOne's ability to, among other things, pay dividends, create liens, incur additional debt, dispose of property, investments and leases, and require certain minimum ratios of cash flow to debt and cash flow to related fixed charges.

    During 1997, the Company redeemed its zero coupon subordinated notes due June 25, 2011. Upon redemption, the notes had a recorded value of $268. The debt extinguishment resulted in a loss of $3 (net of income tax benefits of $2) primarily related to the write-off of deferred debt issuance costs. Also during 1997, MediaOne redeemed a 10 5/8 percent senior subordinated note with a recorded value of $110, including a premium of $10. The debt extinguishment resulted in a gain of $3 (net of income tax expenses of $2). The Company financed the redemptions with floating-rate commercial paper.

    On May 13, 1996, Old U S WEST issued $254 of DECS due May 15, 1999, in the principal amount of $26.63 per note. The notes bear annual interest at 7.625 percent. Effective with the Separation, the DECS became the obligation of MediaOne Group. Upon maturity, the DECS will be mandatorily redeemed by the Company for shares of Financial Security Assurance Holdings Ltd. ("FSA") held by MediaOne Group or the cash equivalent, at MediaOne Group's option. The number of shares to be delivered at maturity varies based on the per share market price of FSA. If the market price is $26.63 per share or less, one share of FSA will be delivered for each note; if the market price is between $26.63 and $32.48 per share, a fractional share is delivered so that the value at maturity is equal to $26.63; if the market price is greater than $32.48 per share, .8197 of a share is delivered for each note. At December 31, 1997, the FSA shares had a market price of $48.25 per share. As of December 31, 1997, the capital assets segment owned approximately 42.1 percent of the outstanding FSA common stock.

                              MEDIAONE GROUP, INC.

NOTE 10: DEBT (CONTINUED)
    Interest rates and maturities of long-term debt at December 31 follow:

                                                                 MATURITIES
                                           -------------------------------------------------------    TOTAL      TOTAL
INTEREST RATES                               1999       2000       2001       2002     THEREAFTER     1997       1996
-----------------------------------------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
Above 5% to 6%...........................  $  --      $  --      $  --      $  --       $      10   $      10  $     140
Above 6% to 7%...........................        309         47         37        762       1,343       2,498      2,484
Above 7% to 8%...........................     --         --         --             10       2,720       2,730      3,419
Above 8% to 9%...........................          2     --            240     --           1,475       1,717      1,768
Above 9% to 10%..........................         15         25         10     --             525         575        575
Above 10%................................         35     --         --         --             300         335        467
                                           ---------  ---------  ---------  ---------  -----------  ---------  ---------
                                           $     361  $      72  $     287  $     772   $   6,373       7,865      8,853
                                           ---------  ---------  ---------  ---------  -----------
                                           ---------  ---------  ---------  ---------  -----------
Capital lease obligations and other......                                                                  87         79
Unamortized discount--net................                                                                  (8)      (471)
Unamortized premium--net.................                                                                 284        335
Allocated to the capital assets
  segment--net...........................                                                              --           (161)
                                                                                                    ---------  ---------
Total....................................                                                           $   8,228  $   8,635
                                                                                                    ---------  ---------
                                                                                                    ---------  ---------

    Interest payments, net of amounts capitalized, were $572, $232 and $139 for 1997, 1996 and 1995, respectively, of which $47, $59 and $87, respectively, related to the capital assets segment.

INTEREST RATE RISK MANAGEMENT

    The objective of the interest rate risk management program is to minimize the total cost of debt over time and the interest rate variability. This is achieved through the use of interest rate swaps, which adjust the ratio of fixed- to variable-rate debt.

    Under an interest rate swap, the Company agrees with another party to exchange interest payments at specified intervals over a defined term. Interest payments are calculated by reference to the notional amount based on the fixed- and variable-rate terms of the swap agreements.

    The following table summarizes terms of swaps and interest rate contracts. Variable rates are indexed to two- and ten-year constant maturity U. S. Treasury and 30-day commercial paper rates:

                                                   DECEMBER 31, 1997                               DECEMBER 31, 1996
                                     ----------------------------------------------  ----------------------------------------------
                                                                   WEIGHTED-                                       WEIGHTED-
                                                                  AVERAGE RATE                                    AVERAGE RATE
                                      NOTIONAL               ----------------------   NOTIONAL               ----------------------
                                       AMOUNT     MATURITIES   RECEIVE       PAY       AMOUNT     MATURITIES   RECEIVE       PAY
                                     -----------  ---------  -----------  ---------  -----------  ---------  -----------  ---------
Variable to fixed..................   $     545   1998-2004        5.75        7.12   $   1,055   1997-2004        5.73        7.06

    During fourth-quarter 1996, the Company purchased $1.5 billion notional of put options on U. S. Treasury Bonds to protect against an increase in interest rates in conjunction with the 1997 debt refinancing. The contracts closed in January 1997 and a deferred gain of $5 was recognized.

    The counterparties to swaps or other interest rate contracts are major financial institutions. The Company is exposed to credit loss in the event of nonperformance by these counterparties. The Company manages this exposure by monitoring the credit standing of the counterparty and establishing dollar and

                              MEDIAONE GROUP, INC.

NOTE 10: DEBT (CONTINUED)
term limitations which correspond to the respective credit rating of each counterparty. The Company does not have significant exposure to an individual counterparty and does not anticipate nonperformance by any counterparty.

NOTE 11: FAIR VALUES OF FINANCIAL INSTRUMENTS

    Fair values of cash equivalents, other current amounts receivable and payable, and short-term debt approximate carrying values due to their short-term nature.

    The carrying values of mandatorily redeemable preferred stock and long-term receivables approximate the fair values based on quoted market prices or discounting future cash flows. The carrying value of foreign exchange contracts approximate the fair values based on estimated amounts the Company would receive or pay to terminate such agreements. It is not practicable to estimate the fair value of financial guarantees because there are no quoted market prices for similar transactions.

    The fair values of interest rate swaps are based on estimated amounts the Company would receive or pay to terminate such agreements taking into account current interest rates and creditworthiness of the counterparties.

    The fair values of long-term debt, including debt associated with the capital assets segment, Preferred Securities and Series D Preferred Stock, are based on quoted market prices where available or, if not available, are based on discounting future cash flows using current interest rates.

                                                                                            DECEMBER 31,
                                                                           ----------------------------------------------
                                                                                    1997                    1996
                                                                           ----------------------  ----------------------

                                                                            CARRYING      FAIR      CARRYING      FAIR
                                                                              VALUE       VALUE       VALUE       VALUE
                                                                           -----------  ---------  -----------  ---------
Debt (includes short-term portion).......................................   $   9,335   $   9,910   $   9,287   $   9,350
Interest rate swap agreements--assets....................................      --          --          --              (5)
Interest rate swap agreements--liabilities...............................      --              19          17          37
                                                                           -----------  ---------  -----------  ---------
Debt--net................................................................   $   9,335   $   9,929   $   9,304   $   9,382
                                                                           -----------  ---------  -----------  ---------
                                                                           -----------  ---------  -----------  ---------
Preferred Securities.....................................................   $   1,080   $   1,110   $   1,080   $   1,074
Series D Preferred Stock.................................................         923       1,234         920         960

    Investments in debt and equity securities are classified as available for sale and are carried at market value. The debt securities have various maturity dates through the year 2002. The market value of these securities is based on quoted market prices where available or, if not available, is based on discounting future cash flows using current interest rates.

                              MEDIAONE GROUP, INC.

NOTE 11: FAIR VALUES OF FINANCIAL INSTRUMENTS (CONTINUED)
    The amortized cost and estimated market value of debt and equity securities follow:

                                                     DECEMBER 31, 1997                               DECEMBER 31, 1996
                                    ----------------------------------------------------  ---------------------------------------
                                                     GROSS          GROSS                                GROSS          GROSS
                                                  UNREALIZED     UNREALIZED      FAIR                 UNREALIZED     UNREALIZED
SECURITIES                             COST          GAINS         LOSSES        VALUE      COST         GAINS         LOSSES
----------------------------------      ---      -------------  -------------  ---------  ---------  -------------  -------------
Equity securities.................   $      21     $      19      $  --        $      40  $     713    $       2      $  --
Debt securities...................          18        --             --               18         20       --             --
Securitized loan..................          55        --                 (3)          52         55       --                 (6)
                                           ---           ---            ---    ---------  ---------          ---            ---
Total.............................   $      94     $      19      $      (3)   $     110  $     788    $       2      $      (6)
                                           ---           ---            ---    ---------  ---------          ---            ---
                                           ---           ---            ---    ---------  ---------          ---            ---



                                      FAIR
SECURITIES                            VALUE
----------------------------------  ---------
Equity securities.................  $     715
Debt securities...................         20
Securitized loan..................         49
                                    ---------
Total.............................  $     784
                                    ---------
                                    ---------

    During 1997, the Company received proceeds of $898 from the sales of Teleport Communications Group, Inc. ("TCG") and Time Warner shares and realized pretax gains totaling $206. Net unrealized gains and losses on marketable securities are included in equity. The 1997 net unrealized gains were $13 (net of deferred taxes of $6). The 1996 net unrealized gains were $1 (net of deferred taxes).

NOTE 12: LEASING ARRANGEMENTS

    The Company has entered into operating leases for office facilities, equipment and real estate. Rent expense under operating leases was $74, $42 and $41 in 1997, 1996 and 1995, respectively. Future minimum lease payments as of December 31, 1997, under noncancelable operating leases, follow:

YEAR
--------------------------------------------------------------------------------------
1998..................................................................................  $      52
1999..................................................................................         42
2000..................................................................................         31
2001..................................................................................         21
2002..................................................................................         14
Thereafter............................................................................         34
                                                                                        ---------
Total.................................................................................  $     194
                                                                                        ---------
                                                                                        ---------

NOTE 13: COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY COMPANY-GUARANTEED DEBENTURES

    On October 29, 1996, U S WEST Financing II ("Financing II"), a wholly owned subsidiary of Old U S WEST, issued $480 of 8.25 percent Preferred Securities and $15 of common securities. Old U S WEST held all of the outstanding common securities. Financing II used the proceeds from such issuance to purchase from U S WEST Capital Funding, Inc. ("Capital Funding"), a wholly owned subsidiary of Old U S WEST, $495 principal amount of Capital Funding's 8.25 percent Subordinated Deferrable Interest Notes (the "Subordinated Debt Securities") due 2036, the obligations under which are fully and unconditionally guaranteed by Old U S WEST (the "Debt Guarantee"). The sole assets of Financing II are and will be the Subordinated Debt Securities and the Debt Guarantee.

                              MEDIAONE GROUP, INC.

NOTE 13: COMPANY OBLIGATED MANDATORILY REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUST HOLDING SOLELY COMPANY-GUARANTEED DEBENTURES (CONTINUED)

    On September 11, 1995, U S WEST Financing I ("Financing I"), a wholly owned subsidiary of Old U S WEST, issued $600 of 7.96 percent Preferred Securities and $19 of common securities. Old U S WEST holds all of the outstanding common securities of Financing I. Financing I used the proceeds from such issuance to purchase from Capital Funding $619 principal amount of Capital Funding's 7.96 percent Subordinated Debt Securities due 2025, the obligations under which are fully and unconditionally guaranteed by Old U S WEST. The sole assets of Financing I are and will be the Subordinated Debt Securities and the Debt Guarantee.

    Old U S WEST has guaranteed the payment of interest and redemption amounts to holders of Preferred Securities when Financing I and II have funds available for such payments (the "Payment Guarantee") as well as Capital Funding's undertaking to pay all of Financing I and II's costs, expenses and other obligations (the "Expense Undertaking"). The Payment Guarantee and the Expense Undertaking, including Old U S WEST's guarantee with respect thereto, considered together with Capital Funding's obligations under the indenture and Subordinated Debt Securities and Old U S WEST's obligations under the indenture, declaration and Debt Guarantee, constitute a full and unconditional guarantee by Old U S WEST of Financing I and II's obligations under the Preferred Securities. The interest and other payment dates on the Subordinated Debt Securities correspond to the distribution and other payment dates on the Preferred Securities. Under certain circumstances, the Subordinated Debt Securities may be distributed to the holders of Preferred Securities and common securities in liquidation of Financing I and II.

    The 7.96 percent Subordinated Debt Securities are redeemable in whole or in part by Capital Funding at any time on or after September 11, 2000, at a redemption price of $25.00 per Subordinated Debt Security plus accrued and unpaid interest. If Capital Funding redeems the Subordinated Debt Securities, Financing I is required to redeem the Preferred Securities concurrently at $25.00 per share plus accrued and unpaid distributions. As of December 31, 1997 and 1996, 24,000,000 shares of the 7.96 percent Preferred Securities were outstanding.

    The 8.25 percent Subordinated Debt Securities are redeemable in whole or in part by Capital Funding at any time on or after October 29, 2001, at a redemption price of $25.00 per Subordinated Debt Security plus accrued and unpaid interest. If Capital Funding redeems the Subordinated Debt Securities, Financing II is required to redeem the Preferred Securities concurrently at $25.00 per share plus accrued and unpaid distributions. As of December 31, 1997 and 1996, 19,200,000 shares of the 8.25 percent Preferred Securities were outstanding.

NOTE 14: PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION

    On June 30, 1997, Old U S WEST acquired cable systems serving approximately 40,000 subscribers in Michigan for cash of $25 and the issuance of 994,082 shares of Old U S WEST Series E Preferred Stock (the "Series E Preferred Stock"). Dividends are payable quarterly at the annual rate of 6.34 percent. Effective with the Separation, the Old U S WEST Series E Preferred Stock remains outstanding and represents shares of MediaOne Group Series E Preferred Stock. The Series E Preferred Stock was recorded at fair value of $50.00 per share at June 30, 1997, which was equal to its liquidation value. Upon redemption, the preferred stockholders may elect to receive cash or convert their Series E Preferred Stock into MediaOne Group Stock. Cash redemption is equal to the Series E Preferred Stock's liquidation value of $50.00 per share, plus accrued dividends. The number of shares of MediaOne Group Stock to be

                              MEDIAONE GROUP, INC.

NOTE 14: PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION (CONTINUED) received upon conversion is $47.50 per share divided by the then current market price of MediaOne Group Stock. The conversion rate is subject to adjustment by the Company under certain circumstances.

    The Series E Preferred Stock is redeemable as follows: (a) the Company may call for redemption all or any part of the Series E Preferred Stock beginning on June 30, 2002; (b) on a yearly basis beginning August 1, 2007, and continuing through August 1, 2016, the Company will redeem 49,704 shares of Series E Preferred Stock, and on June 30, 2017, all of the remaining outstanding shares of Series E Preferred Stock; or (c) all of the outstanding Series E Preferred Stock shall be redeemed upon the occurrence of certain events, including the dissolution or sale of all or substantially all of MediaOne Group.

    On September 2, 1994, Old U S WEST issued to Fund American Enterprises Holdings Inc. ("FFC") 50,000 shares of a class of 7 percent Series C Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock") for a total of $50. See Note 22--Net Investment in Assets Held for Sale--to the Consolidated Financial Statements. Effective with the Separation, the Series C Preferred Stock remains outstanding and represents Series C Preferred Stock of MediaOne Group. The Series C Preferred Stock was recorded at the fair market value of $51 at the issue date. The Company has the right commencing September 2, 1999, to redeem the shares for one thousand dollars per share plus unpaid dividends and a redemption premium. The shares are mandatorily redeemable in 2004 at face value plus unpaid dividends. At the option of FFC, the preferred stock also can be redeemed for common shares of FSA. The market value of the option was $71 and $35 (based on the Black-Scholes model) at December 31, 1997 and 1996, respectively, with no carrying value.

    The Series E and Series C Preferred Stocks rank senior to all classes of MediaOne Group's common stock, are subordinated to any senior debt and the Preferred Securities, and rank equally with the Series D Preferred Stock.

NOTE 15: SHAREOWNERS' EQUITY

    COMPREHENSIVE INCOME. During first quarter-1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS No. 130 requires, among other things, that the components and total amount of comprehensive income be displayed in the financial statements for interim and annual periods beginning in 1998.

    Total comprehensive income and the components of comprehensive income follow:

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                                     (UNAUDITED)
                                                                 --------------------
                                                                   1998       1997
                                                                 ---------  ---------
Net income.....................................................  $     212  $     230
Other comprehensive income, before tax:
  Foreign currency translation adjustments.....................         16         12
  Unrealized gains (losses) on debt and equity securities......        118        (63)
  Reclassification for losses realized in net income...........     --             (3)
Income tax (provision) benefit related to items of other
  comprehensive income.........................................        (53)        22
                                                                 ---------  ---------
Total comprehensive income.....................................  $     293  $     198
                                                                 ---------  ---------
                                                                 ---------  ---------

                              MEDIAONE GROUP, INC.

NOTE 15: SHAREOWNERS' EQUITY (CONTINUED)

                                                        MEDIA      OLD U S      COMMON       PREFERRED     RETAINED
                                    COMMUNICATIONS      STOCK       WEST         STOCK         STOCK       EARNINGS
                                     STOCK SHARES      SHARES      SHARES       AMOUNT        AMOUNT       (DEFICIT)
                                   -----------------  ---------  -----------  -----------  -------------  -----------
                                              SHARES IN THOUSANDS
Balance December 31, 1994........                                   469,343    $   8,056                   $    (428)
  Issuance of common stock.......                                     2,791          117
  Benefit trust contribution
    (OPEB).......................                                     1,500           61
  Purchase of treasury stock.....                                    (1,705)         (63)
  Other..........................                                                      3
November 1, 1995
  Recapitalization Plan..........        471,929        471,922    (471,929)
  Recapitalization Plan
    dissenters(1)................             (6)
  Issuance of Communications
    Stock........................          1,712                                      52
  Issuance of Media Stock........                           392                        7
  Net income.....................                                                                              1,317
  Common dividends declared
    ($2.14 per Communications
    share).......................                                                                             (1,010)
  Preferred dividends............                                                                                 (3)
  Market value adjustment for
    debt securities..............
  Foreign currency translation...
  Other..........................                                                     (5)                          3
                                         -------      ---------  -----------  -----------        -----    -----------
Balance December 31, 1995........        473,635        472,314      --            8,228        --              (121)
  Issuance of Communications
    Stock........................          6,822                                     216
  Issuance of Media Stock for
    Continental Acquisition......                       150,615                    2,590
  Other issuances of Media
    Stock........................                         1,853                       38
  Issuance of Series D Preferred
    Stock........................                                                            $     920
  Purchase of treasury stock.....                       (15,919)                    (297)
  Net income.....................                                                                              1,178
  Common dividends declared
    ($2.14 per Communications
    share).......................                                                                             (1,024)
  Preferred dividends............                                                                                 (9)
  Market value adjustment for
    debt and equity securities...
  Foreign currency translation...
  Other..........................                                                    (34)                         (7)
                                         -------      ---------  -----------  -----------        -----    -----------
Balance December 31, 1996........        480,457        608,863      --           10,741           920            17
  Issuance of Communications
    Stock........................          4,058                                     138
  Issuances of Media Stock.......                         1,783                       40
  Purchase of treasury stock.....                        (2,838)                     (53)
  Net income.....................                                                                                697
  Common dividends declared
    ($2.14 per Communications
    share).......................                                                                             (1,034)
  Preferred dividends............                                                                                (52)
  Market value adjustment for
    debt and equity securities...
  Foreign currency translation...
  Other..........................                                                     10             3            13
                                         -------      ---------  -----------  -----------        -----    -----------
Balance December 31, 1997........        484,515        607,808      --        $  10,876     $     923     $    (359)
                                         -------      ---------  -----------  -----------        -----    -----------
                                         -------      ---------  -----------  -----------        -----    -----------

                                      ACCUMULATED
                                     COMPREHENSIVE        LESOP
                                        INCOME          GUARANTEE
                                   -----------------  -------------

Balance December 31, 1994........      $     (59)       $    (187)
  Issuance of common stock.......
  Benefit trust contribution
    (OPEB).......................
  Purchase of treasury stock.....
  Other..........................
November 1, 1995
  Recapitalization Plan..........
  Recapitalization Plan
    dissenters(1)................
  Issuance of Communications
    Stock........................
  Issuance of Media Stock........
  Net income.....................
  Common dividends declared
    ($2.14 per Communications
    share).......................
  Preferred dividends............
  Market value adjustment for
    debt securities..............             36
  Foreign currency translation...             (9)
  Other..........................                              60
                                             ---            -----
Balance December 31, 1995........            (32)            (127)
  Issuance of Communications
    Stock........................
  Issuance of Media Stock for
    Continental Acquisition......
  Other issuances of Media
    Stock........................
  Issuance of Series D Preferred
    Stock........................
  Purchase of treasury stock.....
  Net income.....................
  Common dividends declared
    ($2.14 per Communications
    share).......................
  Preferred dividends............
  Market value adjustment for
    debt and equity securities...             (6)
  Foreign currency translation...             (1)
  Other..........................              1               36
                                             ---            -----
Balance December 31, 1996........            (38)             (91)
  Issuance of Communications
    Stock........................
  Issuances of Media Stock.......
  Purchase of treasury stock.....
  Net income.....................
  Common dividends declared
    ($2.14 per Communications
    share).......................
  Preferred dividends............
  Market value adjustment for
    debt and equity securities...             35
  Foreign currency translation...            (56)
  Other..........................            (11)              45
                                             ---            -----
Balance December 31, 1997........      $     (70)       $     (46)
                                             ---            -----
                                             ---            -----

------------------------------

(1) Under the Recapitalization Plan, Media Stock was not issued to shareowners who elected to receive cash rather than Communications Stock and Media Stock. Dissenting shareowners were paid $47.9375 per Old U S WEST share on December 15, 1995.

                              MEDIAONE GROUP, INC.

NOTE 15: SHAREOWNERS' EQUITY (CONTINUED)
    SERIES D PREFERRED STOCK. On November 15, 1996, Old U S WEST issued 19,999,478 shares of 4.5 percent, 20 year, Series D Preferred Stock to Continental shareowners. Dividends are payable quarterly on the nonvoting Series D Preferred Stock as and when declared by the Board of Directors of MediaOne Group (the "Board of Directors") out of funds legally available. Effective with the Separation, the Series D Preferred Stock remains outstanding and represents shares of preferred stock of MediaOne Group. The Series D Preferred Stock has a liquidation value of $50 per share and was recorded at the November 15, 1996 fair value of $46 per share. The Series D Preferred Stock is currently convertible, at the option of the holder, into shares of MediaOne Group Stock at $26.25 per share. Since holders of the Series D Preferred Stock did not participate in the Dex Dividend upon Separation, the Board of Directors adjusted the conversion rate of the Series D Preferred Stock to $25.24 per share. Between November 15, 1999 and November 15, 2001, the Series D Preferred Stock is redeemable at par, at the option of the Company, into shares of MediaOne Group Stock if the market price of MediaOne Group common shares have closed at $35.44 per share for at least 20 of the 30 consecutive trading days prior to the notice of redemption. After November 15, 2001, the Series D Preferred Stock is redeemable at par, at the option of the Company, in cash, MediaOne Group Stock, or any combination of cash and stock. If MediaOne Group Stock is elected, the number of shares to be issued will be determined based on the average market price for the ten consecutive trading days ending on the third business day prior to redemption, reduced by five percent. On November 15, 2016, the Company is required to redeem the Series D Preferred Stock, at its election, for cash, MediaOne Group Stock, or any combination of cash and stock. Upon certain events, including the disposition of all or substantially all of the properties and assets attributed to MediaOne Group, the Series D Preferred Stock becomes mandatorily redeemable. The Series D Preferred Stock ranks senior to all classes of MediaOne Group common stock, is subordinated to any senior debt and the Preferred Securities, and ranks equally with the Series E and C Preferred Stocks.

    COMMON STOCK. In connection with the November 15, 1996, Continental Acquisition, the Company issued 150,615,000 shares of Old U S WEST Media Stock to Continental shareowners, valued at $2,590.

    SHARE REPURCHASE. During 1997 and 1996, the Company purchased and placed into treasury 2,838,000 and 15,919,000 shares of Old U S WEST Media Stock, at an average price per share of $18.71 and $18.66, and a cost basis of $53 and $297, respectively. Under the Recapitalization Plan, shares of Old U S WEST's stock held in treasury as of November 1, 1995, were canceled.

    LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN ("LESOP"). Old U S WEST maintains a defined contribution savings plan for substantially all management and occupational employees of Old U S WEST, except for employees of the Atlanta cable systems and foreign national employees. The Company matches a percentage of eligible employee contributions with shares of Media Stock and/or Communications Stock in accordance with participant elections. Participants may also elect to reallocate past contributions between Media Stock and Communications Stock. In 1989, Old U S WEST established two LESOPs to provide Old U S WEST stock for matching contributions to the savings plan. Shares in the LESOP are released as principal and interest are paid on the debt. At December 31, 1997, 12,100,791 shares of Media Stock and 11,966,157 shares of Communications Stock had been allocated from the LESOP to participants' accounts, while 1,050,657 and 918,494 shares of Media Stock and Communications Stock, respectively, remained unallocated.

    The borrowings associated with the LESOP, which are unconditionally guaranteed by Old U S WEST, are included in the accompanying Consolidated Balance Sheets and corresponding amounts have been recorded as reductions to shareowners' equity. The borrowings associated with the LESOP were repaid in

                              MEDIAONE GROUP, INC.

NOTE 15: SHAREOWNERS' EQUITY (CONTINUED)
May 1998. Contributions from Old U S WEST as well as dividends on unallocated shares held by the LESOP ($3, $5 and $8 in 1997, 1996 and 1995, respectively) are used for debt service. Beginning with the dividend paid in fourth-quarter 1995, dividends on allocated shares are being paid annually to participants. Previously, dividends on allocated shares were used for debt service with participants receiving additional shares from the LESOP in lieu of dividends.

    The Company recognizes expense based on the cash payments method. The Company contributions to the plan (excluding dividends) were $9, $10 and $14 in 1997, 1996 and 1995, respectively, of which $1, $2 and $3, respectively, have been classified as interest expense.

    SHAREHOLDER RIGHTS PLAN. The Board of Directors has adopted a shareholder rights plan which, in the event of a takeover attempt, would entitle existing shareowners to certain preferential rights. The rights expire on April 6, 1999, and are redeemable by MediaOne Group at any time prior to the date they would become effective.

NOTE 16: EARNINGS PER SHARE

    In 1997, Old U S WEST adopted SFAS No. 128, "Earnings Per Share," which specifies new computation, presentation and disclosure requirements for earnings per share to be applied retroactively. Among other things, SFAS No. 128 requires presentation of basic and diluted earnings per common share on the face of the income statement. The following reflects the computation of basic and diluted earnings (loss) per share for Media Stock and Communications Stock.

                              MEDIAONE GROUP, INC.

NOTE 16: EARNINGS PER SHARE (CONTINUED)

                                                                 THREE MONTHS
                                                               ENDED MARCH 31,               YEAR ENDED
                                                                 (UNAUDITED)                DECEMBER 31,
                                                             --------------------  -------------------------------
                                                               1998       1997       1997       1996       1995
                                                             ---------  ---------  ---------  ---------  ---------
                                                                              SHARES IN THOUSANDS
MEDIA STOCK:
Loss from continuing operations............................  $    (222) $    (190) $    (827) $    (357) $    (102)
Preferred stock dividends..................................        (13)       (13)       (52)        (9)        (3)
                                                             ---------  ---------  ---------  ---------  ---------
Loss from continuing operations available to Media Stock
  shareowners used for basic and diluted earnings per
  share....................................................  $    (235) $    (203) $    (879) $    (366) $    (105)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Income from discontinued operations available to Media
  Stock shareowners used for basic and diluted earnings per
  share(1).................................................  $      87  $      81  $     347  $     286  $     247
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Extraordinary item--early extinguishment of debt-- net of
  tax......................................................  $  --      $  --      $  --      $  --      $      (4)
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Weighted average number of Media Stock shares used for
  basic and diluted earnings (loss) per share..............    608,295    606,527    606,749    491,924    470,549
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Media Stock basic and diluted loss per share from
  continuing operations....................................  $   (0.38) $   (0.33) $   (1.45) $   (0.74) $   (0.22)
Media Stock basic and diluted earnings per share from
  discontinued operations(1)...............................       0.14       0.13       0.57       0.58       0.52
Media Stock basic and diluted loss per share from
  extraordinary item.......................................     --         --         --         --           (.01)
                                                             ---------  ---------  ---------  ---------  ---------
Media Stock basic and diluted (loss) earnings per share....  $   (0.24) $   (0.20) $   (0.88) $   (0.16) $    0.29
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
COMMUNICATIONS STOCK:
Income from discontinued operations available to
  Communications Stock shareowners used for basic and
  diluted earnings per share(2)............................  $     347  $     339  $   1,177  $   1,249  $   1,176
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Weighted average number of Communications Stock shares used
  for basic and diluted earnings per share.................    484,964    481,341    482,751    477,549    470,716
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------
Communications Stock basic and diluted earnings per share
  from discontinued operations(2)..........................  $    0.72  $    0.70  $    2.43  $    2.62  $    2.50
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

------------------------------

(1) Represents the operations of Dex, which has been aligned with New U S WEST.

(2) Represents the operations of Communications Group, which have been discontinued and included with New U S WEST.

    Diluted earnings and loss per share amounts do not include potential share issuances associated with stock options, convertible zero coupon subordinated notes and the convertible Series D Preferred Stock because the effect would have been antidilutive on the loss from continuing operations. The zero coupon subordinated notes were redeemed in August 1997.

                              MEDIAONE GROUP, INC.

NOTE 17: STOCK INCENTIVE PLANS

    Old U S WEST maintained stock incentive plans for executives and other employees and nonemployees, primarily members of the Board of Directors. The Amended 1994 Stock Plan (the "Plan") was approved by shareowners on October 31, 1995, in connection with the Recapitalization Plan. The Plan is a successor plan to the Old U S WEST Stock Incentive Plan and Old U S WEST 1991 Stock Incentive Plan (the "Old U S WEST Plans"). No further grants of options or restricted stock may be made under the Old U S WEST Plans. The Plan is administered by the Human Resources Committee of the Board of Directors with respect to officers, executive officers and outside directors and by a special committee with respect to all other eligible employees and eligible nonemployees.

    Effective November 1, 1995, each outstanding Old U S WEST stock option was converted into one Communications Stock option and one Media Stock option. Subsequent to November 1, 1995, each group granted options primarily to its own employees. Effective on the Separation, stock options, whether held by individuals who became MediaOne Group or New U S WEST employees, continue to be outstanding as stock options for MediaOne Group and New U S WEST. The number of MediaOne Group stock options and the exercise prices were also adjusted to preserve the economic value of the options before and after the Dex Dividend.

    As of December 31, 1997, the maximum aggregate number of shares of Media Stock and Communications Stock that could have been granted in any calendar year for all purposes under the Plan was three-quarters of one percent (0.75 percent) and nine-tenths of one percent (0.90 percent), respectively, of the shares of such class outstanding (excluding shares held in Old U S WEST's treasury) on the first day of such calendar year. In the event that fewer than the full aggregate number of shares of either class available for issuance in any calendar year were issued in any such year, the shares not issued would have been added to the shares of such class available for issuance in any subsequent year or years. Options granted vest over periods up to three years and may be exercised no later than 10 years after the grant date.

    During 1995, Old U S WEST modified the Plan to allow employees who terminate and are eligible for a full service pension, or who terminate under the long-term disability plan, to exercise their existing stock options according to their original terms. Additionally, Old U S WEST allowed employees who separate under a management separation plan to retain unvested stock options. The compensation cost that has been included in income in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," was zero, $1 and $3 in 1997, 1996 and 1995, respectively, all of which related to the Plan modifications.

    Old U S WEST has adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," but continues to account for the Plan under APB Opinion No. 25. Had compensation cost for the Plan been determined consistent with the fair value based accounting method under SFAS No. 123, the pro forma net income and earnings per share for Old U S WEST and both the Media Stock and Communications Stock would have been the following.

                              MEDIAONE GROUP, INC.

NOTE 17: STOCK INCENTIVE PLANS (CONTINUED)

                                                                             YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------------------------------------
                                                             1997                      1996                      1995
                                                   ------------------------  ------------------------  ------------------------

                                                                   BASIC                     BASIC
                                                                 EARNINGS                  EARNINGS                    BASIC
                                                   NET INCOME   (LOSS) PER   NET INCOME   (LOSS) PER                 EARNINGS
                                                     (LOSS)        SHARE       (LOSS)        SHARE     NET INCOME    PER SHARE
                                                   -----------  -----------  -----------  -----------  -----------  -----------
MEDIA STOCK:
  As reported....................................   $    (480)   $   (0.88)   $     (71)   $   (0.16)   $     141    $    0.29
  Pro forma......................................        (501)       (0.91)         (82)       (0.18)         140         0.29
COMMUNICATIONS STOCK:
  As reported....................................       1,177         2.43        1,249         2.62        1,176         2.50
  Pro forma......................................       1,164         2.41        1,247         2.61        1,178         2.50

    The fair value based method of accounting for stock-based compensation plans under SFAS No. 123 recognizes the value of options granted as compensation cost over the option's vesting period and has not been applied to options granted prior to January 1, 1995. Accordingly, the resulting pro forma compensation cost is not representative of what compensation cost will be in future years.

    Following are the weighted-average assumptions used in connection with the Black-Scholes option-pricing model to estimate the fair value of options granted during 1997, 1996 and 1995:

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1997        1996        1995
                                                                               ----------  ----------  ----------
MEDIA STOCK:
  Risk-free interest rate....................................................    6.40%       6.30%       6.00%
  Expected life..............................................................   5.0 years   5.0 years   5.0 years
  Expected volatility........................................................    30.0%       28.5%       28.5%
COMMUNICATIONS STOCK:
  Risk-free interest rate....................................................    6.40%       6.50%       6.00%
  Expected dividend yield....................................................    5.80%       6.70%       6.70%
  Expected life..............................................................   4.0 years   4.5 years   4.5 years
  Expected volatility........................................................    25.0%       19.6%       19.6%

                              MEDIAONE GROUP, INC.

NOTE 17: STOCK INCENTIVE PLANS (CONTINUED)
    Data for outstanding options under the Plan is summarized as follows:

                                              MEDIA STOCK           COMMUNICATIONS STOCK           OLD U S WEST
                                       -------------------------  -------------------------  ------------------------
                                                      WEIGHTED-                  WEIGHTED-                 WEIGHTED-
                                                       AVERAGE                    AVERAGE                   AVERAGE
                                        NUMBER OF     EXERCISE     NUMBER OF     EXERCISE     NUMBER OF    EXERCISE
                                          SHARES        PRICE        SHARES        PRICE       SHARES*       PRICE
                                       ------------  -----------  ------------  -----------  -----------  -----------
Outstanding January 1, 1995..........                                                          7,386,037   $   38.66
                                                                                             -----------  -----------
  Granted(1).........................                                                          4,814,856       41.12
  Exercised..........................                                                           (430,631)      34.03
  Canceled or expired(1).............                                                         (1,927,083)      37.02
                                                                                             -----------  -----------
Outstanding October 31, 1995.........                                                          9,843,179   $   40.39
                                                                                             -----------  -----------
Recapitalization Plan................     9,843,179   $   16.28      9,843,179   $   24.11    (9,843,179)  $  (40.39)
                                       ------------  -----------  ------------  -----------  -----------  -----------
                                                                                             -----------  -----------
  Granted............................        71,580       18.51        138,309       32.16
  Exercised..........................      (191,243)      14.71       (543,037)      21.23
  Canceled or expired................       (15,350)      16.82        (15,350)      24.91
                                       ------------  -----------  ------------  -----------
Outstanding December 31, 1995........     9,708,166   $   16.33      9,423,101   $   24.39
                                       ------------  -----------  ------------  -----------
  Granted............................     5,523,728       19.36      3,624,602       30.97
  Exercised..........................      (507,329)      14.93     (1,205,730)      22.37
  Canceled or expired................      (610,471)      17.86       (429,058)      25.01
                                       ------------  -----------  ------------  -----------
Outstanding December 31, 1996........    14,114,094   $   17.49     11,412,915   $   26.67
                                       ------------  -----------  ------------  -----------
  Granted............................     8,733,782       20.33      9,491,642       34.87
  Exercised..........................    (1,371,529)      16.30     (2,648,569)      25.41
  Canceled or expired................    (1,027,388)      18.35       (637,411)      27.54
                                       ------------  -----------  ------------  -----------
Outstanding December 31, 1997........    20,448,959   $   18.74     17,618,577   $   31.23
                                       ------------  -----------  ------------  -----------
                                       ------------  -----------  ------------  -----------

------------------------

*    Includes options granted in tandem with stock appreciation rights.

(1) Amounts have been restated to include modified options which, under the provisions of SFAS No. 123, are treated as an exchange of the original award (i.e., canceled) for a new award (i.e., stock grant).

    The number of exercisable options under the Plan and the weighted-average exercise prices follow:

                                                                         MEDIA STOCK         COMMUNICATIONS STOCK
                                                                   -----------------------  -----------------------
                                                                                WEIGHTED-                WEIGHTED-
                                                                                 AVERAGE                  AVERAGE
                                                                     NUMBER     EXERCISE      NUMBER     EXERCISE
EXERCISABLE OPTIONS AT:                                            OF SHARES      PRICE     OF SHARES      PRICE
-----------------------------------------------------------------  ----------  -----------  ----------  -----------
December 31, 1995................................................   3,021,166   $   14.89    2,672,666   $   22.22
December 31, 1996................................................   4,867,207       16.74    3,881,100       25.71
December 31, 1997................................................   7,235,685       16.54    5,299,955       25.72

                              MEDIAONE GROUP, INC.

NOTE 17: STOCK INCENTIVE PLANS (CONTINUED)
    The following table summarizes the status of outstanding and exercisable options under the Plan at December 31, 1997:

                                                                       OUTSTANDING OPTIONS                EXERCISABLE OPTIONS
                                                            ------------------------------------------  -----------------------
                                                                             WEIGHTED-
                                                                              AVERAGE       WEIGHTED-                WEIGHTED-
                                                                             REMAINING       AVERAGE                  AVERAGE
                                                               NUMBER       CONTRACTUAL     EXERCISE      NUMBER     EXERCISE
RANGE OF EXERCISE PRICES                                    OUTSTANDING    LIFE (YEARS)       PRICE     EXERCISABLE    PRICE
----------------------------------------------------------  ------------  ---------------  -----------  ----------  -----------
MEDIA STOCK
$10.86 - $16.13...........................................   4,632,940            5.88      $   14.92    3,994,271   $   14.73
$16.17 - $18.50...........................................   6,009,898            8.46          18.06    1,627,574       17.59
$18.54 - $20.50...........................................   4,276,400            8.00          19.56    1,477,907       19.89
$20.56 - $22.13...........................................   4,241,765            8.69          21.32      135,933       20.65
$22.31 - $28.88...........................................   1,287,956            9.80          24.47       --          --
                                                            ------------           ---     -----------  ----------  -----------
  Total...................................................   20,448,959           7.91      $   18.74    7,235,685   $   16.54
                                                            ------------           ---     -----------  ----------  -----------
                                                            ------------           ---     -----------  ----------  -----------
COMMUNICATIONS STOCK
$16.08 - $26.11...........................................   4,449,954            6.63      $   23.71    3,518,013   $   23.12
$26.34 - $33.13...........................................   4,238,914            7.99          31.03    1,577,356       30.30
$33.25....................................................   4,637,013            9.31          33.25        6,375       33.25
$33.63 - $46.13...........................................   4,292,696            9.19          37.02      198,211       35.36
                                                            ------------           ---     -----------  ----------  -----------
  Total...................................................   17,618,577           8.28      $   31.23    5,299,955   $   25.72
                                                            ------------           ---     -----------  ----------  -----------
                                                            ------------           ---     -----------  ----------  -----------

    A total of 8,733,782, 5,523,728 and 4,886,436 Media Stock options and 9,491,642, 3,624,602 and 4,953,165 Communications Stock options were granted in 1997, 1996 and 1995, respectively. Included in the total grants were 249,827 and 1,751,936 of modified Media Stock options and 198,027 and 1,751,936 of modified Communications Stock options revalued as new grants during 1996 and 1995, respectively. The modified Media or Communications Stock options were not significant during 1997. The weighted-average grant date fair value of Media and Communications Stock options granted during the year, inclusive of modified options, using the Black-Scholes option-pricing model was $7.10 and $3.87, respectively, for 1996, and $6.07 and $3.19, respectively, for 1995. Excluding the modifications, the weighted-average grant date fair value was $7.81 and $5.70, respectively, for 1997, $7.23 and $3.67, respectively, for 1996, and $6.45 and $2.92, respectively, for 1995. The exercise price of Media and Communications Stock options, excluding modified options, equals the market price on the grant date. The exercise prices of modified stock options may be greater or less than the market price on the revaluation date.

    Approximately 2,700,000 and 2,200,000 of Media Stock and 3,100,000 and 2,950,000 shares of Communications Stock were available for grant under the plans in effect at December 31, 1997 and 1996, respectively. Approximately 23,150,000 shares of Media Stock and 20,720,000 shares of Communications Stock were reserved for issuance under the Plan at December 31, 1997.

                              MEDIAONE GROUP, INC.

NOTE 18: EMPLOYEE BENEFITS

PENSION PLAN

    Old U S WEST sponsors a defined benefit pension plan covering substantially all of its management and occupational employees, except for foreign national employees. Effective January 1, 1997, Continental's defined benefit pension plan was merged into Old U S WEST's plan. On April 1, 1997, employees of the cable systems in Atlanta, Georgia joined Old U S WEST's plan. Management benefits are based on a final pay formula while occupational benefits are based on a flat benefit formula. Old U S WEST uses the projected unit credit method for the determination of pension cost for financial reporting purposes and the aggregate cost method for funding purposes. Old U S WEST's policy is to fund amounts required under the Employee Retirement Income Security Act of 1974 and no funding was required in 1997, 1996 and 1995.

    The composition of the net pension cost (credit) and the actuarial assumptions of the plan follow:

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                    -------------------------------
                                                                                      1997       1996       1995
                                                                                    ---------  ---------  ---------
Details of pension cost:
  Service cost--benefits earned during the period.................................  $     189  $     203  $     173
  Interest cost on projected benefit obligation...................................        612        575        558
  Actual return on plan assets....................................................     (1,996)    (1,509)    (1,918)
  Net amortization and deferral...................................................      1,159        726      1,185
                                                                                    ---------  ---------  ---------
Net pension credit................................................................        (36)        (5)        (2)
Less: Discontinued operations.....................................................         33          5          2
                                                                                    ---------  ---------  ---------
Net pension (credit) cost--continuing operations..................................  $      (3) $  --      $  --
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    The expected long-term rate of return on plan assets used in determining net pension cost was 8.50 percent for 1997, 1996 and 1995.

    The funded status of Old U S WEST's plan follows. Since both MediaOne Group and New U S WEST belonged to a single plan, historical plan assets cannot be segregated. At Separation, plan

                              MEDIAONE GROUP, INC.

NOTE 18: EMPLOYEE BENEFITS (CONTINUED)
assets were allocated so that the ratio of plan assets to plan liabilities (calculated on a projected obligation basis) was the same for MediaOne Group and New U S WEST.

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1997       1996
                                                                                              ---------  ---------
Accumulated benefit obligation, including vested benefits of $7,404 and $6,544,
  respectively..............................................................................  $   8,278  $   7,446
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Plan assets at fair value, primarily stocks and bonds(1)....................................  $  12,260  $  10,958
Less: Projected benefit obligation..........................................................      9,167      8,310
                                                                                              ---------  ---------
Plan assets in excess of projected benefit obligation.......................................      3,093      2,648
Unrecognized net (gain).....................................................................     (1,966)    (1,502)
Prior service cost not yet recognized in net periodic pension cost..........................          6         31
Balance of unrecognized net asset at January 1, 1987........................................       (546)      (626)
                                                                                              ---------  ---------
Prepaid pension cost........................................................................  $     587  $     551
                                                                                              ---------  ---------
                                                                                              ---------  ---------

------------------------------

(1) Pension plan assets include Media Stock and Communications Stock of $8 and $12, respectively, in 1997, and $7 and $8, respectively, in 1996.

    The actuarial assumptions used to calculate the projected benefit obligation follow:

                                                                                                     DECEMBER 31,
                                                                                                 --------------------
                                                                                                   1997       1996
                                                                                                 ---------  ---------
Discount rate..................................................................................      7.00%      7.50%
Weighted-average rate of compensation increase.................................................      5.50%      5.50%

    Anticipated future benefit changes have been reflected in the above calculations.

    ALLOCATION OF PENSION COSTS. The Company's allocation policy is to: 1) offset MediaOne Group's service cost, interest cost and amortization by the return on plan assets, and 2) allocate the remaining net pension cost (credit) to MediaOne Group based on the ratio of actuarially determined service cost of the Company to total service cost of plan participants. The Company believed allocating net pension cost on service cost was reasonable since service cost is a primary factor in determining pension cost. Net pension credits allocated to MediaOne Group were $(3) in 1997, and zero in both 1996 and 1995. The service and interest costs attributed to MediaOne Group were $13 and $43 in 1997, $14 and $40 in 1996 and $12 and $39 in 1995, respectively. The projected benefit obligation was $761 and $582 at December 31, 1997 and 1996, respectively.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    Old U S WEST and most of its subsidiaries provided certain health care and life insurance benefits to retired employees. In conjunction with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," Old U S WEST immediately recognized the accumulated postretirement benefit obligation for current and future retirees.

                              MEDIAONE GROUP, INC.

NOTE 18: EMPLOYEE BENEFITS (CONTINUED)
    Old U S WEST uses the projected unit credit method for the determination of postretirement medical and life costs for financial reporting purposes. The composition of net medical and life postretirement benefit costs and actuarial assumptions underlying plan benefits follows:

                                                                                               YEAR ENDED DECEMBER 31,
                                                                                           -------------------------------
                                                                                             1997       1996       1995
                                                                                           ---------  ---------  ---------
Service cost--benefits earned during the period..........................................  $      66  $      70  $      65
Interest on accumulated benefit obligation...............................................        296        259        267
Actual return on plan assets.............................................................       (394)      (231)      (415)
Net amortization and deferral............................................................        211         68        286
                                                                                           ---------  ---------  ---------
Net postretirement benefit costs.........................................................        179        166        203
Less: Discontinued operations............................................................        175        164        201
                                                                                           ---------  ---------  ---------
Net postretirement benefit costs--continuing operations..................................  $       4  $       2  $       2
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

    The expected long-term rate of return on plan assets used in determining postretirement benefit costs was 8.50 percent for 1997, 1996 and 1995.

    The funded status of the plans follows. Since both MediaOne Group and New U S WEST belonged to a single plan, historical plan assets cannot be segregated. At Separation, plan assets were allocated so that the ratio of plan assets to plan liabilities (calculated on an accumulated obligation basis) was the same for MediaOne Group and New U S WEST.

                                                                                                   DECEMBER 31,
                                                                                               --------------------
                                                                                                 1997       1996
                                                                                               ---------  ---------
Accumulated postretirement benefit obligation attributable to:
  Retirees...................................................................................  $   2,403  $   2,255
  Fully eligible plan participants...........................................................        820        347
  Other active plan participants.............................................................      1,183      1,289
                                                                                               ---------  ---------
Total accumulated postretirement benefit obligation..........................................      4,406      3,891
Unrecognized net gain........................................................................        631        534
Unamortized prior service cost...............................................................       (160)        32
Fair value of plan assets, primarily stocks, bonds and life insurance(1).....................     (2,413)    (2,063)
                                                                                               ---------  ---------
Accrued postretirement benefit obligation....................................................  $   2,464  $   2,394
                                                                                               ---------  ---------
                                                                                               ---------  ---------

------------------------------

(1) Medical plan assets include Communications Stock and Media Stock of $155 and $94, respectively, in 1996.

    The actuarial assumptions used to calculate the accumulated postretirement benefit obligation follow:

                                                                                                     DECEMBER 31,
                                                                                                 --------------------
                                                                                                   1997       1996
                                                                                                 ---------  ---------
Discount rate..................................................................................      7.00%      7.50%
Medical cost trend rate*.......................................................................      8.00%      8.00%

------------------------------

* Medical cost trend rate gradually declines to an ultimate rate of 5.5 percent in 2011.

                              MEDIAONE GROUP, INC.

NOTE 18: EMPLOYEE BENEFITS (CONTINUED)
    A one-percent increase in the assumed health care cost trend rate for each future year would have increased the aggregate of the service and interest cost components of 1997 net postretirement benefit cost by approximately $11 and increased the 1997 accumulated postretirement benefit obligation by approximately $394.

    Anticipated future benefit changes have been reflected in these postretirement benefit calculations.

    POSTRETIREMENT MEDICAL AND LIFE COSTS. The service and interest components of net postretirement medical benefit costs are calculated for the Company based on the population characteristics of the group. Since funding of postretirement costs is voluntary, return on assets is attributed to the MediaOne Group based on historical funding. MediaOne Group has historically funded the maximum annual tax deductible contribution for management employees. MediaOne Group periodically reviews its funding strategy and future funding amounts, if any, will be based on its cash requirements.

    Net postretirement life costs, and funding requirements, if any, are allocated to MediaOne Group in the same manner as pension costs. MediaOne Group will generally fund the amount allowed for tax purposes. No funding of postretirement life insurance occurred in 1997, 1996 and 1995. MediaOne Group believes its method of allocating postretirement life costs is reasonable.

    Net postretirement medical benefit and life costs recognized for MediaOne Group for 1997, 1996 and 1995 were $4, $2 and $2, respectively. The percentage of postretirement medical assets attributed to MediaOne Group at December 31, 1997 and 1996, based on historical voluntary contributions was one percent. The aggregate accumulated postretirement medical and life benefit obligation attributable to MediaOne Group was $76 and $102 at December 31, 1997 and 1996, respectively.

NOTE 19: INCOME TAXES

    The components of the provision for income taxes follow:

                                                                                DECEMBER 31,
                                                                       -------------------------------
                                                                         1997       1996       1995
                                                                       ---------  ---------  ---------
FEDERAL:
  Current............................................................  $    (210) $     (96) $     (78)
  Deferred...........................................................       (137)       (88)        41
                                                                       ---------  ---------        ---
                                                                            (347)      (184)       (37)
                                                                       ---------  ---------        ---
STATE AND LOCAL:
  Current............................................................        (20)       (17)       (14)
  Deferred...........................................................        (26)       (11)        20
                                                                       ---------  ---------        ---
                                                                             (46)       (28)         6
                                                                       ---------  ---------        ---
FOREIGN:
  Current............................................................         (1)         2          6
  Deferred...........................................................         14         30         33
                                                                       ---------  ---------        ---
                                                                              13         32         39
                                                                       ---------  ---------        ---
(Benefit) provision for income taxes.................................  $    (380) $    (180) $       8
                                                                       ---------  ---------        ---
                                                                       ---------  ---------        ---

                              MEDIAONE GROUP, INC.

NOTE 19: INCOME TAXES (CONTINUED)
    The Company paid $636, $693 and $566 for income taxes in 1997, 1996 and 1995, respectively, inclusive of the discontinued operations of New U S WEST and the capital assets segment. Income taxes paid for the discontinued operations of New U S WEST were $906, $814 and $658, in 1997, 1996 and 1995, respectively.

    The effective tax rate differs from the statutory tax rate as follows:

                                                                                  DECEMBER 31,
                                                                         -------------------------------
                                                                           1997       1996       1995
                                                                         ---------  ---------  ---------

                                                                                  (IN PERCENT)
Federal statutory tax rate.............................................       35.0       35.0       35.0
State income taxes--net of federal effect..............................        2.5        3.3       (3.7)
Foreign taxes--net of federal effect...................................       (0.7)      (3.9)     (27.0)
Goodwill amortization..................................................       (4.7)      (2.4)      (8.4)
Other..................................................................       (0.6)       1.5       (4.4)
                                                                               ---        ---  ---------
Effective tax rate.....................................................       31.5       33.5       (8.5)
                                                                               ---        ---  ---------
                                                                               ---        ---  ---------

    The components of the net deferred tax liability follow:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1997       1996
                                                                             ---------  ---------
Intangible assets..........................................................  $   2,605  $   2,413
Property, plant and equipment..............................................        270        377
State deferred taxes--net of federal effect................................        667        958
Leases.....................................................................        585        663
Investments................................................................     --            390
Other......................................................................        253         53
                                                                             ---------  ---------
  Deferred tax liabilities.................................................      4,380      4,854
                                                                             ---------  ---------
Postemployment benefits, including pension.................................         23     --
State deferred taxes--net of federal effect................................         74         93
Restructuring, assets held for sale and other..............................         45        121
Investments................................................................        203     --
Net operating loss and tax credit carryforwards............................        155        466
Valuation allowance........................................................       (320)      (387)
Other......................................................................        357        291
                                                                             ---------  ---------
  Deferred tax assets......................................................        537        584
                                                                             ---------  ---------
Net deferred tax liability.................................................  $   3,843  $   4,270
                                                                             ---------  ---------
                                                                             ---------  ---------

    In connection with the Continental Acquisition, the Company has net operating loss carryforwards of approximately $300 for federal income tax purposes, expiring in various years through 2011. The Company also acquired investment tax credit carryforwards of approximately $50, expiring in various years through 2005. A valuation allowance of $320 has been established for the carryforwards and a deferred tax asset associated with an investment due to potential limitations on utilization which may exist for the Company.

                              MEDIAONE GROUP, INC.

NOTE 19: INCOME TAXES (CONTINUED)
If in future periods the realization of the carryforwards or deferred tax asset becomes more likely than not, any reduction in the valuation allowance will be allocated to reduce goodwill and acquired intangible assets.

    The current portion of the deferred tax asset was $102 and $28 at December 31, 1997 and 1996, respectively, resulting primarily from compensation-related items and other accrued expenses. The net deferred tax liability includes $669 and $671 in 1997 and 1996, respectively, related to the capital assets segment. Foreign operations contributed pretax losses of $604, $362, and $35 during 1997, 1996 and 1995, respectively.

NOTE 20: COMMITMENTS AND CONTINGENCIES

    MediaOne Group commitments and debt guarantees associated with its international and domestic investments totaled approximately $650 and $100, respectively, at December 31, 1997. In addition, a MediaOne Group subsidiary guarantees debt, non-recourse to MediaOne Group, associated with its international investment in the principal amount of approximately $600.

NOTE 21: SUBSEQUENT EVENT

SALE OF DOMESTIC WIRELESS BUSINESSES

    On April 6, 1998, the Company sold its domestic wireless businesses to AirTouch in a tax-efficient transaction (the "AirTouch Transaction"). The AirTouch Transaction was consummated pursuant to the terms of an agreement and plan of merger (the "AirTouch Merger Agreement") dated as of January 29, 1998. The domestic wireless businesses included cellular communication services provided to 2.6 million customers in 12 western and midwestern states and a 25 percent interest in PrimeCo Personal Communications, L.P. ("PrimeCo"), a provider of personal communications services ("PCS"). Pursuant to the AirTouch Merger Agreement, AirTouch acquired these cellular and PCS interests. Consideration under the AirTouch Transaction consisted of (i) debt reduction of $1.35 billion, (ii) the issuance to MediaOne Group of $1.65 billion in liquidation preference of dividend bearing AirTouch preferred stock (fair value of approximately $1.5 billion), and (iii) the issuance to MediaOne Group of 59.5 million shares of AirTouch common stock.

    This transaction resulted in the disposition of MediaOne Group's domestic wireless businesses. Applying the terms of the AirTouch Merger Agreement, this transaction resulted in a gain of approximately $2.2 billion, net of deferred taxes of $1.7 billion.

    In connection with this transaction, MediaOne Group and AirTouch have entered into an investment agreement, pursuant to which AirTouch has agreed to provide to MediaOne Group registration rights with respect to the shares of AirTouch preferred stock and AirTouch common stock which MediaOne Group received in the AirTouch Transaction and to assist MediaOne Group in the monetization of such shares.

                              MEDIAONE GROUP, INC.

NOTE 21: SUBSEQUENT EVENT (CONTINUED)

    In order to minimize MediaOne Group's exposure to fluctuations in the market value of its investment in AirTouch preferred stock, the Company entered into an interest rate swap transaction on April 6, 1998, in the notional amount of $1.5 billion, terminating on September 30, 1998. Such transaction requires that the Company either pay or receive the difference between the fixed interest rate of
5.865 percent and a floating rate which is indexed to the 30-year U. S. Treasury Bond rate. The contract qualifies for hedge accounting and is carried at market value with gains and losses recorded in equity until sale of the investment.

    Prior to April 6, 1998, MediaOne Group and AirTouch were parties to a multi-phased joint venture pursuant to which they had agreed to combine their domestic cellular businesses. The AirTouch Transaction was consummated in lieu of such joint venture.

NOTE 22: NET INVESTMENT IN ASSETS HELD FOR SALE

    The Consolidated Financial Statements include the discontinued operations of the capital assets segment. In 1993, the Board of Directors approved a plan to dispose of the capital assets segment through the sale of segment assets and businesses. The capital assets segment includes activities related to financial services and financial guarantee insurance operations. Also included in the segment is MediaOne Real Estate, Inc., for which disposition was announced in 1991.

    Effective January 1, 1995, the capital assets segment has been accounted for in accordance with Staff Accounting Bulletin No. 93, issued by the SEC, which requires discontinued operations not disposed of within one year of the measurement date to be accounted for prospectively in continuing operations as a "net investment in assets held for sale." The net realizable value of the assets is evaluated on an ongoing basis with adjustments to the existing reserve, if any, charged to continuing operations. No such adjustment was required in 1997, 1996 or 1995.

    In second-quarter 1996, the Company received proceeds of $98 from the sale of 3,750,000 shares of FSA common stock. This sale reduced the Company's ownership in FSA to approximately 40 percent. Also in second-quarter 1996, Old U S WEST issued DECS due May 15, 1999. Upon Separation, such DECS became the obligation of MediaOne Group. The shares of FSA to be delivered upon maturity of the DECS, combined with the exercise of outstanding options held by Fund American Enterprises Holdings, Inc. to purchase FSA shares would, if consummated, substantially dispose of MediaOne Group's ownership in FSA. See
Note 10--Debt and Note 14--Preferred Stock Subject to Mandatory Redemption--to the Consolidated Financial Statements.

    In fourth-quarter 1995, Old U S WEST issued DECS to reduce its investment in Enhance by December 1998. Upon Separation, such DECS became the obligation of MediaOne Group. During 1997, in order to monetize unrealized gains associated with its investment in Enhance, the Company sold options for the purchase of 828,000 residual shares of Enhance common stock at the DECS maturity. At December 31, 1997, an unrecognized loss of $10 (net of income tax benefits of $7) was included in equity related to these contracts. The shares of Enhance to be delivered upon maturity of the DECS combined with the option would, if consummated, result in a complete disposition of the Company's ownership in Enhance. See Note 10--Debt--to the Consolidated Financial Statements.

    MediaOne Real Estate, Inc. has sold various assets for proceeds of $88, $156 and $120 in each of the three years ended December 31, 1997, respectively. The sales proceeds were in line with estimates. Proceeds from sales were primarily used to repay related debt. the Company expects to substantially

                              MEDIAONE GROUP, INC.

NOTE 22: NET INVESTMENT IN ASSETS HELD FOR SALE (CONTINUED) complete the liquidation of this portfolio by the end of 1998. The balance of real estate and related assets subject to sale is approximately $213, net of reserves, as of December 31, 1997.

    Building sales and operating revenues of the capital assets segment were $63 and $57 for the three months ended March 31, 1998 and 1997, respectively, and $116, $223 and $237 in 1997, 1996 and 1995, respectively. Income or losses from the capital assets segment are being deferred and are included within the reserve for assets held for sale.

    The assets and liabilities of the capital assets segment have been separately classified on the Consolidated Balance Sheets as net investment in assets held for sale.

    The components of net investment in assets held for sale follow:

                                                             THREE MONTHS
                                                                 ENDED
                                                               MARCH 31,         YEAR ENDED
                                                              (UNAUDITED)       DECEMBER 31,
                                                             -------------  --------------------
                                                                 1998         1997       1996
                                                             -------------  ---------  ---------
ASSETS
Cash and cash equivalents..................................    $      65    $      54  $      21
Finance receivables--net...................................          774          777        869
Investment in real estate--net of valuation allowance......          107          156        182
Bonds, at market value.....................................          118          119        146
Investment in FSA..........................................          397          365        326
Other assets...............................................          206          197        165
                                                                  ------    ---------  ---------
Total assets...............................................    $   1,667    $   1,668  $   1,709
                                                                  ------    ---------  ---------
                                                                  ------    ---------  ---------

LIABILITIES
Debt.......................................................    $     364    $     372  $     481
Deferred income taxes......................................          683          669        671
Accounts payable, accrued liabilities and other............          168          197        137
Minority interests.........................................           11           11         11
                                                                  ------    ---------  ---------
Total liabilities..........................................        1,226        1,249      1,300
                                                                  ------    ---------  ---------
Net investment in assets held for sale.....................    $     441    $     419  $     409
                                                                  ------    ---------  ---------
                                                                  ------    ---------  ---------

    Finance receivables primarily consist of contractual obligations under long-term leases that Old U S WEST intends to run off. These long-term leases consist mostly of leveraged leases related to aircraft and power plants. For leveraged leases, the cost of the assets leased is financed primarily through nonrecourse debt which is netted against the related lease receivable.

                              MEDIAONE GROUP, INC.

NOTE 22: NET INVESTMENT IN ASSETS HELD FOR SALE (CONTINUED)
    The components of finance receivables follow:

                                                                                     DECEMBER 31,
                                                                                 --------------------
                                                                                   1997       1996
                                                                                 ---------  ---------
Receivables....................................................................  $     719  $     821
Unguaranteed estimated residual values.........................................        431        444
                                                                                 ---------  ---------
                                                                                     1,150      1,265
Less: Unearned income..........................................................        355        380
     Credit loss and other allowances..........................................         18         16
                                                                                 ---------  ---------
Finance receivables--net.......................................................  $     777  $     869
                                                                                 ---------  ---------
                                                                                 ---------  ---------

    Investments in debt securities are classified as available for sale and are carried at market value. Any resulting unrealized holding gains or losses, net of applicable deferred income taxes, are reflected as a component of equity.

    The amortized cost of $117 and $147 at December 31, 1997 and 1996, respectively, of investments in debt securities approximates market value. Total net unrealized gains in 1997 of $22 (net of deferred taxes of $16) and 1996 net unrealized losses of $7 (net of deferred taxes of $5) are included in equity.

DEBT

    Interest rates and maturities of debt associated with the capital assets segment at December 31 follow:

                                                                                MATURITIES
                                                                ------------------------------------------
INTEREST RATES                                     1998        1999        2000         2001         2002      THERE- AFTER
----------------------------------------------     -----     ---------     -----        -----        -----     -----------
Above 6% to 7%................................   $  --       $  --       $  --        $  --        $  --        $  --
Above 7% to 8%................................          12          12      --           --                1          148
Above 8% to 9%................................      --              95           4       --           --           --
Above 9% to 10%...............................      --          --          --           --           --           --
                                                       ---   ---------         ---          ---          ---        -----
                                                 $      12   $     107   $       4    $  --        $       1    $     148
                                                       ---   ---------         ---          ---          ---        -----
                                                       ---   ---------         ---          ---          ---        -----
Allocated to the capital assets segment--
  net.........................................
Total.........................................


                                                  TOTAL      TOTAL
INTEREST RATES                                    1997       1996
----------------------------------------------  ---------  ---------
Above 6% to 7%................................  $  --      $      15
Above 7% to 8%................................        173     --
Above 8% to 9%................................         99        154
Above 9% to 10%...............................     --              5
                                                ---------  ---------
                                                      272        174

Allocated to the capital assets segment--
  net.........................................        100        307
                                                ---------  ---------
Total.........................................  $     372  $     481
                                                ---------  ---------
                                                ---------  ---------

                              MEDIAONE GROUP, INC.

NOTE 22: NET INVESTMENT IN ASSETS HELD FOR SALE (CONTINUED)
FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET CREDIT RISK--FINANCIAL GUARANTEES

    MediaOne Group retained certain risks in asset-backed obligations related to the commercial real estate portfolio. The principal amounts insured on the asset-backed obligations follow:

                                                                                    DECEMBER 31,
                                                                                --------------------
TERMS OF MATURITY                                                                 1997       1996
------------------------------------------------------------------------------  ---------  ---------
0 to 5 Years..................................................................  $     449  $     416
5 to 10 Years.................................................................        266        436
10 to 15 Years................................................................     --              8
                                                                                ---------  ---------
Total.........................................................................  $     715  $     860
                                                                                ---------  ---------
                                                                                ---------  ---------

    Concentrations of collateral associated with insured asset-backed obligations follow:

                                                                                    DECEMBER 31,
                                                                                --------------------
TYPE OF COLLATERAL                                                                1997       1996
------------------------------------------------------------------------------  ---------  ---------
Commercial mortgages:
  Commercial real estate......................................................  $     319  $     341
  Corporate secured...........................................................        396        519
                                                                                ---------  ---------
Total.........................................................................  $     715  $     860
                                                                                ---------  ---------
                                                                                ---------  ---------

ADDITIONAL FINANCIAL INFORMATION

    Information for Financial Services, a member of the capital assets segment, follows:

                                                                    YEAR ENDED OR AS OF DECEMBER
                                                                                 31,
                                                                   -------------------------------
SUMMARIZED FINANCIAL INFORMATION                                     1997       1996       1995
-----------------------------------------------------------------  ---------  ---------  ---------
Revenue..........................................................  $      23  $      26  $      44
Net finance receivables..........................................        824        859        931
Total assets.....................................................      1,208      1,058      1,085
Total debt.......................................................        363        236        274
Total liabilities................................................      1,121        998      1,024
Equity...........................................................         87         60         61

    In September 1997, Financial Services pledged certain finance receivables as collateral for a nonrecourse loan totaling $173. The loan bears interest at an annual rate of 7.2 percent and matures in the year 2009.

NOTE 23: DISCONTINUED OPERATIONS

    In accordance with Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," the Consolidated Financial Statements have been restated to reflect New U S WEST as a discontinued operation. See Note 1--The Separation--to the Consolidated Financial Statements. The assets and liabilities, revenues and expenses, and the cash flows of

                              MEDIAONE GROUP, INC.

NOTE 23: DISCONTINUED OPERATIONS (CONTINUED)
New U S WEST have been separately classified in the Consolidated Balance Sheets, Statements of Operations, and Statements of Cash Flows.

    The Company has accounted for the distribution of New U S WEST common stock to the holders of Communications Stock, and to the holders of Media Stock for the Dex Alignment as a discontinuance of the businesses comprising New U S WEST. The measurement date for discontinued operations accounting purposes is June 4, 1998, the date upon which Old U S WEST's shareowners approved the Separation. The effective date of the Separation is June 12, 1998. On the effective date, MediaOne Group Separation costs incurred will be netted against the gain realized on the distribution of New U S WEST. Because the distribution was non pro-rata, as compared with the businesses previously attributed to Old U S WEST's two classes of shareowners, it was accounted for at fair value. As of June 1, 1998, the gain on distribution of New U S WEST (net of Separation costs) is estimated at approximately $24.6 billion. Old U S WEST will incur Separation costs during 1998 of approximately $175, which includes cash payments under severance agreements of $45 and financial advisory, legal, registration fee, printing and mailing costs. Separation costs also include a one-time payment to terminate the sale of the Minnesota cable systems. Of the total Separation costs, MediaOne Group will fund approximately $115 of such costs.

                              MEDIAONE GROUP, INC.

NOTE 23: DISCONTINUED OPERATIONS (CONTINUED)
    Listed below is summary financial information for the discontinued operations:

                                                                              THREE MONTHS
                                                                            ENDED MARCH 31,        YEAR ENDED
                                                                              (UNAUDITED)         DECEMBER 31
                                                                            ----------------  --------------------
SUMMARIZED FINANCIAL POSITION                                                     1998          1997       1996
--------------------------------------------------------------------------  ----------------  ---------  ---------
ASSETS
Cash and cash equivalents.................................................     $      373     $      27  $      80
Accounts and notes receivable--net........................................          1,616         1,717      1,644
Property, plant and equipment--net........................................         14,251        14,308     14,089
Other assets..............................................................          1,373         1,344      1,281
                                                                                  -------     ---------  ---------
Total assets..............................................................     $   17,613     $  17,396  $  17,094
                                                                                  -------     ---------  ---------
                                                                                  -------     ---------  ---------
LIABILITIES
Debt......................................................................     $    5,855     $   5,715  $   6,545
Accounts payable, accrued liabilities and other...........................          4,196         4,260      3,477
Postretirement and other postemployment benefit obligation................          2,525         2,534      2,449
Deferred income taxes and credits.........................................            587           520        538
                                                                                  -------     ---------  ---------
Total liabilities.........................................................         13,163        13,029     13,009
                                                                                  -------     ---------  ---------
Net investment in assets of discontinued operations.......................     $    4,450     $   4,367  $   4,085
                                                                                  -------     ---------  ---------
                                                                                  -------     ---------  ---------

                                                                   THREE MONTHS
                                                                 ENDED MARCH 31,               YEAR ENDED
                                                                   (UNAUDITED)                 DECEMBER 31
                                                               --------------------  -------------------------------
SUMMARIZED OPERATING RESULTS                                     1998       1997       1997       1996       1995
-------------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
Revenues.....................................................  $   3,009  $   2,867  $  11,479  $  11,168  $  10,508
Operating income.............................................        815        777      2,776      2,812      2,577
Income before income taxes, extraordinary items and
  cumulative effect of change in accounting principle........        693        670      2,429      2,377      2,248
Income tax expense...........................................        259        250        902        876        817
Net income of discontinued operations........................        434        420      1,524      1,535      1,423

                              MEDIAONE GROUP, INC.

NOTE 24: QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                                          QUARTERLY FINANCIAL DATA
                                                                             --------------------------------------------------
                                                                                FIRST       SECOND        THIRD       FOURTH
                                                                               QUARTER      QUARTER      QUARTER      QUARTER
                                                                             -----------  -----------  -----------  -----------
1997
Sales and other revenues...................................................   $     920    $     981    $     974    $     972
Loss from continuing operations before income taxes........................        (270)        (252)        (342)        (343)
Loss from continuing operations............................................        (190)        (181)        (226)        (230)
Income from discontinued operations--net of tax(1).........................         420          416          420          268
Net income.................................................................         230          238          191           38
MEDIA STOCK:
  Basic and diluted loss from continuing operations per common share.......   $   (0.33)   $   (0.31)   $   (0.40)   $   (0.40)
  Basic and diluted earnings from discontinued operations per common
    share..................................................................        0.13         0.14         0.14         0.16
                                                                             -----------  -----------  -----------  -----------
  Total basic and diluted loss per Media Stock common share................   $   (0.20)   $   (0.17)   $   (0.26)   $   (0.24)
                                                                             -----------  -----------  -----------  -----------
                                                                             -----------  -----------  -----------  -----------
COMMUNICATIONS STOCK:
  Basic and diluted earnings from discontinued operations per common
    share..................................................................   $    0.70    $    0.69    $    0.69    $    0.35
                                                                             -----------  -----------  -----------  -----------
                                                                             -----------  -----------  -----------  -----------

------------------------------

(1) Income from discontinued operations for the first, second, third and fourth quarters of 1997 includes $81, $84, $84 and $98 related to Dex, respectively, and $339, $332, $336 and $170 related to the Communications Group, respectively.

1997 first-quarter net income includes a gain of $31 ($0.05 per share of Media Stock) related to the sale of MediaOne Group's wireless interest in France. 1997 second-quarter net income includes a gain of $25 ($0.04 per share of Media Stock) related to the sales of TCG and Time Warner shares and a gain of $3 (no per share Media Stock impact) on the early extinguishment of debt. 1997 third-quarter net income includes a gain of $7 ($0.01 per share of Media Stock) related to sales of TCG shares and a charge of $3 (no per share Media Stock impact) for the early extinguishment of debt. 1997 fourth-quarter net income includes a $120 charge ($0.20 per share of Media Stock) related to Asian investments. Also included is a gain of $89 ($0.15 per share of Media Stock) related to the sale of TCG shares, a gain of $80 ($0.13 per share of Media Stock) on the sale of Fintelco, and a gain of $17 ($0.03 per share of Media Stock) from the sale of an international directories investment.

                              MEDIAONE GROUP, INC.

NOTE 24: QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

                                                                                          QUARTERLY FINANCIAL DATA
                                                                             --------------------------------------------------
                                                                                FIRST       SECOND        THIRD       FOURTH
                                                                               QUARTER      QUARTER      QUARTER      QUARTER
                                                                             -----------  -----------  -----------  -----------
1996
Sales and other revenues...................................................   $     342    $     380    $     419    $     696
Loss from continuing operations before income taxes........................         (93)        (117)         (62)        (265)
Loss from continuing operations............................................         (66)         (83)         (43)        (165)
Income from discontinued operations--net of tax(1).........................         398          395          348          394
Net income.................................................................         332          312          305          229
MEDIA STOCK:
  Basic and diluted loss from continuing operations per common share.......   $   (0.14)   $   (0.18)   $   (0.09)   $   (0.31)
  Basic and diluted earnings from discontinued operations per common
    share..................................................................        0.14         0.15         0.13         0.15
                                                                             -----------  -----------  -----------  -----------
  Total basic and diluted loss per Media Stock common share................   $  --        $   (0.03)   $    0.04    $   (0.16)
                                                                             -----------  -----------  -----------  -----------
                                                                             -----------  -----------  -----------  -----------
COMMUNICATIONS STOCK:
  Basic and diluted earnings from discontinued operations per common
    share..................................................................   $    0.69    $    0.68    $    0.60    $    0.65
                                                                             -----------  -----------  -----------  -----------
                                                                             -----------  -----------  -----------  -----------

------------------------------

(1) Income from discontinued operations for the first, second, third and fourth quarters of 1996 includes $70, $71, $62 and $83 related to Dex, respectively, and $328, $324, $286 and $311 related to the Communications Group, respectively.

1996 second-quarter net income includes a charge of $19 ($0.04 per share of Media Stock) related to the sale of MediaOne Group's cable television interests in Norway, Sweden and Hungary. 1996 fourth-quarter net income includes losses of $71 and losses available for common stock of $77 ($0.15 per share of Media Stock) related to the Continental Acquisition.

                              MEDIAONE GROUP, INC.

NOTE 24: QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

                                                                               MARKET PRICE
                                                                    ----------------------------------
PER SHARE MARKET AND DIVIDEND DATA                                     HIGH        LOW        CLOSE      DIVIDENDS
------------------------------------------------------------------  ----------  ----------  ----------  -----------
                                                                             (WHOLE DOLLARS)
1997
MEDIA STOCK
  First quarter...................................................  $  20.6250  $  17.6250  $  18.5000   $  --
  Second quarter..................................................     22.3750     16.0000     20.2500      --
  Third quarter...................................................     24.2500     19.8125     22.3125      --
  Fourth quarter..................................................     29.1250     22.3125     28.8750      --
COMMUNICATIONS STOCK
  First quarter...................................................  $  37.2500  $  31.7500  $  33.8750   $  0.5350
  Second quarter..................................................     38.5000     31.1250     37.6875      0.5350
  Third quarter...................................................     39.4375     35.6250     38.5000      0.5350
  Fourth quarter..................................................     46.9375     36.8750     45.1250      0.5350

1996
MEDIA STOCK
  First quarter...................................................  $  23.0000  $  18.8750  $  20.6250   $  --
  Second quarter..................................................     21.0000     16.8750     18.2500      --
  Third quarter...................................................     18.8750     14.3750     16.8750      --
  Fourth quarter..................................................     19.8750     15.3750     18.3750      --
COMMUNICATIONS STOCK
  First quarter...................................................  $  37.5000  $  30.2500  $  32.3750   $  0.5350
  Second quarter..................................................     34.6250     31.1250     32.0000      0.5350
  Third quarter...................................................     32.2500     27.2500     29.8750      0.5350
  Fourth quarter..................................................     33.6250     29.2500     32.2500      0.5350

                              MEDIAONE GROUP, INC.
           SUPPLEMENTARY SELECTED PROPORTIONATE RESULTS OF OPERATIONS
                             (DOLLARS IN MILLIONS)

    The Company believes that proportionate financial data facilitates the understanding and assessment of its Consolidated Financial Statements. The following proportionate accounting table reflects the relative weight of MediaOne Group's ownership interest in its domestic and international investment in cable and broadband and wireless and international directories. The financial information included below departs materially from GAAP because it aggregates the revenues and operating income of entities not controlled by the Company with those of the consolidated operations of MediaOne Group. This table is not intended to replace the Consolidated Financial Statements prepared in accordance with GAAP.

    The Company considers earnings before interest, taxes, depreciation, amortization and other ("EBITDA") an important indicator of the operating performance of its businesses. This calculation of EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA, however, should not be considered as an alternative to operating or net income as an indicator of performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with GAAP.

                                                                                   1997       1996
                                                                                 ---------  ---------     1995
                                                                                                       -----------
                                                                                                       (UNAUDITED)
Sales and other revenues.......................................................  $   7,911  $   5,249   $   4,071
Operating expenses.............................................................      5,893      4,283       3,344
                                                                                 ---------  ---------  -----------
EBITDA.........................................................................      2,018        966         727
Depreciation and amortization..................................................      2,099        978         649
                                                                                 ---------  ---------  -----------
Operating income (loss)........................................................        (81)       (12)         78

Loss from continuing items before income taxes.................................     (1,185)      (520)        (85)
Benefit (provision) for income taxes...........................................        358        163         (17)
                                                                                 ---------  ---------  -----------
Loss from continuing operations................................................       (827)      (357)       (102)
Income from discontinued operations--net of taxes..............................      1,524      1,535       1,423
Extraordinary item--net of taxes...............................................     --         --              (4)
                                                                                 ---------  ---------  -----------
NET LOSS.......................................................................  $    (697) $  (1,178)  $  (1,317)
                                                                                 ---------  ---------  -----------
                                                                                 ---------  ---------  -----------